As filed with the Securities and Exchange Commission on May 5, 2008

Registration No. 333-136337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

(Check Appropriate Box or Boxes)

☒ REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐ PRE-EFFECTIVE AMENDMENT NO.

☒ POST-EFFECTIVE AMENDMENT NO. 1

MEDALLION FINANCIAL CORP.

(Exact Name of Registrant as Specified in Charter)

437 Madison Avenue

38th Floor

New York, New York 10022

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 328-2100

Andrew M. Murstein

President

c/o Medallion Financial Corp.

437 Madison Avenue, 38th Floor

New York, New York 10022

(212) 328-2100

(Name and Address of Agent for Service)

Copies of information to:

Jeffrey Yin, Esq. Chief Compliance Officer and General Counsel Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, New York 10022 (212) 328-2100	Mario M. Cuomo, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 (212) 728-8000

Approximate Date of Proposed Public Offering:    From time to time after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to section 8(c).

If appropriate, check the following box:

☐	This [post-effective amendment] designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐	This form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is .

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Subject to Completion May 5, 2008

PRELIMINARY PROSPECTUS

9,500,000 Shares

Common Stock

We, Medallion Financial Corp. or the Company, are a specialty finance company that has a leading position in originating, acquiring and servicing loans that finance taxicab medallions and various types of commercial businesses. A wholly-owned portfolio company of ours, Medallion Bank, also originates consumer loans for the purchase of recreational vehicles, boats, motorcycles and horse trailers. Our core philosophy has been “In niches there are riches.” We try to identify markets that are profitable and where we can be an industry leader. Our investment objectives are to provide a high level of distributable income, consistent with preservation of capital, as well as long-term growth of net asset value and our stock price. We are a closed-end non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. In addition, we have elected to be treated for tax purposes as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended. As a RIC, provided certain conditions are met, we are not subject to corporate taxes on the amounts we pay as dividends to our shareholders.

We may offer, from time to time, in one or more offerings or series, together or separately, up to 9,500,000 shares of our common stock. The common stock may be offered at prices and on terms to be described in one or more supplements to this prospectus.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “TAXI”. As of May 2, 2008, the last reported sales price on the NASDAQ Global Select Market for our common stock was $9.56 per share.

This prospectus, and the accompanying prospectus supplement, if any, contains important information you should know before investing in our common stock. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 437 Madison Avenue, 38th Floor, New York, NY, 10022 or by telephone at (212) 328-2100 or on our website at www.medallion.com. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information.

Investing in our common stock involves a high degree of risk. Before buying any common stock, you should read the discussion of the material risks of investing in our common stock in “ Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2008.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, if any. We have not authorized anyone to provide you with additional information, or information different from that contained in this prospectus and the accompanying prospectus supplement, if any. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate only as of the date of this prospectus or such prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since then.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under the shelf registration process, we may offer, from time to time, up to 9,500,000 shares of our common stock on the terms to be determined at the time of the offering. The common stock may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and any prospectus supplement together with any exhibits and the additional information described under the heading “Available Information” and the section under the heading “Risk Factors” before you make an investment decision.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. In this prospectus and any accompanying prospectus supplement, except where the context suggests otherwise, the terms “we”, “us” and “our” refer to Medallion Financial Corp.

Overview

We are a specialty finance company that has a leading position in originating, acquiring and servicing loans that finance taxicab medallions and various types of commercial businesses. A wholly-owned portfolio company of ours, Medallion Bank also originates consumer loans for the purchase of recreational vehicles, boats, motorcycles and horse trailers. Our investment objectives are to provide a high level of distributable income consistent with preservation of capital, as well as long-term growth of net asset value and our stock price. Since 1996, the year in which we became a public company, we have increased our taxicab medallion loan portfolio at a compound annual growth rate of 13%, and our commercial loan portfolio at a compound annual growth rate of 7%. Since Medallion Bank acquired a consumer loan portfolio and began originating consumer loans in 2004, it has increased its consumer loan portfolio at a compound annual growth rate of 20%. Total assets under our management, which includes assets serviced for third party investors and managed by unconsolidated portfolio companies, were approximately $1.0 billion as of December 31, 2007 and have grown at a compound rate of 15% from approximately $215.0 million at the end of 1996.

As of December 31, 2007, approximately $586,498,000, or 63%, of our managed net investment portfolio was comprised of managed medallion loans and approximately $179,626,000 or 18% was comprised of other managed commercial loans. Consumer loans originated by Medallion Bank of $138,446,000 comprised 15% of the managed net investment portfolio. For more information, see “Business—Overview.”

Management

We have assembled a management team which has extensive experience in our lines of business. Alvin Murstein, our Chairman and Chief Executive Officer, has over 40 years of experience in the ownership, management and financing of taxicab medallions. Andrew M. Murstein, our President, is the third generation in his family to be active in the business. In addition to our medallion loan experience, our Chief Operating and Credit Officer has over 35 years of commercial banking experience, our Chief Financial Officer has over 30 years of finance company experience, and the head of our commercial lending area has over 35 years of commercial banking experience. For more information, see “Management.”

Strategy

Our core philosophy has been “In niches there are riches.” We try to identify markets that are profitable and where we can be an industry leader. Key elements of our strategy include capitalizing on our relationships with customers and brokers and dealers, employing disciplined underwriting policies and maintaining rigorous portfolio monitoring, leveraging the skills of our experienced management team and performing strategic acquisitions. For more information, see “Business—Our Strategy.”

Structure

We are a closed-end non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the 1940 Act.

In addition, we have elected to be treated for tax purposes as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code. As a RIC, we will not be subject to U.S. federal income tax on any investment company taxable income (which includes, among other things, dividends and interest reduced by deductible expenses) that we distribute to our shareholders if at least 90% of our investment company taxable income for that taxable year is distributed. We intend to pay quarterly cash dividends to comply with this requirement. Shareholders can elect to reinvest distributions. For more information, see “Certain U.S. Federal Income Tax Considerations.”

Medallion Loans

Medallion loans of approximately $586,498,000 comprised 63% of our managed net investment portfolio, as of December 31, 2007. Since 1979, we and Medallion Bank have originated, on a combined basis, over $1,159,002,000 medallion loans in New York City, Chicago, Boston, Newark, Cambridge and other cities within the United States.

The New York City Taxi and Limousine Commission, or TLC, estimates that the total value of all the New York City taxicab medallions and related assets exceeds $7.2 billion as of December 31, 2007. We estimate that the total value of all taxicab medallions and related assets in the U.S. exceeds $8.8 billion as of December 31, 2007. We believe that we will continue to develop growth opportunities by further penetrating the highly fragmented medallion financing markets. In the future, we may enhance our portfolio growth rate with selective acquisitions of medallion financing businesses and their related portfolios. Since our initial public offering in May 1996, we have acquired several additional medallion loan portfolios.

Our medallion loan portfolio is comprised mostly of fixed-rate loans, collateralized by first security interests in taxicab medallions and related assets. As of December 31, 2007, approximately 80%, of the principal amount of our medallion loans were in New York City. Although some of our medallion loans have from time to time been in arrears or in default, our loss experience on medallion loans has been immaterial. We estimate that the average loan-to-value ratio of all of our medallion loans was approximately 54% as of December 31, 2007. In addition, we have recourse against a vast majority of the owners of the taxicab medallions and related assets through personal guarantees. For more information, see “Business—Medallion Loans.”

Commercial Loans

Commercial loans of approximately $179,626,000 comprised 19% of our net investment portfolio, as of December 31, 2007. From the inception of our commercial loan business in 1987 through December 31, 2007, we and Medallion Bank have originated more than 10,146 commercial loans in an aggregate principal amount of approximately $755,484,000. Our commercial loan portfolio consists of floating-rate, adjustable, and fixed-rate loans. We have increased our commercial loan activity in recent years primarily because of the attractive higher-yielding, floating-rate nature of this type of lending. We plan to continue to expand our commercial loan activities to develop a more diverse borrower base and a wider geographic area of coverage, as well as to expand our targeted industries.

Our commercial loans generally are secured by equipment, accounts receivable, real estate and other assets, and have interest rates averaging 487 basis points over the prevailing prime rate. As with our medallion loans, we require the vast majority of the principals of borrowers to personally guarantee commercial loans. Our aggregate realized loss of principal on commercial loans has averaged less than 2.48% per annum for the last five years.

We originate the following types of commercial loans:

Asset-Based Loans. We originate, manage and service asset-based loans to small businesses for working capital through our Medallion Business Credit division. These loans comprised 49%, or approximately $92,799,956 of our managed commercial loan portfolio as of December 31, 2007.

Secured Mezzanine Loans. Through our Medallion Capital, Inc., or Medallion Capital, subsidiary, we originate both senior and subordinated loans to businesses in a variety of industries, including radio and television stations, airport food service operations and various manufacturing concerns. Frequently, we receive warrants to purchase an equity interest in the companies to which we provide secured mezzanine loans. These loans comprised 32%, or approximately $59,152,000 of our commercial loan portfolio as of December 31, 2007.

Other Secured Commercial Loans. We originate other commercial loans that are not concentrated in any particular industry. Our customer base includes food service, real estate, dry cleaner and laundromat businesses. These loans, which are generally fixed-rate loans, comprised 19%, or approximately $35,110,362 of our managed commercial loan portfolio as of December 31, 2007. For more information, see “Business—Commercial Loans.”

Consumer Loans

Consumer loans are originated by Medallion Bank, a wholly-owned, unconsolidated portfolio company. Consumer loans of approximately $138,446,000 represented 15% of our managed net investment portfolio as of December 31, 2007. Recreational vehicles, boats, motorcycles and horse trailers located in all 50 states collateralize the loans. The portfolio is serviced by a third party subsidiary of a major commercial bank. For more information, see “Business—Consumer Loans.”

Sources of Funds

We have historically funded our lending operations primarily through credit facilities with bank syndicates and, to a lesser degree, through fixed-rate, senior secured notes and long-term subordinated debentures issued to or guaranteed by the SBA. Since the inception of Medallion Bank, a Federal Deposit Insurance Corporation, or FDIC, insured Utah industrial bank, substantially all of Medallion Bank’s funding has been provided by FDIC-insured brokered certificates of deposit. The determination of funding sources is established by our management, based upon an analysis of the respective financial and other costs and burdens associated with funding sources. Our funding strategy and interest rate risk management strategy is to have the proper structuring of debt to minimize both rate and maturity risk, while maximizing returns with the lowest cost of funding over an intermediate period of time. Our objective is to have a good mix of both fixed and floating rate debt and to maximize our interest rate spreads. For more information, see “Business—Source of Funds.”

Determination of Net Asset Value

The net asset value per share of our common stock is determined by dividing the total shareholders’ equity by the total number of our shares of common stock outstanding at that date.

In calculating the value of our total assets, we value investments for which market quotations are readily available at such market quotations. A significant portion of our debt and equity securities are not publicly traded or their market price is not readily available. These securities are valued at fair value as determined in good faith by our management, and approved by our Board of Directors under a valuation policy and a consistently applied valuation process, and involves subjective judgment. For more information, see “Determination of Net Asset Value.”

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan that provides for reinvestment of our dividend distributions on behalf of our shareholders who elect to participate in the plan. As a result, if our Board of Directors authorizes, and we declare, a cash dividend, then our shareholders who have opted into our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. A registered shareholder must notify our transfer agent in writing if they wish to participate in the dividend reinvestment plan. For more information, see “Dividend Reinvestment Plan.”

Corporate Information

Our administrative and executive offices are located at 437 Madison Avenue, 38th Floor, New York, New York 10022, telephone number (212) 328-2100. Our common stock is quoted on the NASDAQ Global Select Market, or NASDAQ, under the symbol “TAXI” and our website is www.medallion.com.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our securities offered by this prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934 as amended. You may read and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us”, or that “we” will pay fees or expenses, shareholders will indirectly bear such fees or expenses as our investors.

Shareholder Transaction Expenses
Sales Load (as a percentage of offering price)(1)	—%
Dividend Reinvestment Plan Fees(2)	None
Annual Expenses (as a percentage of average net assets attributable to common stock)(3)
Operating Expenses(4)(5)	10.40%
Interest Payments on Borrowed Funds(6)	17.90%

Total Annual Expenses(7)	28.30%

(1)	In the event that shares of our common stock to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load.
(2)	The expenses associated with the administration of our dividend reinvestment plan are included in “Operating Expenses”. The participants in our dividend reinvestment plan will pay a pro rata share of brokerage commissions incurred with respect to open market purchases, if any, made by the administrator under the plan. For more details about the plan, see “Dividend Reinvestment Plan.”
(3)	“Average net assets attributable to common stock” equals average total shareholder’s equity, which was $171,503 for the year ended December 31, 2007.
(4)	“Operating Expenses” represent our annualized operating expenses for the year ended December 31, 2007, excluding interest on indebtedness.
(5)	We do not have an investment adviser and are internally managed by our executive officers under the supervision of our Board of Directors. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals.
(6)	“Interest Payments on Borrowed Funds” represents our annualized interest expense for the year ended December 31, 2007. For additional information on our borrowing costs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trend in Interest Expense.”
(7)	“Total Annual Expenses” is the sum of the Operating Expenses and Interest Expense. This figure is higher than the same amount would be for a company that is not leveraged. We borrow money to leverage our shareholders’ equity and increase our total assets. The SEC requires us to calculate the Total Annual Expenses percentage as a percentage of consolidated average net assets, rather than the consolidated average total assets, including assets that have been funded with borrowed monies. If the Total Annual Expenses percentage were calculated instead as a percentage of consolidated average total assets, it would be 7.22% of consolidated average total assets.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no leverage and that our annual operating expenses would remain at the levels set forth in the table above. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$233	$699	$1,165	$2,330

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. This illustration assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation in any of the indicated time periods. While the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

You should read the condensed consolidated financial information below with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements for more information.

You should read the consolidated financial information below with the Consolidated Financial Statements and Notes thereto for the years ended December 31, 2007, 2006 and 2005. Because of the change in the reporting entity described in Note 3 to our Consolidated Financial Statements, our financial condition and results of operations included in this registration statement for the years ended December 31, 2005, 2004, and 2003, including for any interim periods presented, have been adjusted to reflect the change retrospectively for all periods and information presented.

	Year ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005	2004	2003
Statement of operations
Investment income	$51,393	$39,635	$34,811	$24,833	$26,205
Interest expense	30,704	24,190	17,997	12,834	12,042

Net interest income	20,689	15,445	16,814	11,999	14,163
Noninterest income	2,444	2,646	4,738	4,334	4,457
Operating expenses	17,835	14,926	16,984	16,083	16,238

Net investment income before income taxes	5,298	3,165	4,568	250	2,382
Income tax (provision) benefit	—	—	14	(259)	(41)

Net investment income (loss) after income taxes	5,298	3,165	4,582	(9)	2,341
Net realized gains on investments	14,172	3,080	3,606	2,329	11,527
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries (1)	2,292	7,454	5,012	343	(4,860)
Net change in unrealized appreciation (depreciation) on investments (1)	(6,326)	(591)	(6,339)	19,849	(6,990)

Net increase in net assets resulting from operations	$15,436	$13,108	$6,861	$22,512	$2,018

Per share data
Net investment income	$0.30	$0.18	$0.26	$0.01	$0.13
Income tax (provision) benefit	—	—	—	(0.01)	—
Net realized gains on investments	0.80	0.17	0.21	0.13	0.63
Net change in unrealized appreciation (depreciation) on investments (1)	(0.23)	0.39	(0.08)	1.09	(0.65)

Net increase in net assets resulting from operations	$0.87	$0.74	$0.39	$1.22	$0.11

Dividends declared per share	$0.76	$0.70	$0.54	$0.37	$0.16

Weighted average common shares outstanding
Basic	17,480,523	17,293,665	17,087,034	18,001,604	18,245,774
Diluted	17,786,310	17,761,039	17,552,228	18,424,518	18,287,952

Balance sheet data
Net investments	$653,046	$592,933	$530,222	$481,081	$405,404
Total assets	721,262	631,605	573,355	522,090	456,912
Total funds borrowed	542,549	455,137	400,915	339,395	287,454
Total liabilities	548,839	461,977	407,000	351,629	294,378
Total shareholders’ equity	172,423	169,628	166,354	170,461	162,116

Managed balance sheet data (2)
Net investments	$934,955	$833,639	$723,253	$643,541	$379,159
Total assets	1,025,633	893,588	792,973	709,910	456,939
Total funds borrowed	841,632	716,620	620,022	525,933	287,454
Total liabilities	853,211	723,960	626,619	539,448	294,378

	Year ended December 31,
	2007	2006	2005	2004	2003
Selected financial ratios and other data
Return on average assets (ROA) (3)
Net investment income (loss) after taxes	0.79%	0.53%	0.82%	0.00%	0.54%
Net increase in net assets resulting from operations	2.30	2.20	1.23	4.96	0.47
Return on average equity (ROE) (4)
Net investment income (loss) after taxes	3.09	1.89	2.73	(0.01)	1.44
Net increase in net assets resulting from operations	9.00	7.82	4.09	13.82	1.24

Weighted average yields	8.44%	7.71%	7.15%	6.32%	6.93%
Weighted average cost of funds	5.04	4.70	3.75	3.33	3.21

Net interest margin (5)	3.40	3.01	3.40	2.99	3.72

Noninterest income ratio (6)	0.40	0.52	0.99	1.13	1.19
Total expense ratio (7)	7.98	7.62	7.28	7.57	7.54
Operating expense ratio (8)	2.93	2.91	3.54	4.17	4.32

As a percentage of net investment portfolio
Medallion loans	76%	72%	71%	65%	76%
Commercial loans	14	15	17	21	23
Investment in subsidiaries	9	8	8	7	—
Equity investments	1	3	4	7	1
Investment securities	—	2	—	—	—

Investments to assets (9)	91%	94%	92%	92%	83%
Equity to assets (10)	24	27	29	33	36
Debt to equity (11)	315	268	241	199	177

(1)	Unrealized appreciation (depreciation) on investments represents the increase (decrease) for the year in the fair value of our investments, including the results of operations for Medallion Bank, Medallion Taxi Media, and other controlled subsidiaries, where applicable.

(2)	Includes the balances of wholly-owned, unconsolidated portfolio companies, primarily Medallion Bank.

(3)	ROA represents the net investment income (loss) after taxes or net increase in net assets resulting from operations, divided by average total assets.

(4)	ROE represents the net investment income (loss) after taxes or net increase in net assets resulting from operations, divided by average shareholders’ equity.

(5)	Net interest margin represents net interest income for the year divided by average interest earning assets, and included interest recoveries of $821 in 2007 and $1,556 in 2006, and also included $5,750 of dividends from Medallion Bank in 2007. On a managed basis, combined with Medallion Bank, the net interest margin was 4.21%, 4.40%, 4.65%, and 4.37% for 2007, 2006, 2005, and 2004.

(6)	Noninterest income ratio represents noninterest income divided by average interest earning assets.

(7)	Total expense ratio represents total expenses (interest expense, operating expenses, and income taxes) divided by average interest earning assets.

(8)	Operating expense ratio represents operating expenses divided by average interest earning assets.

(9)	Represents net investments divided by total assets as of December 31.

(10)	Represents total shareholders’ equity divided by total assets as of December 31.

(11)	Represents total funds borrowed divided by total shareholders’ equity as of December 31.

	2007				2006
(In thousands except per share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Quarterly Data (unaudited)
Total investment income	$14,242	$13,555	$13,157	$10,439	$10,653	$9,630	$9,338	$10,014
Net investment income/(loss) before taxes	2,520	1,555	1,618	(395)	965	144	329	1,727
Net increase/(decrease) in net assets resulting from operations	3,782	3,602	4,272	3,780	5,844	1,401	4,076	1,787
Diluted earnings per common share	0.22	0.20	0.24	0.21	0.33	0.08	0.23	0.10
Dividends declared per common share	0.19	0.19	0.19	0.19	0.19	0.18	0.17	0.16
Net asset value per common share	9.86	9.83	9.80	9.76	9.73	9.61	9.69	9.62

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, which may include reducing our debt under our revolving facilities, originating additional loans, funding acquisitions and repurchasing loan participations. Pending such application, we intend to invest such proceeds in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the date of investment and other general corporate purposes. The supplement to this prospectus relating to an offering will more fully identify the use of the proceeds from such offering. We anticipate that substantially all of the net proceeds from this offering will be used for the above purposes within two years of receipt of the applicable funds, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is quoted on NASDAQ under the symbol “TAXI.” Our common stock commenced trading on May 23, 1996. As of May 2, 2008, there were approximately 138 holders of record of our common stock.

On May 2, 2008, the last reported sale price of our common stock was $9.56 per share.

The following table sets forth, for the periods indicated, the range of high and low closing prices for our common stock on NASDAQ, the net asset value and the discount and premium to net asset value. Since our initial public offering, our common stock has traded at a premium to net asset value per share more frequently than at a discount to net asset value.

				Premium	(Discount)
2008	High	Low	Net Asset Value	High Price to Net Asset Value	Low Price to Net Asset Value
Second Quarter through May 2	$9.75	$8.27	*	*	*
First Quarter	10.44	9.00	*	*	*

2007
Fourth Quarter	$11.00	$9.70	9.86	12%	(2)%
Third Quarter	12.00	10.39	9.83	22	6
Second Quarter	12.43	11.15	9.80	27	14
First Quarter	12.34	10.80	9.76	26	11

2006
Fourth Quarter	$12.52	$11.17	$9.73	29%	15%
Third Quarter	13.43	10.67	9.61	40	11
Second Quarter	13.74	12.74	9.69	42	31
First Quarter	13.55	11.12	9.62	41	16

*	Not determinable at the time of filing.

Dividends

We intend to distribute quarterly dividends to our shareholders. Our quarterly dividends, if any, will be determined by our Board of Directors.

We have elected to be taxed as a RIC under Subchapter M of the Code. To maintain our RIC status, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, we must distribute during each calendar year an amount at least equal to the sum of

(1) 98% of our ordinary income for the calendar year, (2) 98% of our capital gains in excess of capital losses for the one-year period ending on October 31st and (3) any ordinary income and net capital gains for preceding years that were not distributed during such years. In addition, although we currently intend to distribute realized net capital gains ( i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment. In such event, the consequences of our retention of net capital gains are as described under “Certain U.S. Federal Income Tax Considerations.” In the event that we do not make the distributions described above, we are subject to a 4% excise tax on any shortfall.

We maintain a dividend reinvestment plan for our common shareholders. As a result, if a shareholder has elected to participate in the plan and we declare a dividend, then such shareholders’ cash dividends will be reinvested in additional shares of our common stock.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the 1940 Act and due to provisions in future credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure shareholders that they will receive any dividends and distributions or dividends and distributions at a particular level.

The following table lists the quarterly dividends we have paid per share since January 1, 2003.

	Cash Dividends Declared Per Share
	2007	2006	2005	2004	2003
Fourth Quarter	$0.19	$0.19	$0.15	$0.11	$0.07
Third Quarter	0.19	0.18	0.14	0.10	0.05
Second Quarter	0.19	0.17	0.13	0.08	0.03
First Quarter	0.19	0.16	0.12	0.08	0.01

Total	0.76	0.70	0.54	0.37	0.16

RISK FACTORS

Investing in our common stock involves a number of significant risks. We cannot assure you that we will achieve our investment objective. In addition to the other information contained in this report, you should consider carefully the following information before making an investment in our common stock. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Structure

We are dependent upon our key investment personnel for our future success.

We depend on the diligence, skill, and network of business contacts of the investment professionals we employ for sourcing, evaluating, negotiating, structuring, and monitoring our investments. Our future success will also depend, to a significant extent, on the continued service and coordination of our senior management team, particularly, Alvin Murstein, our Chairman and Chief Executive Officer, Andrew M. Murstein, our President, and Larry D. Hall, our Chief Financial Officer. The departure of Messrs. Murstein or Mr. Hall, or any member of our senior management team could have a material adverse effect on our ability to achieve our investment objective.

We operate in a highly regulated environment which may constrain our ability to grow our business.

The 1940 Act imposes numerous constraints on the operations of business development companies. For example, business development companies are required to invest at least 70% of their total assets in qualifying assets, primarily in securities of “eligible portfolio companies” (as defined under the 1940 Act), cash, cash equivalents, US government securities, and other high quality debt investments that mature in one year or less. Our regulatory requirements may hinder our ability to take advantage of attractive investment opportunities and, as a result, achieve our investment objective. In addition, we rely upon several exemptive orders from the SEC permitting us to consolidate our financial reporting and operate our business as presently conducted. Our failure to satisfy the conditions set forth in those exemptive orders could result in our inability to rely upon such orders or to cause the SEC to revoke the orders which could result in material changes in our financial reporting or the way in which we conduct our business. Furthermore, any failure to comply with the requirements imposed on business development companies by the 1940 Act could cause the SEC to bring an enforcement action against us. At December 31, 2007, approximately 24% of our total assets were non-qualifying assets. If we do not remain a business development company, we might be regulated as a closed-end investment company under the 1940 Act, which would further decrease our operating flexibility.

Regulations governing our operation as a business development company will affect our ability to, and the way in which we raise additional capital.

Our business may periodically require capital. We may acquire additional capital from the following sources:

Senior Securities and Other Indebtedness. We may issue debt securities or preferred stock, and/or borrow money from banks or other financial institutions, which we refer to collectively as senior securities, up to the maximum amount permitted by the 1940 Act. If we issue senior securities, including debt or preferred stock, we will be exposed to additional risks, including the following:

•

Under the provisions of the 1940 Act, we are permitted, as a business development company, to issue senior securities only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after each issuance of senior securities. If the value of our assets declines, we may be unable to satisfy this test. If that happens, we may be restricted from issuing additional debt, may be limited in making distributions on our stock, and may be required to sell a portion of our investments and, depending on the nature of our leverage, to repay a portion of our debt at a time when such sales and/or repayments may be disadvantageous.

•	Any amounts that we use to service our debt or make payments on preferred stock will not be available for dividends to our common shareholders.

•

It is likely that any senior securities or other indebtedness we issue will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, some of these securities or other indebtedness may be rated by rating agencies, and in obtaining a rating for such securities and other indebtedness, we may be required to abide by operating and investment guidelines that further restrict operating and financial flexibility.

•	We and, indirectly, our shareholders will bear the cost of issuing and servicing such securities and other indebtedness.

•

Preferred stock or any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges more favorable than those of our common stock, including separate voting rights, and could delay or prevent a transaction or a change in control to the detriment of the holders of our common stock.

Additional Common Stock. We are not generally able to issue and sell our common stock at a price below net asset value per share. We may, however, sell our common stock, warrants, options, or rights to acquire our common stock, at a price below the current net asset value of the common stock if our Board of Directors determines that such sale is in our best interests and that of our shareholders, and our shareholders approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price which, in the determination of our Board of Directors, closely approximates the market value of such securities (less any distributing commission or discount). We may also make rights offerings to our shareholders at prices per share less than the net asset value per share, subject to applicable requirements of the 1940 Act. If we raise additional funds by issuing more common stock or senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our shareholders at that time would decrease and they may experience dilution. Moreover, we can offer no assurance that we will be able to issue and sell additional equity securities in the future, on favorable terms or at all.

If our primary investments are deemed not to be qualifying assets, we could be deemed to be in violation of the 1940 Act.

As a business development company, we are not permitted to acquire any assets other than “qualifying assets” unless, at the time of such acquisition, at least 70% of our total assets are qualifying assets.

At the end of each fiscal quarter, we may take proactive steps to prospectively preserve investment flexibility in the next quarter which is assessed against our total assets at our most recent quarter end. We can accomplish this in many ways including purchasing US Treasury bills or other investment-grade debt securities, and closing out our position on a net cash basis subsequent to quarter end. However, if such proactive measures are ineffective and our primary investments are deemed not to be qualifying assets, we could be deemed in violation of the 1940 Act, which could have a material effect on our business.

We will be subject to corporate-level income tax if we are unable to qualify as a RIC under Subchapter M of the Code.

To obtain and maintain RIC tax treatment under the Code, we must meet the following annual distribution, income source, and asset diversification requirements.

•

The annual distribution requirement for a RIC will be satisfied if we distribute to our shareholders on an annual basis at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. Because we use debt financing, we are subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirement. If we are unable to obtain cash from other sources, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

•	The income source requirement will be satisfied if we obtain at least 90% of our income for each year from dividends, interest, gains from the sale of stock or securities or similar sources.

•

The asset diversification requirement will be satisfied if we meet certain asset diversification requirements at the end of each quarter of our taxable year. Failure to meet those requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

If we do not qualify as a RIC for more than two consecutive years, and then seek to requalify and elect RIC status, we would be required to recognize gain to the extent of any unrealized appreciation on our assets unless we make a special election to pay corporate-level tax on any such unrealized appreciation recognized during the succeeding 10-year period. Absent such special election, any gain we recognize would be deemed distributed to our shareholders as a taxable distribution.

If we fail to qualify for RIC tax treatment for any reason and are subject to corporate income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions. In addition, the asset coverage and distribution requirements impose significant cash flow management restrictions on us and limit our ability to retain earnings to cover periods of loss, provide for future growth, and pay for extraordinary items. Additionally, we could fail to satisfy the requirement that a RIC derive at least 90% of its gross income from qualifying sources, with the result that we would not qualify as a RIC. Qualification as a RIC is made on an annual basis and, although we and some of our subsidiaries have qualified in the past, we cannot assure you that we will qualify for such treatment in the future.

We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.

For federal income tax purposes, we will include in taxable income certain amounts that we have not yet received in cash, such as original issue discount, which may arise if we receive warrants in connection with the origination of a loan or possibly in other circumstances, or contractual payment-in-kind interest, which represents contractual interest added to the loan balance and due at the end of the loan term. Such original issue discount or increases in loan balances as a result of payment-in-kind interest will be included in income before we receive any corresponding cash payments. We also may be required to include in income certain other amounts that we will not receive in cash.

Since, in certain cases, we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the annual distribution requirement necessary to obtain and maintain RIC tax treatment under the Code. Accordingly, we may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital, or reduce new investment originations for this purpose. If we are not able to obtain cash from other sources, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

Our SBIC subsidiaries may be unable to meet the investment company requirements, which could result in the imposition of an entity-level tax.

Some of our subsidiaries are subject to the SBIA. Our SBIC subsidiaries that are also RICs are prohibited by the SBIA from making the distributions necessary to qualify as a RIC. Each year, in order to comply with the SBA regulations and the RIC distribution requirements, we must request and receive a waiver of the SBA’s restrictions. While the current policy of the SBA’s Office of SBIC Operations is to grant such waivers if the SBIC makes certain offsetting adjustments to its paid-in capital and surplus accounts, we cannot assure you that this will continue to be the SBA’s policy or that our subsidiaries will have adequate capital to make the required adjustments. If our subsidiaries are unable to obtain a waiver, compliance with the SBA regulations may result in loss of RIC status and a consequent imposition of an entity-level tax.

The Code’s diversification requirements may limit our ability to expand our business.

To qualify as a RIC, not more than 25% of the value of our total assets may be invested in the securities, other than US government securities or securities of other RICs, of any one issuer. As of December 31, 2007, our largest investment subject to this test was our investment in Medallion Bank, representing 23% of our RIC assets. No other investments were more than 5% of our RIC assets. We will continue to monitor the levels of this and any other investment concentrations in conjunction with the diversification tests.

We operate in a highly competitive market for investment opportunities.

We compete for investments with other business development companies and other investment funds as well as traditional financial services companies such as commercial banks and credit unions. Many of our competitors are substantially larger and have considerably greater financial, technical, and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships, and offer better pricing and more flexible structuring than us. We may lose investment opportunities if we do not match our competitors’ pricing, terms, and structure. If we are forced to match our competitors’ pricing, terms, and structure, we may not be able to achieve acceptable returns on our investments or may bear substantial risk of capital loss. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company.

We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time.

We borrow money, which magnifies the potential for gain or loss on amounts invested, and may increase the risk of investing in us.

Borrowings, also known as leverage, magnify the potential for gain or loss on amounts invested, and therefore increase the risk associated with investing in us. We borrow from and issue senior debt securities to banks and other lenders, and through long-term subordinated SBA debentures. These creditors have fixed dollar claims on our assets that are superior to the claims of our common shareholders. If the value of our assets increases, then leveraging would cause the net asset value attributable to our common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged. Similarly, any increase in our income in excess of interest payable on the borrowed funds would cause our net income to increase more than it would without the leverage, while any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could reduce the amount available for common stock dividend payments.

As of December 31, 2007, we had approximately $542,549,000 of outstanding indebtedness, which had a weighted average borrowing cost of 5.83% at December 31, 2007, and our wholly-owned unconsolidated portfolio companies, primarily Medallion Bank, had $299,083,000 of outstanding indebtedness at a weighted average borrowing cost of 4.85%.

Illustration. The following table illustrates the effect of leverage on returns from an investment in our common stock assuming various annual returns, net of expenses. The calculations in the table below are hypothetical and actual returns may be higher or lower than those appearing in the table below.

	Assumed return on our portfolio (net of expenses)
	-10%	-5%	0%	5%	10%
Corresponding return to shareholder (1)	(60)%	(39)%	(18)%	3%	23%

(1)	Assumes $721,262,000 in total assets, $542,549,000 in debt outstanding, $172,423,000 in shareholders’ equity and an average cost of funds of 5.83%, which was our weighted average borrowing cost as of December 31, 2007.

Our operating results could be negatively impacted by our inability to obtain additional financing on terms favorable to us or at all.

We rely upon access to credit facilities as a source of liquidity to satisfy our working capital needs, grow our business and invest in loans. Although we believe that we maintain sufficient access to this source of liquidity on reasonable market terms, continued turmoil in the credit markets could limit our access to funds and restrict us from continuing our current operating strategy or implementing new operating strategies.

Changes in interest rates may affect our cost of capital and net investment income.

Because we borrow to fund our investments, a portion of our income is dependent upon the difference between the interest rate at which we borrow funds and the interest rate at which we invest these funds. A portion of our investments, such as taxi medallion loans, will have fixed interest rates, while a portion of our borrowings will likely have floating interest rates. As a result, a significant change in market interest rates could have a material adverse effect on our net investment income. In periods of rising interest rates, our cost of funds could increase, which would reduce our net investment income. We may hedge against interest rate fluctuations by using standard hedging instruments, subject to applicable legal requirements. These activities may limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition, and results of operations. Also, we will have to rely on our counterparties to perform their obligations under such hedges.

We depend on cash flow from our subsidiaries to make dividend payments and other distributions to our shareholders.

We are primarily a holding company, and we derive most of our operating income and cash flow from our subsidiaries. As a result, we rely heavily upon distributions from our subsidiaries to generate the funds necessary to make dividend payments and other distributions to our shareholders. Funds are provided to us by our subsidiaries through dividends and payments on intercompany indebtedness, but we cannot assure you that our subsidiaries will be in a position to continue to make these dividend or debt payments. Furthermore, as a condition of its approval by its regulators, Medallion Bank is required to maintain a 15% capital ratio, which may inhibit its ability to declare and pay dividends.

Medallion Bank’s use of brokered deposit sources for its deposit-gathering activities may not be available when needed.

Medallion Bank relies on the established brokered deposit market to originate deposits to fund its operations. While Medallion Bank has developed contractual relationships with a diversified group of investment brokers, and the brokered deposit market is well developed and utilized by many banking institutions, conditions could change that might affect the availability of deposits. If the capital levels at Medallion Bank fall below the “well-capitalized” level, or if Medallion Bank experiences a period of sustained operating losses, the cost of attracting deposits from the brokered deposit market could increase significantly, and the ability of Medallion Bank to raise deposits from this source could be impaired. Medallion Bank’s ability to manage its growth to stay within the “well-capitalized” level, and the capital level currently required by the FDIC, which is also considerably higher than the level required to be classified as “well-capitalized”, is critical to Medallion Bank’s retaining open access to this funding source.

A decrease in prevailing interest rates may lead to more loan prepayments, which could adversely affect our business.

Our borrowers generally have the right to prepay their loans upon payment of a fee ranging from 30 to 120 days interest for standard commodity loans, and for higher amounts, as negotiated, for larger more custom loan arrangements. A borrower is likely to exercise prepayment rights at a time when the interest rate payable on the borrower’s loan is high relative to prevailing interest rates. In a lower interest rate environment, we will have difficulty re-lending prepaid funds at comparable rates, which may reduce the net interest income that we receive. When this occurs, we will generally reinvest these proceeds in temporary investments, pending their future investment in new portfolio companies. These temporary investments will typically have substantially lower yields than the debt being prepaid, and we could experience significant delays in reinvesting these amounts. Any future investment in a new portfolio company may also be at lower yields than the debt that was repaid. As a result, our results of operations could be materially adversely affected if a substantial number of our portfolio companies elect to prepay amounts owed to us and we are not able to reinvest the proceeds for comparable yields in a timely fashion. Additionally, prepayments could negatively impact our return on equity, which could result in a decline in the market price of our common stock.

Our investment portfolio is, and will continue to be, recorded at fair value as determined in good faith by our management and approved by our Board of Directors and, as a result, there is, and will continue to be, uncertainty as to the value of our portfolio investments.

Under the 1940 Act, we are required to carry our portfolio investments at market value or, if there is no readily available market value, at fair value as determined by our management and approved by our Board of Directors. Unlike other lending institutions, we are not permitted to maintain a general reserve for anticipated losses. Instead, we are required by the 1940 Act to specifically value each individual investment and record an unrealized gain or loss for any asset we believe has increased or decreased in value. Typically, there is not a public market for most of the investments in which we have invested and will generally continue to invest. As a result, we value our investments on a quarterly basis based on a determination of their fair value made in good faith and in accordance with the written guidelines approved by our Board of Directors. The types of factors that may be considered in determining the fair value pricing of our investments include the nature and realizable value of any collateral, the portfolio company’s earnings and its ability to make payments on its indebtedness, the markets in which the portfolio company does business, comparison to publicly traded companies, discounted cash flow, and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, the valuations may fluctuate over short periods of time and may be based on estimates. As a result, our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. Our net asset value could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such securities. Considering these factors, we have determined that the fair value of our portfolio is below its cost basis. As of December 31, 2007, our net unrealized depreciation on investments other than in controlled subsidiaries and foreclosed properties was approximately $3,727,000 or 0.57% of our investment portfolio.

The lack of liquidity in our investments may adversely affect our business.

We generally make investments in private companies. Substantially all of these securities are subject to legal and other restrictions on resale or are otherwise less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded our investments. We may also face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we have material non-public information regarding such portfolio company.

In addition, the illiquidity of our loan portfolio and investments may adversely affect our ability to dispose of loans at times when it may be advantageous for us to liquidate such portfolio or investments. In addition, if we were required to liquidate some or all of the investments in the portfolio, the proceeds of such liquidation may be significantly less than the current value of such investments. Because we borrow money to make loans and investments, our net operating income is dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our interest income. In periods of sharply rising interest rates, our cost of funds would increase, which would reduce our net operating income before net realized and unrealized gains. We use a combination of long-term and short-term borrowings and equity capital to finance our investing activities. Our long-term fixed-rate investments are financed primarily with short-term floating-rate debt, and to a lesser extent by term fixed-rate debt. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. We have analyzed the potential impact of changes in interest rates on net interest income. Assuming that the balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, and including the impact on Medallion Bank, a hypothetical immediate 1% increase in interest rates would have positively impacted net increase in net assets resulting from operations as of December 31, 2007 by approximately $374,000 on an annualized basis, compared to a positive impact of $399,000 at December 31, 2006, and the impact of such an immediate increase of 1% over a one year period would have been ($2,895,000) at December 31, 2007 compared to ($2,334,000) at December 31, 2006. Although management believes that this measure is indicative of our sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size and composition of the assets on the balance sheet, and other business developments that could affect net increase in net assets resulting from operations in a particular quarter or for the year taken as a whole. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by these estimates.

Based on discussions with the SEC, we have determined that we should no longer consolidate Medallion Bank’s accounts with those of our own.

Since the inception of Medallion Bank, we have historically consolidated the financial position and results of operations of Medallion Bank with those of our own. We did so in reliance upon a letter from the staff of the SEC permitting such consolidation. During August 2006, we filed the initial registration statement related to an offering of common stock which the SEC staff reviewed and on which they provided comments, including the appropriateness of consolidating the accounts of Medallion Bank which have evolved since 2004. Based on several discussions with the SEC; our management, Audit Committee, and Board of Directors have determined, and our auditors have concurred, that we should no longer consolidate Medallion Bank in reliance upon the SEC letter, and have determined, and our auditors have concurred, that this change represents a change in the reporting entity as described in SFAS No. 154, “Accounting Changes and Error Corrections.” Accordingly we adopted the retrospective treatment provided for in that statement, including for any interim periods presented, included in our 2006 Form 10-K. Based on the available facts, and after due investigation, we believe we relied upon the no-action letter in good faith and with a reasonable basis for such reliance and we have articulated these facts to the SEC. After reviewing our response, the SEC has indicated it has no further comments regarding the consolidation of Medallion Bank, but they have not formally concurred with our conclusion. We cannot assure you that the SEC or any other regulatory agency may not come to a different conclusion than ours. Such a different conclusion could result in our having to restate our financial statements.

We had a material weakness in internal control over financial reporting.

Management identified a material weakness in our internal control over financial reporting for the year ended December 31, 2006 relating to the documentation and oversight of the monitoring of certain of the loans and/or investments included in the portfolio of one of our subsidiaries, Medallion Capital, which was remediated during 2007. Although we believe that the consolidated financial statements included in this Annual Report present fairly, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with GAAP, we cannot assure you that material weaknesses in our internal control over financial reporting will not be identified in the future that could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor reports regarding the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated under Section 404.

We may experience fluctuations in our quarterly results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including our ability to make investments in companies that meet our investment criteria, the interest rate payable on the debt securities we acquire, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets, and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

Terrorist attacks and other acts of violence or war may affect any market for our common stock, impact the businesses in which we invest, and harm our operations and profitability.

Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the US or US businesses. Such attacks or armed conflicts in the US or elsewhere may impact the businesses in which we invest directly, or indirectly by undermining economic conditions in the United States. In addition, a substantial portion of our business is focused in the New York City metropolitan area, which suffered a terrorist attack in 2001. Another terrorist attack in New York City could severely impact our results of operations. Losses resulting from terrorist attacks are generally uninsurable.

Our financial condition and results of operations will depend on our ability to manage growth effectively.

Our ability to achieve our investment objective will depend on our ability to grow, which will depend, in turn, on our management team’s ability to identify, evaluate and monitor, and our ability to finance and invest in, companies that meet our investment criteria.

Accomplishing this result on a cost-effective basis will be largely a function of our management team’s handling of the investment process, its ability to provide competent, attentive, and efficient services, and our access to financing on acceptable terms. In addition to monitoring the performance of our existing investments, members of our management team and our investment professionals may also be called upon to provide managerial assistance to our portfolio companies. These demands on their time may distract them or slow the rate of investment. In order to grow, we will need to hire, train, supervise, and manage new employees. However, we cannot assure you that any such employees will contribute to the success of our business. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

Acquisitions may lead to difficulties that could adversely affect our operations.

By their nature, corporate acquisitions entail certain risks, including those relating to undisclosed liabilities, the entry into new markets, operational, and personnel matters. We may have difficulty integrating acquired operations or managing problems due to sudden increases in the size of our loan portfolio. In such instances, we might be required to modify our operating systems and procedures, hire additional staff, obtain and integrate new equipment, and complete other tasks appropriate for the assimilation of new business activities. We cannot assure you that we would be successful, if and when necessary, in minimizing these inherent risks or in establishing systems and procedures which will enable us to effectively achieve our desired results in respect of any future acquisitions.

Our ability to enter into transactions with our affiliates is restricted.

The 1940 Act restricts our ability to knowingly participate in certain transactions with our affiliates. These restrictions limit our ability to buy or sell any security from or to our affiliates, or engage in “joint” transactions with our affiliates, which could include investments in the same portfolio company (whether at the same or different times). With respect to controlling or certain closely affiliated persons, we will generally be prohibited from engaging in such transactions absent the prior approval of the SEC. With respect to other affiliated persons, we may engage in such transactions only with the prior approval of our independent directors.

Our Board of Directors may change our operating policies and strategies without prior notice or shareholder approval, the effects of which may be adverse.

Our Board of Directors has the authority to modify or waive our current operating policies and strategies without prior notice and without shareholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results, and value of our stock. However, the effects might be adverse, which could negatively impact our ability to pay you dividends and cause you to lose all or part of your investment.

Risks Relating to Our Investments

Lending to or investing in small businesses involves a high degree of risk and is highly speculative.

Lending to or investing in small businesses involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative. Our borrower base consists primarily of small business owners that may have limited resources and that are generally unable to obtain financing from traditional sources. There is generally no publicly available information about these small business owners, and we must rely on the diligence of our employees and agents to obtain information in connection with our credit decisions. In addition, these small businesses often do not have audited financial statements. Some smaller businesses have narrower product lines and market shares than their competition. Therefore, they may be more vulnerable to customer preferences, market conditions, or economic downturns, which may adversely affect the return on, or the recovery of, our investment in these businesses.

Our portfolio is and may continue to be concentrated in a limited number of portfolio companies and industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations to us or by a downturn in the particular industry.

Our portfolio is and may continue to be concentrated in a limited number of portfolio companies and industries. As of December 31, 2007, investments in New York City taxi medallion loans represented approximately 83% of our managed taxi medallion loans. Beyond the asset diversification requirements associated with our qualification as a RIC, we do not have fixed guidelines for diversification, and while we are not targeting any specific industries, our investments are, and could continue to be, concentrated in relatively few industries. As a result, the aggregate returns we realize may be adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment. Additionally, a downturn in any particular industry in which we are invested could also negatively impact the aggregate returns we realize.

Consumer lending by Medallion Bank carries a higher risk of loss and could be adversely affected by an economic downturn.

The 2004 acquisition of Medallion Bank’s consumer loan portfolio, and the subsequent commencement of lending operations in this line of business, represents an entry into the relatively new market of consumer lending for Medallion Bank. Although the purchased portfolio was seasoned, and Medallion Bank’s management has considerable experience in originating and managing consumer loans, we cannot assure you that these loans will perform at their historical levels as expected under Medallion Bank’s management.

By its nature, lending to consumers that have blemishes on their credit reports carries with it a higher risk of loss. Although the net interest margins should be higher to compensate us for this increased risk, an economic downturn could result in higher loss rates and lower returns than expected, and could affect the profitability of the consumer loan portfolio.

If we are unable to continue to diversify geographically, our business may be adversely affected if the New York City taxicab industry experiences a sustained economic downturn.

A significant portion of our loan revenue is derived from New York City medallion loans collateralized by New York City taxicab medallions. An economic downturn in the New York City taxicab industry could lead to an increase in defaults on our medallion loans. We cannot assure you that we will be able to sufficiently diversify our operations geographically.

An economic downturn could result in certain of our commercial and consumer loan customers experiencing declines in business activities and/or personal resources, which could lead to difficulties in their servicing of their loans with us, and increasing the level of delinquencies, defaults, and loan losses in our commercial loan and consumer loan portfolios.

Changes in taxicab industry regulations that result in the issuance of additional medallions increases the expenses involved in operating a medallion could lead to a decrease in the value of our medallion loan collateral.

Every city in which we originate medallion loans, and most other major cities in the US, limits the supply of taxicab medallions. This regulation results in supply restrictions that support the value of medallions. Actions that loosen these restrictions and result in the issuance of additional medallions into a market could decrease the value of medallions in that market. If this were to occur, the value of the collateral securing our then outstanding medallion loans in that market could be adversely affected. We are unable to forecast with any degree of certainty whether any other potential increases in the supply of medallions will occur.

In New York City, Chicago, Boston, and in other markets where we originate medallion loans, taxicab fares are generally set by government agencies. Expenses associated with operating taxicabs are largely unregulated. As a result, the ability of taxicab operators to recoup increases in expenses is limited in the short term. Escalating expenses can render taxicab operations less profitable, could cause borrowers to default on loans from us, and could potentially adversely affect the value of our collateral.

A significant portion of our loan revenue is derived from loans collateralized by New York City taxicab medallions. According to New York City TLC data, over the past 20 years New York City taxicab medallions have appreciated in value from under $100,000 to $600,000 for corporate medallions and over $426,000 for individual medallions. However, for sustained periods during that time, taxicab medallions have declined in value. Since December 31, 2006, the value of New York City taxicab medallions increased by approximately 4% for individual medallions and 14% for corporate medallions.

Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies.

We invest primarily in senior secured loans, junior secured loans, and subordinated debt issued by small- to mid-sized companies. Our portfolio companies may have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt in which we invest. By their terms, such debt instruments may entitle the holders to receive payment of interest or principal on or before the dates on which we are entitled to receive payments with respect to the debt instruments in which we invest. Also, in the event of insolvency, liquidation, dissolution, reorganization, or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior creditors, such portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt instruments in which we invest, we would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization, or bankruptcy of the relevant portfolio company.

There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

Even though we may have structured most of our investments as senior loans, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which we actually provided managerial assistance to that portfolio company, a bankruptcy court might recharacterize our debt investment and subordinate all or a portion of our claim to that of other creditors. We may also be subject to lender liability claims for actions taken by us with respect to a borrower’s business or instances where we exercise control over the borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken in rendering significant managerial assistance.

We may not control many of our portfolio companies.

We may not control many of our portfolio companies, even though we may have board representation or board observation rights, and our debt agreements may contain certain restrictive covenants. As a result, we are subject to the risk that a portfolio company in which we invest may make business decisions with which we disagree, and the management of such company may take risks or otherwise act in ways that do not serve our interests as debt investors.

We may not realize gains from our equity investments.

Certain investments that we have made in the past and may make in the future include warrants or other equity securities. In addition, we may from time to time make non-control, equity co-investments in companies in conjunction with private equity sponsors. Our goal is ultimately to realize gains upon our disposition of such equity interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience. We also may be unable to realize any value if a portfolio company does not have a liquidity event, such as a sale of the business, recapitalization or public offering, which would allow us to sell the underlying equity interests.

Our investment in a special purpose acquisition company, or SPAC, may be subject to forfeit.

We have an investment in a SPAC, Sports Properties Acquisition Corp., that consummated its initial public offering in January 2008. The SPAC has 24 months from the date of its prospectus to complete a business combination. If the SPAC fails to consummate a business combination within the required time frame, its corporate existence will cease except for the purposes of winding up its affairs and liquidating its assets. We own shares of the common stock of the SPAC that were issued prior to the SPAC’s offering, but we have waived our right to receive distributions with respect to those shares upon the liquidation of the SPAC. Additionally, we purchased warrants directly from the SPAC in a private placement prior to the effective date of the SPAC’s prospectus. We own approximately 20% of the SPAC’s issued and outstanding common stock. If the SPAC does not consummate a business combination within the required time frame, we will not receive a return on our investment and we will lose our investment.

We have also agreed to indemnify the SPAC upon the SPAC’s liquidation for all claims of any providers of financing, vendors, service providers, or other entities that are owed money by the SPAC for services or financing provided or contracted for or products sold to the SPAC, or the claims of any target businesses, to the extent that the SPAC fails to obtain valid and enforceable waivers from such entities in order to protect the amounts held in the SPAC’s trust account. In the event of a liquidation of the SPAC, we may not only lose the amount of capital we invested in the SPAC, but we may also be liable to the SPAC under those indemnification obligations.

While we believe that the SPAC is an eligible portfolio company prior to a business combination by the SPAC, we cannot assure you that the SEC or a court would not take a contrary view, or that we can maintain our control following a business combination.

As a business development company we are required to invest at least 70% of our total assets in qualifying assets which include eligible portfolio companies. One of they ways in which we can treat an investment as an investment in an eligible portfolio company is if we control such entity. Under the 1940 Act, control is defined as the power to exercise a controlling influence over such company’s management or policies. Although control does not require ownership of a particular percentage of securities, the 1940 Act contains a rebuttable presumption that a party who owns 25% or more of the voting securities of a company has control over such company. While we believe, prior to a business combination by the SPAC, that we control the SPAC and that the SPAC is therefore an eligible portfolio company, we cannot assure you that the SEC or a court would not take a contrary view, or that we can maintain our control following a business combination.

We have paid expenses relating to the SPAC for which we will not be reimbursed.

Pursuant to a consulting agreement between us and ProEminent Sports, LLC, Tony Tavares acts as a consultant to us for sports related investments and, included within the scope of his duties, is his service to the SPAC. Pursuant to the consulting agreement, Mr. Tavares has, among other things, agreed to serve as Chief Executive Officer of the SPAC, review and comment on the SPAC’s prospectus, and help define the SPAC’s scope of business. Following consummation of the SPAC’s offering, Mr. Tavares has agreed to help the SPAC identify a target business, perform due diligence on the proposed target, and negotiate and consummate a business combination with such a target business. Following a business combination, in the event Mr. Tavares is not offered employment with the SPAC or a board position with the SPAC, we have agreed to continue the consulting arrangement for at least an additional twelve months. For the services rendered by ProEminent Sports, LLC to us, we pay ProEminent Sports a monthly fee of $20,000. The SPAC’s advisors, Robert Caporale and Randel E. Vataha, are Chairman and President, respectively, and each own 50% of the membership interests of Game Plan LLC. We are also a party to an agreement with Game Plan LLC pursuant to which Game Plan LLC will provide certain consulting services to us and to the SPAC, including advising the SPAC in identifying a target business. Following consummation of the SPAC’s offering, Game Plan LLC has agreed to help the SPAC identify a target business, perform due diligence on the proposed target, and negotiate and consummate a business combination with such a target business. For the services rendered by Game Plan to us, we pay Game Plan a monthly fee of $10,000. The fees paid by us pursuant to the consulting agreements are solely borne by us and will not be reimbursed by the SPAC from the proceeds of the offering.

If the SPAC is successful in consummating a business combination, we will face restrictions limiting our ability to liquidate our SPAC common stock.

The privately issued shares and warrants we purchased have been placed in escrow and will not be released to us before one year from the business combination, except in very limited circumstances. In addition, the privately issued shares and warrants will become freely tradable only after they are registered pursuant to an effective registration statement. We have further agreed that we will not sell or transfer any shares of the SPAC’s common stock purchased by us in the open market, if any, until 180 days after the SPAC has completed a business combination.

Our executive officers and directors may allocate some portion of their time to the business of the SPAC, which may create conflicts of interest.

Our investment in the SPAC may create conflicts of interest. Andrew M. Murstein, our President and a director, serves as the Vice Chairman and Secretary of the SPAC. Larry D. Hall, our Chief Financial Officer, serves as the Chief Financial Officer of the SPAC. Henry L. Aaron and Mario M. Cuomo serve as our directors and as directors of the SPAC. Prior to the effective date of the SPAC’s prospectus, Messrs. Murstein, Hall, Aaron, and Cuomo will enter into an agreement with the SPAC and with the SPAC’s underwriter(s) whereby they will agree to present to the SPAC, prior to presentation to any other person or entity, opportunities to acquire entities, until the earlier of the SPAC’s consummation of a business combination, the SPAC’s liquidation or until such time as they cease to be an officer or director of the SPAC, subject to any pre-existing fiduciary or contractual obligation they have. We will also enter into an agreement with the SPAC and with the SPAC’s underwriter(s) whereby we will agree to present to the SPAC, prior to our own consideration or presentation to any other person or entity, opportunities to acquire entities in the sports, leisure, or entertainment industries that, in our reasonable discretion, have a value equal to or exceeding $160,000,000, which constitutes at least 80% of the SPAC’s total assets held in trust, at the time that we become aware of such opportunity.

Risks Relating to this Offering

Investing in our securities may involve an above average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investment in portfolio companies may be highly speculative and aggressive, and therefore, an investment in our securities may not be suitable for someone with a low risk tolerance.

There is a risk that investors in our equity securities may not receive dividends or that our dividends may not grow over time.

We intend to make distributions on a quarterly basis to our shareholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. In addition, due to the asset coverage test applicable to us as a business development company, we may be limited in our ability to make distributions.

Our principal shareholders will continue to have substantial ownership in us and this could limit your ability to influence the outcome of key transactions, including a change of control.

As of April 21, 2008, Alvin Murstein and Andrew M. Murstein together will beneficially own approximately 18.60% of the outstanding shares of our common stock. As a result, the Mursteins may be able to exert influence over our management and policies. The Mursteins may acquire additional shares of our equity securities in the future. This concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

The market price of our common stock may fluctuate significantly.

The market price and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

•

significant volatility in the market price and trading volume of securities of business development companies or other companies in our sector, which are not necessarily related to the operating performance of these companies;

•	changes in regulatory policies or tax guidelines, particularly with respect to RICs or business development companies;

•	loss of RIC status;

•	changes in earnings or variations in operating results;

•	changes in the value of our portfolio of investments;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	departure of our key personnel;

•	operating performance of companies comparable to us;

•	general economic trends and other external factors; and

•	loss of a major funding source.

Shares of closed-end investment companies, including business development companies, may trade at a discount from net asset value.

Shares of closed-end investment companies, including business development companies, may trade at a discount from net asset value. This characteristic of closed-end investment companies and business development companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our common stock will trade at, above or below net asset value.

We may allocate the net proceeds from this offering in ways with which you may not agree.

We have significant flexibility in investing the net proceeds of this offering and may use the net proceeds from this offering in ways with which you may not agree or for purposes other than those contemplated at the time of the offering.

Sales of substantial amounts of our common stock may have an adverse effect on the market price of our common stock.

Sales of substantial amounts of our common stock, or the availability of such securities for sale, could adversely affect the prevailing market prices for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of common stock should we desire to do so.

Certain provisions of our restated certificate of incorporation and restated bylaws as well as the Delaware General Corporation Law could deter takeover attempts and have an adverse impact on the price of our common stock.

Our restated certificate of incorporation and our restated bylaws as well as the Delaware General Corporation Law, or DGCL, contain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the adequacy of our internal controls; and

•	the presentation of our financial statements.

We generally use words such as “anticipates,” “believes,” “expects,” “intends,” “plans” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus.

We have based the forward-looking statements included in this prospectus on information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the Consolidated Financial Statements and Notes thereto for the years ended December 31, 2007, 2006, and 2005. In addition, this section contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are described in the “Risk Factors.” Additionally, more information about our business activities can be found in “Business.”

Critical Accounting Policies

The SEC has recently issued cautionary advice regarding disclosure about critical accounting policies. The SEC defines critical accounting policies as those that are both most important to the portrayal of a company’s financial condition and results, and that require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain and may change materially in subsequent periods. The preparation of our consolidated financial statements requires estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. Significant estimates made by us include valuation of loans, evaluation of the recoverability of accounts receivable and income tax assets, and the assessment of litigation and other contingencies. The matters that give rise to such provisions are inherently uncertain and may require complex and subjective judgments. Although we believe that estimates and assumptions used in determining the recorded amounts of net assets and liabilities at December 31, 2007, are reasonable, actual results could differ materially from the estimated amounts recorded in our financial statements.

Change in reporting entity

Since Medallion Bank commenced operations in December 2003, we had historically consolidated Medallion Bank’s financial statements with those of our own. Although Medallion Bank is not an investment company, and SEC rules generally do not permit investment companies such as ours to consolidate the financial statements of non-investment companies, such as Medallion Bank, we had sought and obtained a letter from the SEC in March 2004 permitting such consolidation. We believed that consolidating Medallion Bank provided a more complete and accurate representation of our full scope of operations, and our complete financial position and results of operations.

During August 2006, we filed a registration statement on Form N-2 which the SEC staff reviewed and on which they provided comments, including those relating to the consolidation of the accounts of Medallion Bank which have evolved since 2004. Based on discussion with the SEC staff, we determined during the 2006 fourth quarter to voluntarily not consolidate Medallion Bank and present Medallion Bank as a portfolio company. We determined that this change represents a change in the reporting entity as described in SFAS No. 154, “Accounting Changes and Error Corrections.” Accordingly we retrospectively applied this change to the financial statements of all prior periods presented, including previously issued interim periods presented, included in our 2006 Form 10-K. The effect of this retrospective application was to present our financial position and results of operations as if Medallion Bank had not been consolidated for all periods presented and to present Medallion Bank as an unconsolidated portfolio investment. Although this created changes in the reported levels of assets, liabilities, revenues, and expenses, our net increase in net assets resulting from operations, shareholders’ equity, and the related amounts per common share were unchanged.

General

We are a specialty finance company that has a leading position in originating, acquiring, and servicing loans that finance taxicab medallions and various types of commercial businesses. A wholly-owned portfolio company of ours, Medallion Bank, also originates consumer loans for the purchase of recreational vehicles, boats, motorcycles, and trailers. Since 1996, the year in which we became a public company, we have increased our taxicab medallion loan portfolio at a compound annual growth rate of 13%, and our commercial loan portfolio at a compound annual growth rate of 7% (14% for both on a managed basis combined with Medallion Bank). Since Medallion Bank acquired a consumer loan portfolio and began originating consumer loans in 2004, it has increased its consumer loan portfolio at a compound annual growth rate of 20%. Total assets under our management, which includes assets serviced for third party investors and managed by unconsolidated portfolio companies, were approximately $1,017,433,000 as of December 31, 2007 and $907,133,000 at December 31, 2006, and have grown at a compound annual growth rate of 15% from $215,000,000 at the end of 1996.

Our loan-related earnings depend primarily on our level of net interest income. Net interest income is the difference between the total yield on our loan portfolio and the average cost of borrowed funds. We fund our operations through a wide variety of interest-bearing sources, such as revolving bank facilities, bank certificates of deposit issued to customers, debentures issued to and guaranteed by the SBA, and bank term debt. Net interest income fluctuates with changes in the yield on our loan portfolio and changes in the cost of borrowed funds, as well as changes in the amount of interest-bearing assets and interest-bearing liabilities held by us. Net interest income is also affected by economic, regulatory, and competitive factors that influence interest rates, loan demand, and the availability of funding to finance our lending activities. We, like other financial institutions, are subject to interest rate risk to the degree that our interest-earning assets reprice on a different basis than our interest-bearing liabilities.

We also provide debt, mezzanine, and equity investment capital to companies in a variety of industries, consistent with our investment objectives. These investments may be venture capital style investments which may not be fully collateralized. Medallion Capital’s investments are typically in the form of secured debt instruments with fixed interest rates accompanied by warrants to purchase an equity interest for a nominal exercise price (such warrants are included in equity investments on the consolidated balance sheets). Interest income is earned on the debt investments.

We are a closed-end, non-diversified management investment company under the 1940 Act. We have elected to be treated as a business development company under the 1940 Act. We have also elected to be treated for federal income tax purposes as a RIC under Subchapter M of the Code. As a RIC, we generally do not have to pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our shareholders as dividends if we meet certain source-of-income and asset diversification requirements. Medallion Bank is not a RIC and must pay corporate-level federal income taxes.

Our wholly-owned portfolio company, Medallion Bank, is a bank regulated by the FDIC and the Utah Department of Financial Institutions which originates taxicab medallion, commercial, and consumer loans, raises deposits, and conducts other banking activities. Medallion Bank provides us with our lowest costs of funds which it raises through bank certificates of deposits issued to its customers. To take advantage of this low cost of funds, we refer a portion of our taxicab medallion and commercial loans to Medallion Bank, which then originates these loans, which are serviced by us. We earn referral and servicing fees for these activities.

Realized gains or losses on investments are recognized when the investments are sold or written off. The realized gains or losses represent the difference between the proceeds received from the disposition of portfolio assets, if any, and the cost of such portfolio assets. In addition, changes in unrealized appreciation or depreciation of investments are recorded and represent the net change in the estimated fair values of the portfolio assets at the end of the period as compared with their estimated fair values at the beginning of the period. Generally, realized gains (losses) on investments and changes in unrealized appreciation (depreciation) on investments are inversely related. When an appreciated asset is sold to realize a gain, a decrease in the previously recorded unrealized appreciation occurs. Conversely, when a loss previously recorded as unrealized depreciation is realized by the sale or other disposition of a depreciated portfolio asset, the reclassification of the loss from unrealized to realized causes a decrease in net unrealized depreciation and an increase in realized loss.

Our investment in Medallion Bank, as a wholly owned portfolio investment, was also subject to quarterly assessments of fair value. We conduct a thorough valuation analysis as described previously, and determine whether any factors give rise to a valuation different than recorded book value, including various regulatory restrictions that were established at Medallion Bank’s inception, by the FDIC and State of Utah, and also by additional marketplace restrictions, such as the ability to transfer industrial bank charters. As a result of this valuation process, we used Medallion Bank’s actual results of operations as the best estimate of changes in fair value, and recorded the results as a component of unrealized appreciation (depreciation) on investments, although changes in these restrictions and other applicable factors could change these conclusions in the future.

Trends in Investment Portfolio

Our investment income is driven by the principal amount of and yields on our investment portfolio. To identify trends in the balances and yields, the following table illustrates our investments at fair value, grouped by medallion loans, commercial loans, investment securities, and equity investments, and also presents the portfolio information for Medallion Bank, at the dates indicated.

	December 31, 2007		December 31, 2006		December 31, 2005
(Dollars in thousands)	Interest Rate (1)	Investment Balances	Interest Rate (1)	Investment Balances	Interest Rate (1)	Investment Balances
Medallion loans
New York	6.91%	$399,955	6.74%	$340,110	6.27%	$285,927
Chicago	7.43	33,008	6.88	31,077	6.95	48,045
Boston	8.44	32,446	8.12	32,787	7.50	25,556
Newark	8.40	22,058	8.32	10,233	8.40	4,399
Cambridge	8.41	5,174	7.93	8,184	7.24	5,409
Other	7.58	5,481	7.55	5,586	7.46	5,977

Total medallion loans	7.13	498,122	6.93	427,977	6.50	375,313

Deferred loan acquisition costs		798		729		1,047
Unrealized depreciation on loans		(37)		(457)		(1,097)

Net medallion loans		$498,883		$428,249		$375,263

Commercial loans
Secured mezzanine	14.19%	$59,152	13.78%	$53,732	14.06%	$53,207
Asset based	8.91	19,870	10.28	18,668	9.49	19,187
Other secured commercial	9.05	19,256	9.59	18,504	8.85	25,979

Total commercial loans	12.12	98,278	12.21	90,904	11.79	98,373

Deferred loan acquisition (income) costs		(64)		(98)		(88)
Unrealized depreciation on loans		(6,432)		(2,599)		(6,799)

Net commercial loans		$91,782		$88,207		$91,486

Investment in Medallion Bank and other controlled subsidiaries	13.79%	$57,501	0.00%	$50,448	0.00%	$40,335

Investment securities	—%	$—	5.09%	$9,961	—%	$—

Unrealized depreciation on investment securities		—		—		—

Net investment securities		$—		$9,961		$—

Equity investments	4.70%	$2,138	2.23%	$13,955	1.59%	$22,509

Unrealized appreciation on equities		2,742		2,113		629

Net equity investments		$4,880		$16,068		$23,138

Investments at cost	8.45%	$656,039	7.01%	$593,245	6.78%	$536,529

Deferred loan acquisition costs		734		631		960
Unrealized appreciation on equities		2,742		2,113		629
Unrealized depreciation on loans		(6,469)		(3,056)		(7,896)

Net investments		$653,046		$592,933		$530,222

Medallion Bank investments

Consumer loans	18.54%	$139,972	18.48%	$113,777	18.45%	$88,280
Commercial loans	9.14	88,785	10.35	60,929	9.60	54,978
Medallion loans	6.72	87,891	6.65	94,176	6.25	73,987
Investment securities	4.82	21,707	4.60	21,841	4.11	17,873

Medallion Bank investments at cost (2)	12.12	338,355	11.90	290,723	11.45	235,118

Deferred loan acquisition costs		4,569		3,155		1,674
Unrealized appreciation (depreciation) on investment securities		39		(402)		(243)
Premiums paid on purchased securities		91		245		463
Unrealized depreciation on loans		(7,311)		(6,057)		(5,025)

Medallion Bank net investments		$335,743		$287,664		$231,987

(1)	Represents the weighted average interest or dividend rate of the respective portfolio as of the date indicated.
(2)	The weighted average interest rate for the entire managed loan portfolio (medallion, commercial, and consumer loans) was 9.57%, 9.44%, and 9.00% at December 31, 2007, 2006, and 2005.

Portfolio Summary

Total Portfolio Yield

The weighted average yield of the total portfolio at December 31, 2007 was 8.45% (7.95% for the loan portfolio), an increase of 144 basis points from 7.01% at December 31, 2006, which was an increase of 23 basis points from 6.78% at December 31, 2005. The weighted average yield of the total managed portfolio at December 31, 2007 was 9.41% (9.57% for the loan portfolio), an increase of 37 basis points from 9.04% at December 31, 2006, which was an increase of 40 basis points from 8.64% at December 31, 2005. The increases in both years primarily reflected the market increase in interest rates, and the 2005 increase also reflected strong growth in the commercial loan portfolio. Managed portfolio yields were helped by the inclusion and growth of the high-yield consumer loan portfolio. We expect to try to increase the percentage of commercial loans in the total portfolio, the origination of floating and adjustable-rate loans, and the level of non-New York medallion loans to enhance our yields. Additionally, Medallion Bank expects to try to increase the percentage of consumer loans originated for the managed portfolio to increase our overall returns.

Medallion Loan Portfolio

Our medallion loans comprised 76% of the net portfolio of $653,046,000 at December 31, 2007, compared to 72% of $592,933,000 at December 31, 2006 and 71% of $530,222,000 at December 31, 2005. Our managed medallion loans of $586,498,000 comprised 63% of the net portfolio of $934,955,000 at December 31, 2007, compared to 63% of $833,639,000 at December 31, 2006 and 62% of $723,254,000 at December 31, 2005. The medallion loan portfolio increased by $70,634,000 or 16% in 2007 ($64,305,000 or 12% on a managed basis), primarily reflecting increases in New York and Boston. The increase in the New York market can be attributed to new business marketing efforts, the conversion of participations into owned loans, and the general increase in medallion values and related refinancings. Total medallion loans serviced for third parties were $4,443,000, $5,783,000, and $8,784,000 at December 31, 2007, 2006, and 2005.

The weighted average yield of the medallion loan portfolio at December 31, 2007 was 7.13%, an increase of 20 basis points from 6.93% at December 31, 2006, which was an increase of 43 basis points from 6.50% at December 31, 2005. The weighted average yield of the managed medallion loan portfolio at December 31, 2007 was 7.07%, an increase of 19 basis points from 6.88% at December 31, 2006, which was an increase of 42 basis points from 6.46% at December 31, 2005. The increase in yield primarily reflected the impact of rising interest rates in the economy and the effects of borrower refinancings. At December 31, 2007, 20% of the medallion loan portfolio represented loans outside New York, compared to 21% and 24% at year-end 2006 and 2005. At December 31, 2007, 17% of the managed medallion loan portfolio represented loans outside New York, compared to 18% and 22% at year-end 2006 and 2005. We continue to focus our efforts on originating higher yielding medallion loans outside the New York market.

Commercial Loan Portfolio

Our commercial loans represented 14% of the net investment portfolio as of December 31, 2007, compared to 15% and 17% at December 31, 2006 and 2005, and were 19%, 18%, and 20% on a managed basis. Commercial loans increased by $3,575,000 or 4% during 2007 (increased by $31,182,000 or 21% on a managed basis), primarily reflecting loan participations purchased. Net commercial loans purchased from third parties were $12,643,000 at December 31, 2007, compared to loans serviced for third parties of $7,761,000 and $349,000 at December 31, 2006, and 2005.

The weighted average yield of the commercial loan portfolio at December 31, 2007 was 12.12%, a decrease of 9 basis points from 12.21% at December 31, 2006, which was up 42 basis points from 11.79% at December 31, 2005. The weighted average yield of the managed commercial loan portfolio at December 31, 2007 was 10.70%, a decrease of 76 basis points from 11.46% at December 31, 2006, which was up 45 basis points from 11.01% at December 31, 2005. The decreased yield reflected the loan participations purchased at generally lower rates than the portfolio as a whole, as well as decreases in market interest rates. We continue to originate adjustable-rate and floating-rate loans tied to the prime rate to help mitigate our interest rate risk in a rising interest rate environment. At December 31, 2007, variable-rate loans represented approximately 28% of the commercial portfolio, compared to 26% and 29% at December 31, 2006 and 2005, and were 57%, 55%, and 54% on a managed basis. Although this strategy initially produces a lower yield, we believe that this strategy mitigates interest rate risk by better matching our earning assets to their adjustable-rate funding sources.

Consumer loan portfolios

Our managed consumer loans, all of which are held in the portfolio managed by Medallion Bank, represented 15% of the managed net investment portfolio as of December 31, 2007, compared to 13% at December 31, 2006 and 12% at December 31, 2005. Medallion Bank started originating new adjustable rate consumer loans during the 2004 third quarter. Recreational vehicles, boats, and trailers located in all 50 states collateralize the loans. The portfolio is serviced by a third party subsidiary of a major commercial bank.

The weighted average gross yield of the managed consumer loan portfolio was 18.54% at December 31, 2007, compared to 18.48% and 18.45% at December 31, 2006 and 2005. Amortization of the portfolio purchase premium reduced the yield by an average of 0.51%, 0.96%, and 1.90% in 2007, 2006, and 2005. Adjustable rate loans represented approximately 91% of the managed consumer portfolio compared to 84% and 89% at December 31, 2006 and 2005.

Delinquency and Loan Loss Experience

We generally follow a practice of discontinuing the accrual of interest income on our loans that are in arrears as to interest payments for a period of 90 days or more. We deliver a default notice and begin foreclosure and liquidation proceedings when management determines that pursuit of these remedies is the most appropriate course of action under the circumstances. A loan is considered to be delinquent if the borrower fails to make a payment on time; however, during the course of discussion on delinquent status, we may agree to modify the payment terms of the loan with a borrower that cannot make payments in accordance with the original loan agreement. For loan modifications, the loan will only be returned to accrual status if all past due interest payments are brought fully current. For credit that is collateral based, we evaluate the anticipated net residual value we would receive upon foreclosure of such loans, if necessary. There can be no assurance, however, that the collateral securing these loans will be adequate in the event of foreclosure. For credit that is cash flow-based, we assess our collateral position, and evaluate most of these relationships as ongoing businesses, expecting to locate and install a new operator to run the business and reduce the debt.

For the consumer loan portfolio, the process to repossess the collateral is started at 60 days past due. If the collateral is not located and the account reaches 120 days delinquent, the account is charged off to realized losses. If the collateral is repossessed, a realized loss is recorded to write the loan down to 75% of its net realizable value, and the collateral is sent to auction. When the collateral is sold, the net auction proceeds are applied to the account, and any remaining balance is written off as a realized loss, and any excess proceeds are recorded as a realized gain. Proceeds collected on charged off accounts are recorded as a realized gain. All collection, repossession, and recovery efforts are handled on behalf of Medallion Bank by the servicer.

The following table shows the trend in loans 90 days or more past due as of December 31,

(Dollars in thousands)	2007			2006			2005
Medallion loans	$3,519	0.6	% (1)	$5,707	1.1	% (1)	$6,080	1.3	% (1)

Commercial loans
Secured mezzanine	2,819	0.5		3,459	0.7		7,970	1.7
Asset-based receivable	—	0.0		—	0.0		—	0.0
Other secured commercial	1,195	0.2		1,652	0.3		2,673	0.5

Total commercial loans	4,014	0.7		5,111	1.0		10,643	2.2

Total loans 90 days or more past due	$7,533	1.3%		$10,818	2.1%		$16,723	3.5%

Total Medallion Bank loans	$1,036	0.3%		$631	0.2%		$695	0.3%

Total managed loans 90 days or more past due	$8,569	0.9%		$11,449	1.5%		$17,418	2.5%

(1)	Percentages are calculated against the total or managed loan portfolio, as appropriate.

In general, collection efforts since the establishment of our collection department have substantially contributed to the sizable reduction in overall delinquencies. The decreases in medallion delinquencies primarily resulted from a restructuring of a large past due relationship which resulted in substantial cash payments in 2007 and also reflected the 2006 foreclosure of $900,000 of Chicago medallions and improvements in other borrower payment patterns. Secured mezzanine financing delinquencies increased in 2007 primarily as a result of an additional loan, not previously delinquent, becoming over 90 days past due in the current year, and decreased in 2006 primarily reflecting payment activity, restructurings, and to a lesser extent chargeoffs. The decrease in other secured commercial loans primarily related to the resolution of several customers who had been monitored by the collections group. We are actively working with each delinquent borrower to bring them current, and believe that any potential loss exposure is reflected in our mark-to-market estimates on each loan. Although there can be no assurances as to changes in the trend rate, management believes that any loss exposures are properly reflected in reported asset values.

We monitor delinquent loans for possible exposure to loss by analyzing various factors, including the value of the collateral securing the loan and the borrower’s prior payment history. Under the 1940 Act, our loan portfolio must be recorded at fair value or “marked-to-market.” Unlike other lending institutions, we are not permitted to establish reserves for loan losses. Instead, the valuation of our portfolio is adjusted quarterly to reflect our estimate of the current realizable value of our loan portfolio. Since no ready market exists for this portfolio, fair value is subject to the good faith determination of management and the approval of our Board of Directors. Because of the subjectivity of these estimates, there can be no assurance that in the event of a foreclosure or the sale of portfolio loans we would be able to recover the amounts reflected on our balance sheet.

In determining the value of our portfolio, management and the Board of Directors may take into consideration various factors such as the financial condition of the borrower and the adequacy of the collateral. For example, in a period of sustained increases in market interest rates, management and the Board of Directors could decrease its valuation of the portfolio if the portfolio consists primarily of long-term, fixed-rate loans. Our valuation procedures are designed to generate values that approximate that which would have been established by market forces, and are therefore subject to uncertainties and variations from reported results. Based upon these factors, net unrealized appreciation or depreciation on investments is determined, or the amount by which our estimate of the current realizable value of our portfolio is above or below our cost basis.

The following table sets forth the changes in our unrealized appreciation (depreciation) on investments, other than investments in controlled subsidiaries, for the years ended December 31, 2007, 2006, and 2005.

(Dollars in thousands)	Loans	Equity Investments	Foreclosed Properties	Total
Balance December 31, 2004	$(7,791)	$685	$(512)	$(7,618)
Increase in unrealized:
Appreciation on investments	158	(520)	—	(362)
Depreciation on investments	(1,925)	(1,022)	(1,123)	(4,070)
Reversal of unrealized appreciation (depreciation) related to realized:
Gains on investments	—	1,486	—	1,486
Losses on investments	309	—	238	547
Reversal of reserves on sold SBA Section 7(a) loans	1,340	—	—	1,340
Other	13	—	—	13

Balance December 31, 2005	(7,896)	629	(1,397)	(8,664)
Increase in unrealized:
Appreciation on investments	—	4,236	921	5,157
Depreciation on investments	824	(173)	—	651
Reversal of unrealized appreciation (depreciation) related to realized:
Gains on investments	—	(2,579)	—	(2,579)
Losses on investments	4,016	—	1,423	5,439

Balance December 31, 2006	(3,056)	2,113	947	4
Increase in unrealized:
Appreciation on investments	—	2,127	8,245	10,372
Depreciation on investments	(4,246)	(133)	(159)	(4,538)
Reversal of unrealized appreciation (depreciation) related to realized:
Gains on investments	—	(1,361)	(571)	(1,932)
Losses on investments	833	—	—	833
Other	—	(4)	(121)	(125)

Balance December 31, 2007	$(6,469)	$2,742	$8,341	$4,614

The following table presents credit-related information for the investment portfolios as of December 31.

(Dollars in thousands)	2007	2006	2005
Total loans
Medallion loans	$498,883	$428,249	$375,263
Commercial loans	91,782	88,207	91,486

Total loans	590,665	516,456	466,749
Investment in Medallion Bank and other controlled subsidiaries	57,501	50,448	40,335
Equity investments (1)	4,880	16,068	23,138
Investment securities	—	9,961	—

Net investments	$653,046	$592,933	$530,222

Net investments at Medallion Bank and other controlled subsidiaries	$335,743	$287,664	$231,987
Managed net investments	$934,955	$833,639	$723,254

Unrealized appreciation (depreciation) on investments
Medallion loans	$(37)	$(457)	$(1,097)
Commercial loans	(6,432)	(2,599)	(6,799)

Total loans	(6,469)	(3,056)	(7,896)
Investment in Medallion Bank and other controlled subsidiaries (2)	—	—	—
Equity investments	2,742	2,113	629
Investment securities	—	—	—

Total unrealized appreciation (depreciation) on investments (2)	$(3,727)	$(943)	$(7,267)

Net unrealized appreciation (depreciation) on investments at Medallion Bank and other controlled subsidiaries	$(7,272)	$(6,459)	$(5,268)
Managed total unrealized appreciation (depreciation) on investments (2)	$(10,999)	$(7,402)	$(12,535)

Unrealized appreciation (depreciation) as a % of balances outstanding (3)
Medallion loans	(0.01)%	(0.11)%	(0.29)%
Commercial loans	(6.54)	(2.86)	(6.91)
Total loans	(1.08)	(0.59)	(1.67)
Investment in Medallion Bank and other controlled subsidiaries	—	—	—
Equity investments	128.22	(15.14)	2.79
Investment securities	—	—	—
Net investments	(0.57)	(0.16)	(1.36)

Net investments at Medallion Bank and other controlled subsidiaries	(2.15)%	(2.22)%	(2.24)%
Managed net investments	(1.17)%	(0.88)%	(1.71)%

(1)	Represents common stock and warrants held as investments.
(2)	Excludes $1,920, $1,250, and $0 for unrealized appreciation on Medallion Hamptons Holding, a wholly-owned subsidiary, at December 31, 2007, 2006, and 2005.
(3)	Unlike other lending institutions, we are not permitted to establish reserves for loan losses. Instead, the valuation of our portfolio is adjusted quarterly to reflect estimates of the current realizable value of the loan portfolio. These percentages represent the discount or premiums that investments are carried on the books at, relative to their par or gross value.

The following table presents the gain/loss experience on the investment portfolios for the years ended December 31, 2007, 2006, and 2005.

(Dollars in thousands)	2007	2006	2005
Realized gains (losses) on loans and equity investments (1)
Medallion loans	$1,316	$19	$(391)
Commercial loans	(784)	(5,473)	(326)

Total loans	532	(5,454)	(717)
Investment in Medallion Bank and other controlled subsidiaries	—	—	—
Equity investments	13,640	8,534	4,323
Investment securities	—	—	—

Total realized gains on loans and equity investments	$14,172	$3,080	$3,606

Net realized losses on investments at Medallion Bank and other controlled subsidiaries	(3,868)	(2,140)	(2,525)

Total managed realized gains on loans and equity investments	$10,304	$940	$1,081

Realized gains (losses) as a % of average balances outstanding
Medallion loans	0.28%	0.00%	(0.11)%
Commercial loans	(0.82)	(5.87)	(0.29)
Total loans	0.09	(1.11)	(0.16)
Investment in Medallion Bank and other controlled subsidiaries	—	—	—
Equity investments	408.53	40.81	18.68
Investment securities	—	—	—
Net investments	2.27	0.59	0.70

Net investments at Medallion Bank and other controlled subsidiaries	(1.24)%	(0.83)%	(1.17)%
Managed net investments	1.16%	0.12%	0.16%

(1)	Includes realized gains/losses of $1,336, $4, and $0 for the years ended December 31, 2007, 2006, and 2005 related to foreclosed properties, which are carried in other assets on the consolidated balance sheet.

The table below summarizes components of unrealized and realized gains and losses in the investment portfolios for the years ended December 31, 2007, 2006, and 2005.

(Dollars in thousands)	2007	2006	2005
Net change in unrealized appreciation (depreciation) on investments
Unrealized appreciation	$2,127	$4,236	$1,136
Unrealized depreciation	(4,379)	(7,185)	(1,320)
Net unrealized appreciation on investment in Medallion Bank and other controlled subsidiaries	2,292	7,454	5,012
Realized gains	(11,647)	(2,579)	(5,514)
Realized losses	833	4,016	482
Unrealized gains (losses) on foreclosed properties	6,740	921	(1,123)

Total	$(4,034)	$6,863	$(1,327)

Net realized gains on investments
Realized gains	$2,914	$2,579	$5,514
Realized losses	(833)	(4,016)	(919)
Other gains	10,732	5,997	2,533
Direct recoveries (charge-offs)	23	(1,484)	(3,522)
Realized gains on foreclosed properties	1,336	4	—

Total	$14,172	$3,080	$3,606

Investment in Medallion Bank and Other Controlled Subsidiaries

Investment in Medallion Bank and other controlled subsidiaries were 9%, 9%, and 8% of our total portfolio at December 31, 2007, 2006, and 2005. The portfolio company investments primarily represent the wholly-owned unconsolidated subsidiaries of ours, substantially all of which is represented by our investment in Medallion Bank, a non-pass-through, taxpaying entity. We are currently in discussions with the IRS to obtain LLC tax treatment for Medallion Bank, which would provide “pass-through” taxation for our shareholders, and which has already been agreed to by the State of Utah. We cannot assure you that we will be successful in our efforts, but if we are successful, this treatment would reduce taxes and increase the reported net income of Medallion Bank. In addition, to facilitate maintenance of Medallion Bank’s capital ratio requirement and to provide the necessary capital for continued growth, the Company periodically makes capital contributions to Medallion Bank, including an aggregate of $6,800,000 contributed over various months in 2007 and an aggregate of $1,550,000 contributed similarly in 2006. Separately, Medallion Bank paid dividends to the Company of $5,750,000 in 2007 and $0 in 2006. Without the capital infusions by the Company, a portion of the Medallion Bank dividends would have been retained to ensure Medallion Bank met its capital ratio requirements, and in such circumstance, if the Company maintained its dividend at the existing levels, a portion of those dividends could have represented a tax-free return of capital. See note 4 of the consolidated financial statements for additional information about these investments.

Equity Investments

Equity investments were 1%, 3%, and 4%, of our total portfolio at December 31, 2007, 2006, and 2005. Equity investments were 1%, 2%, and 3%, of our total managed portfolio at December 31, 2007, 2006, and 2005. Equity investments are comprised of common stock, partnership interests, and warrants. The decreases in equity investments primarily reflected the sale of shares of common stock of Clear Channel that were received in a tax-free exchange for 100% of our ownership interest in Medallion Taxi Media.

Investment Securities

Investment securities were 0%, 2%, and 0% of our total portfolio at December 31, 2007, 2006, and 2005. Investment securities were 2%, 4%, and 3% of our total managed portfolio at December 31, 2007, 2006, and

2005. The investment securities are primarily US Treasuries and/or adjustable-rate mortgage-backed securities purchased by us and Medallion Bank to better utilize required cash liquidity.

Trend in Interest Expense

Our interest expense is driven by the interest rates payable on its short-term credit facilities with banks, bank certificates of deposit, fixed-rate, long-term debentures issued to the SBA, and other short-term notes payable. The establishment of the Merrill Lynch Commercial Finance Corp. line of credit in September 2002, and its favorable subsequent renegotiations had the effect of substantially reducing our cost of funds. Most recently, in December 2006, we established an additional medallion lending relationship with Citibank that provides for future growth in the portfolio at generally lower rates than under the existing facility with Merrill Lynch. In addition, Medallion Bank began raising brokered bank certificates of deposit during 2004, which were at our lowest borrowing costs. As a result of Medallion Bank raising funds through certificates of deposits as previously noted, we were able to realign the ownership of some of our medallion loans and related assets to Medallion Bank allowing us and our subsidiaries to use cash generated through these transactions to retire debt with higher interest rates. In addition, Medallion Bank is able to bid on these deposits at a wide variety of maturity levels which allows for improved interest rate management strategies.

Our cost of funds is primarily driven by the rates paid on its various debt instruments and their relative mix, and changes in the levels of average borrowings outstanding. See Note 5 to the consolidated financial statements for details on the terms of all outstanding debt. Our debentures issued to the SBA typically have terms of ten years.

We measure our borrowing costs as our aggregate interest expense for all of our interest-bearing liabilities divided by the average amount of such liabilities outstanding during the period. The following table shows the average borrowings and related borrowing costs for the years ended December 31, 2007, 2006, and 2005. Average balances have increased, primarily reflecting the funding needs to support the growth in our investment portfolios. The increase in borrowing costs reflected the trend of increasing interest rates in the economy.

(Dollars in thousands)	Interest Expense	Average Balance	Average Borrowing Costs
December 31, 2007
Revolving line of credits	$23,185	$380,405	6.09%
SBA debentures	5,007	77,250	6.48
Notes payable to banks (1)	2,387	32,146	7.43
Margin loans	125	2,221	5.63

Total	$30,704	$492,022	6.24

Medallion Bank borrowings	13,804	268,962	5.13

Total managed borrowings	$44,508	$760,984	5.85

December 31, 2006
Revolving line of credits	$17,550	$323,823	5.42%
SBA debentures	4,981	77,250	6.45
Notes payable to banks	1,119	14,824	7.55
Margin loans	540	9,165	5.89

Total	$24,190	$425,062	5.69

Medallion Bank borrowings	10,454	232,605	4.49

Total managed borrowings	$34,644	$657,667	5.27

December 31, 2005
Revolving line of credit	$12,164	$282,000	4.31%
SBA debentures	4,599	71,637	6.42
Notes payable to banks	757	12,606	6.01
Margin loans	477	11,631	4.10

Total	$17,997	$377,874	4.76

Medallion Bank borrowings	6,400	195,732	3.27

Total managed borrowings	$24,397	$573,606	4.25

(1)	Includes Trust Preferred Securities issued in June 2007.

We will continue to seek SBA funding to the extent it offers attractive rates. SBA financing subjects its recipients to limits on the amount of secured bank debt they may incur. We use SBA funding to fund loans that qualify under SBIA and SBA regulations. We believe that financing operations primarily with short-term floating rate secured bank debt has generally decreased our interest expense, but has also increased our exposure to the risk of increases in market interest rates, which we mitigate with certain interest rate strategies. At December 31, 2007, 2006, and 2005, short-term floating rate debt constituted 78%, 82%, and 81% of total debt, and was 51%, 53%, and 52% on a fully managed basis including the borrowings of Medallion Bank.

Factors Affecting Net Assets

Factors that affect our net assets include net realized gain or loss on investments and change in net unrealized appreciation or depreciation on investments. Net realized gain or loss on investments is the difference between the proceeds derived upon sale or foreclosure of a loan or an equity investment and the cost basis of such loan or equity investment. Change in net unrealized appreciation or depreciation on investments is the amount, if any, by which our estimate of the fair value of our investment portfolio is above or below the previously established fair value or the cost basis of the portfolio. Under the 1940 Act and the SBIA, our loan portfolio and other investments must be recorded at fair value.

Unlike certain lending institutions, we are not permitted to establish reserves for loan losses, but adjust quarterly the valuation of the loan portfolio to reflect our estimate of the current value of the total loan portfolio. Since no ready market exists for our loans, fair value is subject to our good faith determination. In determining such fair value, we and our Board of Directors consider factors such as the financial condition of its borrowers and the adequacy of their collateral. Any change in the fair value of portfolio loans or other investments as determined by us is reflected in net unrealized depreciation or appreciation of investments and affects net increase in net assets resulting from operations but has no impact on net investment income or distributable income.

Our investment in Medallion Bank, as a wholly owned portfolio investment, was also subject to quarterly assessments of fair value. We conduct a thorough valuation analysis as described previously, and determine whether any factors give rise to valuation different than recorded book value, including various regulatory restrictions that were established at Medallion Bank’s inception, by the FDIC and State of Utah, and also by additional marketplace restrictions, such as the ability to transfer industrial bank charters. As a result of this valuation process, we used Medallion Bank’s actual results of operations as the best estimate of changes in fair value, and recorded the results as a component of unrealized appreciation (depreciation) on investments, although changes in these restrictions and other applicable factors could change these conclusions in the future.

Consolidated Results of Operations

Since Medallion Bank commenced operations in December 2003, we had historically consolidated Medallion Bank’s financial statements with those of our own. Although Medallion Bank is not an investment company, and SEC rules generally do not permit investment companies such as ours to consolidate the financial statements of non-investment companies, such as Medallion Bank, we had sought and obtained a letter from the SEC in March 2004 permitting such consolidation. We believed that consolidating Medallion Bank provided a more complete and accurate representation of our full scope of operations, and our complete financial position and results of operations.

During August 2006, we filed a registration statement on Form N-2 which the SEC staff reviewed and on which they provided comments, including those relating to the consolidation of the accounts of Medallion Bank which have evolved since 2004. Based on discussion with the SEC staff, we determined during the 2006 fourth quarter to voluntarily not consolidate Medallion Bank and present Medallion Bank as a portfolio company. We determined that this change represents a change in the reporting entity as described in SFAS No. 154, “Accounting Changes and Error Corrections.” Accordingly we retrospectively applied this change to the financial statements of all prior periods presented, including previously issued interim periods presented, included in our 2006 Form 10-K. The effect of this retrospective application was to present our financial position and results of operations as if Medallion Bank had not been consolidated for all periods presented and to present Medallion Bank as an unconsolidated portfolio investment. Although this created changes in the reported levels of assets, liabilities, revenues, and expenses, our net increase in net assets resulting from operations, shareholders’ equity, and the related amounts per common share were unchanged.

For the Years Ended December 31, 2007 and 2006

Net increase in net assets resulting from operations was $15,436,000 or $0.87 per diluted common share in 2007, up $2,328,000 or 18% from $13,108,000 or $0.74 per share in 2006. The 2007 increase primarily reflected higher net interest income and net realized/unrealized gains, partially offset by higher operating expenses and lower noninterest income. Net investment income after taxes was $5,298,000 or $0.30 per share in 2007, up $2,133,000 or 67% from $3,165,000 or $0.18 per share in 2006.

Investment income was $51,393,000 in 2007, up $11,758,000 or 30% from $39,635,000 a year ago, and included $821,000 from interest recoveries on certain investments in 2007, compared to $1,556,000 in 2006. Also included in 2007 were $5,750,000 in dividends from Medallion Bank. Excluding those items, investment income increased $6,743,000 or 18%, primarily reflecting growth in the investment portfolios and to a lesser extent, changes in the yields earned. The yield on the investment portfolio was 8.44% in 2007, up 9% from 7.71% in 2006. Excluding the interest recoveries and dividends, the 2007 yield was down 1% to 7.36% from 7.42% in 2006, reflecting the general decrease in market interest rates and changes in the portfolio mix. Average investments outstanding were $608,626,000 in 2007, up 19% from $513,059,000 a year ago, primarily reflecting growth in the medallion loan portfolio.

Medallion loans were $498,883,000 at year end, up $70,634,000 or 16% from $428,249,000 a year ago, representing 76% of the investment portfolio compared to 72% a year ago, and were yielding 7.13% compared to 6.93% a year ago, an increase of 3%. The increase in outstandings primarily reflected efforts to book new business, primarily in the New York City market, and also reflected the increase in medallion values. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $590,941,000 at year end, up $62,965,000 or 12% from $527,976,000 a year ago. The commercial loan portfolio was $91,782,000 at year end, compared to $88,207,000 a year ago, an increase of $3,575,000 or 4%, and represented 14% of the investment portfolio compared to 15% a year ago. The increase primarily reflected growth in the high-yield mezzanine loan portfolio, partially offset by increases in valuation allowances. Commercial loans yielded 12.12% at year end, down 1% from 12.21% a year ago, reflecting the interest rate cycle peak in 2007 and the beginning of market rate decreases. The managed commercial portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $166,983,000 at year end, up $10,778,000 or 7% from $156,205,000 a year ago, primarily reflecting the increases described above and growth at Medallion Bank, partially offset by the net increase in third party loan participations purchased. Investments in Medallion Bank and other controlled subsidiaries was $57,501,000 at year end, up $7,053,000 or 14% from $50,448,000 a year ago, primarily reflecting the increased value of those investments, a large portion of which reflected the earnings of Medallion Bank, and which represented 9% of the investment portfolio for both years, and which yielded 13.79% the end of 2007, compared to 0.00% a year ago. See Note 4 of the consolidated financial statements for additional information about Medallion Bank and the other controlled subsidiaries. Equity investments were $4,880,000, down $11,188,000 or 70% from $16,068,000 a year ago, primarily reflecting the sale of a portion of the Clear Channel common stock received for our ownership interest in Media, partially offset by portfolio appreciation, and represented 1% of the investment portfolio and had a dividend yield of 4.70%, compared to 3% and 2.23% a year ago. Investment securities were zero at year end, compared to $9,961,000 a year ago, when they represented 2% of the investment portfolio and yielded 5.09%. See page 23 for a table that shows balances and yields by type of investment.

Interest expense was $30,704,000 in 2007, up $6,514,000 or 27% from $24,190,000 in 2006. The increase in interest expense was due to increased levels of borrowings compounded by the higher cost of borrowed funds. Average debt outstanding was $492,022,000 for 2007, compared to $425,061,000 a year ago, an increase of 16%, primarily reflecting increased borrowings used to fund portfolio investment growth. The cost of borrowed funds was 6.24% in 2007, compared to 5.69% a year ago, an increase 10%, reflecting increases in the general level of interest rates over the last year, and the adjustable rate nature of much of our borrowings. See page 33 for a table which shows average balances and cost of funds for our funding sources.

Net interest income was $20,689,000 and the net interest margin was 3.40% for 2007, up $5,244,000 or 34% from $15,445,000 a year ago, which represented a net interest margin of 3.01%, all reflecting the items discussed above.

Noninterest income, which is comprised of servicing fee income, prepayment penalties, late charges, and other miscellaneous income was $2,444,000 in 2007, down $202,000 or 8% from $2,646,000 a year ago. Included in 2006 was $629,000 of unusually large prepayment penalties from several large paid-off loans. Excluding those prepayment penalties, noninterest income increased 21% in 2007, reflecting higher servicing fees, other prepayment penalties, and late charges on a larger portfolio base.

Operating expenses were $17,835,000 in 2007, up $2,909,000 or 19% from $14,926,000 in 2006. Salaries and benefits expense was $10,192,000 in the year, up $1,999,000 or 24% from $8,193,000 in 2006, primarily reflecting higher bonus accruals and an increase in headcount and salary levels, partially offset by increased salary deferrals related to loan originations. Professional fees were $2,603,000 in 2007, up $648,000 or 33% from $1,955,000 a year ago. The increase primarily reflected higher investment project-related professional costs, higher accounting costs, including costs related to deconsolidating Medallion Bank and for consultant services for operational reviews, and higher legal expenses. Rent expense was $1,353,000 in the year, up $87,000 or 7% compared to $1,266,000 in 2006, reflecting lease adjustments. Other operating expenses of $3,687,000 in 2007 were up $175,000 or 5% from $3,512,000 a year ago, primarily reflecting higher general office expenses and franchise tax accruals, partially offset by lower directors fees and loan collections costs.

Income tax expense was $0 in 2007 and 2006.

Net unrealized depreciation on investments of $4,034,000 in 2007, compared to appreciation of $6,863,000 in 2006, a decrease of $10,897,000. Net change in unrealized depreciation, net of the net change in unrealized appreciation on Medallion Bank and the other controlled subsidiaries, was $6,326,000 in 2007, compared to $591,000 in 2006, resulting in increased depreciation of $5,735,000 in 2007. Unrealized appreciation (depreciation) arises when we make valuation adjustments to the investment portfolio. When investments are sold or written off, any resulting realized gain (loss) is grossed up to reflect previously recorded unrealized components. As a result, movement between periods can appear distorted. The 2007 activity resulted from reversals of unrealized appreciation associated with equity investments that were sold of $11,647,000, net unrealized depreciation on loans of $4,246,000, and reversals of unrealized appreciation associated with foreclosed properties that were sold of $1,336,000, partially offset by net unrealized appreciation on foreclosed property of $8,076,000, net appreciation on Medallion Bank and other controlled subsidiaries of $2,292,000, net unrealized appreciation on equity investments of $1,994,000, and by reversals of unrealized depreciation associated with fully depreciated loans which were charged off of $833,000. The net appreciation on Medallion Bank and other controlled subsidiaries described above is net of the $5,750,000 of dividends declared by them to Medallion Financial in 2007. The 2006 activity resulted from net appreciation on Medallion Bank and other controlled subsidiaries of $7,454,000, net unrealized appreciation on equity investments of $4,236,000, reversals of unrealized depreciation associated with fully depreciated loans which were charged off of $4,016,000, and net unrealized appreciation on foreclosed property of $921,000, partially offset by net unrealized depreciation on loans of $7,185,000 and reversals of unrealized appreciation associated with equity investments that were sold of $2,579,000. See Notes 3 and 4 to the consolidated financial statements for more information about Medallion Bank and other controlled subsidiaries.

Our net realized gains on investments were $14,172,000 in 2007, compared to $3,080,000 in 2006. The 2007 activity reflected the reversals described in the unrealized paragraph above and by net direct gains on sales of equity and other investments of $1,999,000 and net direct recoveries of $23,000. The 2006 activity reflected the above and net direct gains on sales of equity and other investments of $5,997,000 and gains on sales of foreclosed property of $4,000, partially offset by net direct chargeoffs $1,484,000.

The Company’s net realized/unrealized gains on investments were $10,138,000 in 2007, compared to $9,943,000 in 2006, reflecting the above.

For the Years Ended December 31, 2006 and 2005

Net increase in net assets resulting from operations was $13,108,000 or $0.74 per diluted common share in 2006, up $6,246,000 or 91% from of $6,862,000 or $0.39 in 2005, which included the results of Business Lenders. The increase in 2006 primarily reflected higher net realized/unrealized portfolio gains, mostly representing the net appreciation on our investment in Medallion Bank, and lower operating expenses, partially offset by lower noninterest income and net interest income. Net investment income after taxes was $3,165,000 or $0.18 per diluted common share, down $1,417,000 or 31% from $4,582,000 or $0.26 per share in 2005.

Investment income was $39,635,000 in 2006, up $4,824,000 or 14% from $34,811,000 a year ago, and included $1,556,000 from interest recoveries on certain investments in 2006, compared to $1,480,000 in 2005. Investment income increased reflecting growth in the investment portfolios and higher yields earned. The yield on the investment portfolio was 7.71% in 2006, up 6% from 7.24% in 2005, reflecting the general increase in market interest rates and the refinancing of fixed rate loans at current rates. Average investments outstanding were $513,059,000 in 2006, up 7% from $480,784,000 a year ago, primarily reflecting growth in the medallion loan portfolio.

Medallion loans were $428,249,000 at year end, up $52,986,000 or 14% from $375,263,000 a year ago, representing 72% of the investment portfolio compared to 71% a year ago, and were yielding 6.93% compared to 6.50% a year ago, an increase of 7%. The increase in outstandings primarily reflected efforts to book new business and repurchase certain participations, primarily in the New York City and Boston markets, including the purchase of a $35,703,000 portfolio from Banco Popular, and also reflected the increase in medallion values, partially offset by several large fleet repayments, including reductions in Chicago. The managed medallion portfolio, which includes loans at Medallion Bank, was $527,976,000 at year end, up $70,024,000 or 15% from $457,952,000 a year ago. The commercial loan portfolio was $88,207,000 at year end, compared to $91,486,000 a year ago, a decrease of $3,279,000 or 4%, and represented 15% of the investment portfolio compared to 17% in 2005. The decrease primarily reflected the resolution of several large old nonperforming loans, relatively flat growth in the on-balance sheet asset-based lending portfolio, and the pay down of several large loans in the high-yield mezzanine loan portfolio. Commercial loans yielded 12.21% at year end, compared to 11.79% a year ago, an increase of 4%, reflecting the increases in market interest rates during year and the floating rate nature of much of the portfolio. The managed commercial portfolio, which includes loans at Medallion Bank, was $156,205,000 at year end, up $10,059,000 or 7% from $146,146,000 a year ago, primarily reflecting the increases described above and increased loan participations sold. Investments in Medallion Bank and other controlled subsidiaries was $50,448,000 at year end, up $10,113,000 or 25% from $40,335,000 a year ago, primarily reflecting the increased value of those investments, a large portion of which reflected the earnings of Medallion Bank. See Note 4 of the consolidated financial statements for additional information about Medallion Bank and the other controlled subsidiaries. Equity investments were $16,068,000, down $7,070,000 or 31% from $23,138,000 a year ago, primarily reflecting the sale of a portion of the Clear Channel common stock received for our ownership interest in Media and losses taken on certain mezzanine investments, partially offset by portfolio appreciation, and represented 3% of the investment portfolio and had a dividend yield of 2.23%, compared to 4% and 1.59% a year ago. Investment securities of $9,961,000 were up from zero a year ago, and represented 2% of the investment portfolio and yielded 5.09%. See page 23 for a table that shows balances and yields by type of investment.

Interest expense was $24,190,000 in 2006, up $6,193,000 or 34% from $17,997,000 in 2005. The increase in interest expense was due to the higher cost of borrowed funds compounded by increased levels of borrowings. The cost of borrowed funds was 5.69%, compared to 4.76% a year ago, an increase of 20%, reflecting increases in the general level of interest rates over the last year, and the floating rate nature of much of our borrowings. Average debt outstanding was $425,061,000 for 2006, compared to $377,874,000 a year ago, an increase of 12%, primarily reflecting increased borrowings used to fund portfolio investment growth. See page 33 for a table which shows average balances and cost of funds for our funding sources.

Net interest income was $15,445,000 and the net interest margin was 3.01% for 2006, down $1,369,000 or 8% from $16,814,000 a year ago, which represented a net interest margin of 3.50%, all reflecting the items discussed above.

Noninterest income was $2,646,000 in 2006, down $2,092,000 or 44% from $4,738,000 a year ago. Excluding amounts related to the sold Business Lenders loan portfolio, noninterest income, which is comprised of servicing fee income, prepayment fees, late charges, and other miscellaneous income, was down $203,000 or 7%. Included in 2006 were $629,000 of unusually large prepayment penalties from several large paid-off loans, compared to $810,000 a year ago. Excluding those prepayment penalties, noninterest income was relatively flat from year to year.

Operating expenses were $14,926,000 in 2006, compared to $16,984,000 in 2005, a decrease of $2,058,000 or 12%. Excluding the amounts related to the sold Business Lenders loan portfolio, operating expenses were up $840,000 or 6%, primarily reflecting costs of our growth initiatives. Salaries and benefits expense excluding Business Lenders was $8,193,000 in the year, up $519,000 or 7% from $7,674,000 in 2005, primarily reflecting lower amounts of salary deferrals related to loan originations, the costs associated with options granted, and increase in headcount and salary levels, partially offset by lower bonus accruals. Professional fees excluding Business Lenders were $1,955,000 in 2006, up $140,000 or 8% from $1,816,000 a year ago, primarily reflecting higher investment project-related professional costs and costs associated with certain investments. Other operating expenses excluding Business Lenders of $4,778,000 in the year were up $181,000 or 4% from $4,596,000 in 2005, reflecting lower travel and entertainment, depreciation, and advertising, partially offset by higher loan collections and miscellaneous tax expenses.

Income tax expense was $0 in 2006, compared to a tax benefit of $14,000 a year ago.

Net unrealized appreciation on investments was $6,863,000 in 2006, compared to depreciation of $1,327,000 in 2005, an increase of $8,189,000. Net unrealized depreciation net of the net unrealized appreciation on Medallion Bank and the other controlled subsidiaries was $591,000 in 2006 and $6,339,000 in 2005, resulting in decreased depreciation of $5,748,000 in 2006. Unrealized appreciation (depreciation) arises when we make valuation adjustments to the investment portfolio. When investments are sold or written off, any resulting realized gain (loss) is grossed up to reflect previously recorded unrealized components. As a result, movement between periods can appear distorted. The 2006 activity resulted from net appreciation on Medallion Bank and other controlled subsidiaries of $7,454,000, net unrealized appreciation on equity investments of $4,236,000, reversals of unrealized depreciation associated with fully depreciated loans which were charged off of $4,016,000, and net unrealized appreciation on foreclosed property of $921,000, partially offset by net unrealized depreciation on loans of $7,185,000 and reversals of unrealized appreciation associated with equity investments that were sold of $2,579,000. The 2005 activity resulted from reversals of unrealized appreciation associated with equity investments that were sold of $5,514,000, net unrealized depreciation on foreclosed property of $1,123,000, and net unrealized depreciation on loans of $1,011,000, partially offset by net appreciation on Medallion Bank and other controlled subsidiaries of $5,012,000, net unrealized appreciation on equity investments of $827,000, and reversals of unrealized depreciation associated with fully depreciated loans which were charged off of $482,000.

Also included in unrealized appreciation (depreciation) on investments was the net unrealized appreciation on Medallion Bank and other controlled subsidiaries of $7,454,000 in 2006 and $5,012,000 in 2005. Both years primarily reflected the results of operations of Medallion Bank. See notes 3 and 4 to the consolidated financial statements for information about these controlled subsidiaries.

Our net realized gains on investments were $3,080,000 in 2006, compared to $3,606,000 in 2005. The 2006 activity reflected the reversals described in the unrealized paragraph above and net direct gains on sales of equity and other investments of $5,997,000 and gains on sales of foreclosed property of $4,000, partially offset by net direct chargeoffs $1,484,000. The 2005 activity reflected the above and net direct gains on sales of equity investments of $2,439,000, partially offset by net direct chargeoffs of $3,864,000.

The Company’s net realized/unrealized gains on investments were $9,943,000 in 2006, compared to $2,280,000 in 2005, reflecting the above.

Asset/Liability Management

Interest Rate Sensitivity

We, like other financial institutions, are subject to interest rate risk to the extent that our interest-earning assets (consisting of medallion, commercial, and consumer loans; and investment securities) reprice on a different basis over time in comparison to our interest-bearing liabilities (consisting primarily of credit facilities with banks and other lenders, bank certificates of deposit, and subordinated SBA debentures).

Having interest-bearing liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, although such an asset/liability structure may result in declining net earnings during periods of rising interest rates. Abrupt increases in market rates of interest may have an adverse impact on our earnings until we are able to originate new loans at the higher prevailing interest rates. Conversely, having interest-earning assets that mature or reprice more frequently on average than liabilities may be beneficial in times of rising interest rates, although this asset/liability structure may result in declining net earnings during periods of falling interest rates. This mismatch between maturities and interest rate sensitivities of our interest-earning assets and interest-bearing liabilities results in interest rate risk.

The effect of changes in interest rates is mitigated by regular turnover of the portfolio. Based on past experience, we anticipate that approximately 40% of the taxicab medallion portfolio will mature or be prepaid each year. We believe that the average life of our loan portfolio varies to some extent as a function of changes in interest rates. Borrowers are more likely to exercise prepayment rights in a decreasing interest rate environment because the interest rate payable on the borrower’s loan is high relative to prevailing interest rates. Conversely, borrowers are less likely to prepay in a rising interest rate environment. However, borrowers may prepay for a variety of other reasons, such as to monetize increases in the underlying collateral values, particularly in the medallion loan portfolio.

In addition, we manage our exposure to increases in market rates of interest by incurring fixed-rate indebtedness, such as ten year subordinated SBA debentures, and by setting repricing intervals or the maturities of tranches drawn under the revolving lines of credit or issued as certificates of deposit, for terms of up to five years. We had outstanding SBA debentures of $77,250,000 with a weighted average interest rate of 6.05%, constituting 14% of our total indebtedness as of December 31, 2007. Also, as of December 31, 2007, portions of the adjustable rate debt with banks repriced at intervals of as long as 57 months, and certain of the certificates of deposit were for terms of up to 34 months, further mitigating the immediate impact of changes in market interest rates.

A relative measure of interest rate risk can be derived from our interest rate sensitivity gap. The interest rate sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities, which mature and/or reprice within specified intervals of time. The gap is considered to be positive when repriceable assets exceed repriceable liabilities, and negative when repriceable liabilities exceed repriceable assets. A relative measure of interest rate sensitivity is provided by the cumulative difference between interest sensitive assets and interest sensitive liabilities for a given time interval expressed as a percentage of total assets.

The following table presents our interest rate sensitivity gap at December 31, 2007, compared to the respective positions at the end of 2006 and 2005. The principal amount of interest earning assets are assigned to the time frames in which such principal amounts are contractually obligated to be repriced. We have not reflected an assumed annual prepayment rate for such assets in this table.

	December 31, 2007 Cumulative Rate Gap (1)
(Dollars in thousands)	Less Than 1 Year	More Than 1 and Less Than 2 Years	More Than 2 and Less Than 3 Years	More Than 3 and Less Than 4 Years	More Than 4 and Less Than 5 Years	More Than 5 and Less Than 6 Years	Thereafter	Total
Earning assets
Floating-rate	$24,801	$—	$—	$—	$—	$—	$—	$24,801
Adjustable rate	19,078	1,641	2,132	26,979	11,314	—	—	61,144
Fixed-rate	69,864	92,373	167,235	90,628	65,744	7,531	17,080	510,455
Cash	33,454	—	—	—	—	—	—	33,454

Total earning assets	$147,197	$94,014	$169,367	$117,607	$77,058	$7,531	$17,080	$629,854

Interest bearing liabilities
Revolving line of credit	$411,449	$—	$—	$—	$—	$—	$—	$411,449
Notes payable to banks	14,000	1,728	5,122	—	33,000	—	—	53,850
SBA debentures	—	—	—	17,985	13,500	19,450	26,315	77,250

Total liabilities	$425,449	$1,728	$5,122	$17,985	$46,500	$19,450	$26,315	$542,549

Interest rate gap	$(278,252)	$92,286	$164,245	$99,622	$30,558	$(11,919)	$(9,235)	$87,305

Cumulative interest rate gap (2)	$(278,252)	$(185,966)	$(21,721)	$77,901	$108,459	$96,540	$87,305	—

December 31, 2006 (2)	$(267,015)	$(152,783)	$(8,334)	$53,943	$127,019	$115,046	$89,104	—
December 31, 2005 (2)	(99,581)	(118,589)	43,224	105,049	153,469	139,543	96,083	—

(1)	The ratio of the cumulative one year gap to total interest rate sensitive assets was (44%), (49%), and (20%), as of December 31, 2007, 2006, and 2005, and was (34%), (34%), and (11%), on a combined basis with Medallion Bank.
(2)	Adjusted for the medallion loan 40% prepayment assumption results in a cumulative one year negative interest rate gap and related ratio of ($127,292) or (20%) for December 31, 2007, compared to a negative rate gap of ($127,184) or ( 23%) and a positive rate gap of $10,768 or 2% for December 31, 2006 and 2005, respectively, and was ($156,202) or (16%), ($117,151) or (14%), and $47,912 or 6% on a combined basis with Medallion Bank.

Our interest rate sensitive assets were $629,854,000 and interest rate sensitive liabilities were $542,549,000 at December 31, 2007. The one-year cumulative interest rate gap was a negative $278,252,000 or 44% of interest rate sensitive assets, compared to a negative $267,015,000 or 49% at December 31, 2006 and $99,581,000 or 20% at December 31, 2005. However, using our estimated 40% prepayment/refinancing rate for medallion loans to adjust the interest rate gap resulted in a negative gap of $127,292,000 or 20% at December 31, 2007. We seek to manage interest rate risk by originating adjustable-rate loans, by incurring fixed-rate indebtedness, by evaluating appropriate derivatives, pursuing securitization opportunities, and by other options consistent with managing interest rate risk.

On a combined basis with Medallion Bank, our interest rate sensitive assets were approximately $985,233,000 and interest rate sensitive liabilities were $841,632,000 at December 31, 2007. The one-year cumulative interest rate gap was a negative $333,855,000 or 34% of interest rate sensitive assets, compared to a negative $287,680,000 or 34% and $82,358,000 or 11% at December 31, 2006 and 2005. Using our estimated 40% prepayment/refinancing rate for medallion loans to adjust the interest rate gap resulted in a negative gap of $156,202,000 or 16% at December 31, 2007.

Interest Rate Cap Agreements

From time-to time, we enter into interest rate cap agreements to manage the exposure of the portfolio to increases in market interest rates by hedging a portion of our variable-rate debt against increases in interest rates. There were no interest rate caps outstanding during 2007, 2006, and 2005.

Liquidity and Capital Resources

Our sources of liquidity are the revolving lines of credit with Merrill Lynch and Citibank, unfunded commitments from the SBA for long-term debentures that are issued to or guaranteed by the SBA, loan amortization and prepayments, private issuances of debt securities and participations or sales of loans to third parties. As a RIC, we are required to distribute at least 90% of our investment company taxable income; consequently, we have primarily relied upon external sources of funds to finance growth. The Trust’s $375,000,000 revolving line of credit with Merrill Lynch had availability of $84,210,000, and Trust II’s $250,000,000 line had availability of $129,342,000 as of December 31, 2007. Medallion Capital and Freshstart have $13,500,000 and $6,000,000 of additional funding commitments with the SBA, which requires capital contributions from us of $6,750,000 and $2,000,000, respectively. Since SBA financing subjects its recipients to certain regulations, we will seek funding at the subsidiary level to maximize its benefits. Lastly, $24,000,000 was available under revolving credit agreements with commercial banks, and approximately $347,000 was available under the company’s margin loan.

Additionally, Medallion Bank, our wholly-owned, unconsolidated portfolio company has access to independent sources of funds for our business originated there, primarily through brokered certificates of deposit. At the current required capital levels, it is expected, although there can be no guarantee, that deposits of approximately $4,000,000 could be raised by Medallion Bank to fund future loan origination activity, and Medallion Bank also has $15,000,000 available under Fed Funds lines with several commercial banks. In addition, Medallion Bank as a non-RIC subsidiary of ours is allowed to retain all earnings in the business to fund future growth.

The components of our debt were as follows at December 31, 2007. See note 5 to the consolidated financial statements for details of the contractual terms of our borrowings.

(Dollars in thousands)	Balance	Percentage	Rate (1)
Revolving lines of credit	$411,449	76%	5.58%
SBA debentures	77,250	14	6.05
Preferred securities	33,000	6	7.68
Notes payable to banks	20,850	4	6.81

Total outstanding debt	$542,549	100%	5.83

Certificates of deposit at Medallion Bank	299,083	—	4.85%

Total outstanding debt, including Medallion Bank	$841,632	—	5.48

(1)	Weighted average contractual rate as of December 31, 2007.

Our contractual obligations expire on or mature at various dates through September 2037. The following table shows all contractual obligations at December 31, 2007.

	Payments due by period
(Dollars in thousands)	Less than 1 year	1 – 2 years	2 – 3 years	3 – 4 years	4 – 5 years	More than 5 years	Total
Revolving lines of credit	$290,791	$120,658	$—	$—	$—	$—	$411,449
SBA debentures	—	—	—	17,985	13,500	45,765	77,250
Preferred securities	—	—	—	—	—	33,000	33,000
Notes payable to banks	14,281	1,855	4,714	—	—	—	20,850

Total	$305,072	$122,513	$4,714	$17,985	$13,500	$78,765	$542,549

Certificates of deposit at Medallion Bank	196,599	91,924	10,560	—	—	—	299,083

Total, including Medallion Bank	$501,671	$214,437	$15,274	$17,985	$13,500	$78,765	$841,632

We value our portfolio at fair value as determined in good faith by management and approved by the Board of Directors in accordance with our valuation policy. Unlike certain lending institutions, we are not permitted to establish reserves for loan losses. Instead, we must value each individual investment and portfolio loan on a quarterly basis. We record unrealized depreciation on investments and loans when we believe that an asset has been impaired and full collection is unlikely. We record unrealized appreciation on equities if we have a clear indication that the underlying portfolio company has appreciated in value and, therefore, our equity investment has also appreciated in value. Without a readily ascertainable market value, the estimated value of our portfolio of investments and loans may differ significantly from the values that would be placed on the portfolio if there existed a ready market for the investments. We adjust the valuation of the portfolio quarterly to reflect management’s estimate of the current fair value of each investment in the portfolio. Any changes in estimated fair value are recorded in our statement of operations as net unrealized appreciation (depreciation) on investments. Our investment in Medallion Bank, as a wholly-owned portfolio investment, was also subject to quarterly assessments of its fair value. We conduct a thorough valuation analysis as described previously, and determine whether any factors give rise to valuation different than recorded book value. As a result of this valuation process, we used Medallion Bank’s actual results of operations as the best estimate of changes in fair value, and recorded the result as a component of unrealized appreciation (depreciation) on investments, although changes in these restrictions and other applicable factors could change these conclusions in the future.

In addition, the illiquidity of our loan portfolio and investments may adversely affect our ability to dispose of loans at times when it may be advantageous for us to liquidate such portfolio or investments. In addition, if we were required to liquidate some or all of the investments in the portfolio, the proceeds of such liquidation may be significantly less than the current value of such investments. Because we borrow money to make loans and investments, our net operating income is dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our interest income. In periods of sharply rising interest rates, our cost of funds would increase, which would reduce our net operating income before net realized and unrealized gains. We use a combination of long-term and short-term borrowings and equity capital to finance our investing activities. Our long-term fixed-rate investments are financed primarily with short-term floating-rate debt, and to a lesser extent by term fixed-rate debt. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. We have analyzed the potential impact of changes in interest rates on net interest income. Assuming that the balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, and including the impact on Medallion Bank, a hypothetical immediate 1% increase in interest rates would have positively impacted net increase in net assets resulting from operations as of December 31, 2007 by approximately $374,000 on an annualized basis, compared to a positive impact of $399,000 at December 31, 2006, and the impact of such an immediate increase of 1% over a one year period would have been ($2,895,000) at December 31, 2007, compared to ($2,334,000) for December 31, 2006. Although management believes that this measure is indicative of our sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size, and composition of the assets on the balance sheet, and other business developments that could affect net increase in net assets resulting from operations in a particular quarter or for the year taken as a whole. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by these estimates.

We continue to work with investment banking firms and other financial intermediaries to investigate the viability of a number of other financing options which include, among others, the sale or spin off certain assets or divisions, the development of a securitization conduit program, and other independent financing for certain subsidiaries or asset classes. These financing options would also provide additional sources of funds for both external expansion and continuation of internal growth.

The following table illustrates sources of available funds for us and each of our subsidiaries, and amounts outstanding under credit facilities and their respective end of period weighted average interest rates at December 31, 2007. See note 5 to the consolidated financial statements for additional information about each credit facility.

(Dollars in thousands)	The Company	MFC	MCI	MBC	FSVC	UTAH	Total	12/31/06
Cash	$14,709	$4,005	$4,346	$4,806	$5,588	$—	$33,454	$15,399
Bank loans (1)	20,000	18,000	—	—	—	—	38,000	26,000
Amounts undisbursed	6,000	18,000	—	—	—	—	24,000	15,425
Amounts outstanding	14,000	6,850	—	—	—	—	20,850	15,210
Average interest rate	6.86%	6.72%	—	—	—	—	6.81%	7.41%
Maturity	6/08	8/08-6/10	—	—	—	—	6/08-6/10	6/07-12/09
Preferred Securities (2)	33,000	—	—	—	—	—	33,000	—
Average interest rate	7.68%	—	—	—	—	—	7.68%	—
Maturity	09/37	—	—	—	—	—	09/37	—
Lines of Credit	—	625,000	—	—	—	—	625,000	500,000
Amounts undisbursed	—	213,551	—	—	—	—	213,551	151,251
Amounts outstanding	—	411,449	—	—	—	—	411,449	348,749
Average interest rate	—	5.58%	—	—	—	—	5.58%	5.52%
Maturity	—	9/08-12/09	—	—	—	—	9/08-12/09	9/08-12/09
Margin loan	—	—	—	—	—	—	—	13,928
Average interest rate	—%	—	—	—	—	—	—%	6.19%
Maturity	N/A	—	—	—	—	—	N/A	N/A
SBA debentures	—	—	46,750	—	50,000	—	96,750	96,750
Amounts undisbursed	—	—	13,500	—	6,000	—	19,500	19,500
Amounts outstanding	—	—	33,250	—	44,000	—	77,250	77,250
Average interest rate	—	—	6.02%	—	6.08%	—	6.05%	6.05%
Maturity	—	—	9/11-9/15	—	9/11-3/16	—	9/11-3/16	9/11-3/16

Total cash and amounts remaining undisbursed under credit facilities	$20,709	$235,556	$17,846	$4,806	$11,588	$—	$290,505	$201,575

Total debt outstanding	$47,000	$418,299	$33,250	$—	$44,000	$—	$542,549	$455,137

Including Medallion Bank
Cash	—	—	—	—	—	$17,025	$17,025	$14,699
Certificates of deposit	—	—	—	—	—	299,083	299,083	261,484
Average interest rate	—	—	—	—	—	4.85%	4.85%	4.36%
Maturity	—	—	—	—	—	1/08-10/10	1/08-10/10	01/07-10/10

Total cash and amounts remaining undisbursed under credit facilities	$20,709	$235,556	$17,846	$4,806	$11,588	$17,025	$307,530	$216,274

Total debt outstanding	$47,000	$418,299	$33,250	$—	$44,000	$299,083	$841,632	$716,620

(1)	In September 2007, MFC entered into a $10,000 revolving note agreement with Citibank that matures on June 30, 2008. In March 2007, we amended our revolving secured line of credit with Atlantic Bank, a division of New York Commercial Bank, to increase the line from $6,000 to $8,000.
(2)	In September 2007, the Company under its new Trust “Fin Trust” issued and sold $35,000 of Preferred Securities (Securities) to Merrill Lynch. The Securities bear interest at a fixed rate of 7.68% through September 2012, and thereafter, at a variable rate of 90 day LIBOR plus 2.125%. In December 2007, $2,000 of the Securities were repurchased from a broker for $1,300. The remaining Securities mature in September 2037.
(3)	In November 2007, the line of credit with Citibank was renewed, extended, and increased to $250,000.

Loan amortization, prepayments, and sales also provide a source of funding for us. Prepayments on loans are influenced significantly by general interest rates, medallion loan market values, economic conditions, and competition. Based on current market conditions and communications from Merrill Lynch, we expect Merrill Lynch will not extend its credit facility with us beyond its current maturity date in September 2008. We have available liquidity of approximately $150,000,000 under our revolving credit agreement with Citibank. We also generate liquidity through deposits generated at Medallion Bank, other borrowing arrangements including the issuance of SBA debentures and cash flow from operations. We are actively seeking other sources of liquidity. Given current market conditions, however, we cannot assure you that we will be able to secure additional liquidity on terms favorable to us or at all. If that occurs, we may choose to participate to third parties a portion of our existing portfolio and decline to underwrite lower yielding loans in order to conserve capital until credit conditions in the market become more favorable. Also, Medallion Bank is not a RIC, and therefore is able to retain earnings to finance growth.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary by clarifying that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a component of equity. It requires that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and shall be applied prospectively, except for the presentation and disclosure requirements which shall be applied retrospectively. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations which establishes principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date fair value, as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141R is effective prospectively to business combinations in fiscal years beginning on or after December 15, 2008. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which includes an amendment to SFAS No. 115. This statement permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. This statement is effective for fiscal years beginning after November 15, 2007. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position the funded status of a benefit plan; (b) measure defined benefit plan assets and obligations as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise but are not recognized as components of net periodic benefit costs pursuant to prior existing guidance, any adjustment to amounts recognized in accumulated other comprehensive income. The provisions governing recognition of the funded status of a defined benefit plan and related disclosures are effective as of the end of fiscal years ending after December 15, 2006 and not before June 16, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurement.” This statement defines fair values, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. We currently follow fair market value accounting in our consolidated financial statements as a RIC; hence we do not expect the adoption of SFAS No.157 to have a material effect on our financial condition and results of operations. This statement is effective for fiscal years beginning after November 15, 2007.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting For Uncertainty in Income Taxes.” The interpretation sets a recognition threshold and measurement attribute for recognizing tax positions in a company’s financial statements based on a determination whether it is likely or not that the tax position would withstand a tax audit, without regard for the likelihood of a tax audit taking place. Assuming a position meets the “more-likely-than-not” threshold, the interpretation also prescribes a measurement attribute requiring determination of how much of the tax position would ultimately be allowed if challenged. The interpretation is effective for fiscal years beginning after December 15, 2006. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS Nos. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative that require bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, as defined. The adoption of SFAS No. 155 does not have a material impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Our business activities contain elements of risk. We consider the principal types of risk to be fluctuations in interest rates and portfolio valuations. We consider the management of risk essential to conducting our businesses. Accordingly, our risk management systems and procedures are designed to identify and analyze our risks, to set appropriate policies and limits, and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs.

We value our portfolio at fair value as determined in good faith by management and approved by the Board of Directors in accordance with our valuation policy. Unlike certain lending institutions, we are not permitted to establish reserves for loan losses. Instead, we must value each individual investment and portfolio loan on a quarterly basis. We record unrealized depreciation on investments and loans when we believe that an asset has been impaired and full collection is unlikely. We record unrealized appreciation on equities if it has a clear indication that the underlying portfolio company has appreciated in value and, therefore, our equity investment has also appreciated in value. Without a readily ascertainable market value, the estimated value of our portfolio of investments and loans may differ significantly from the values that would be placed on the portfolio if there existed a ready market for the investments. We adjust the valuation of the portfolio quarterly to reflect management’s estimate of the current fair value of each investment in the portfolio. Any changes in estimated fair value are recorded in our statement of operations as net unrealized appreciation (depreciation) on investments. Our investment in Medallion Bank, as a wholly owned portfolio investment, was also subject to quarterly assessments of fair value. We conduct a thorough valuation analysis as described previously, and determine whether any factors give rise to valuation different than recorded book value, including various regulatory restrictions that were established at Medallion Bank’s inception, by the FDIC and State of Utah, and also by additional marketplace restrictions, such as on the ability to transfer industrial bank charters. As a result of this valuation process, we used Medallion Bank’s actual results of operations as the best estimate of changes in fair value, and recorded the results as a component of unrealized appreciation (depreciation) on investments, although changes in these restrictions and other applicable factors could change these conclusions in the future.

In addition, the illiquidity of our loan portfolio and investments may adversely affect our ability to dispose of loans at times when it may be advantageous for us to liquidate such portfolio or investments. In addition, if we were required to liquidate some or all of the investments in the portfolio, the proceeds of such liquidation may be significantly less than the current value of such investments. Because we borrow money to make loans and investments, our net operating income is dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our interest income. In periods of sharply rising interest rates, our cost of funds would increase, which would reduce our net operating income before net realized and unrealized gains. We use a combination of long-term and short-term borrowings and equity capital to finance our investing activities. Our long-term fixed-rate investments are financed primarily with short-term floating-rate debt, and to a lesser extent by term fixed-rate debt. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. We have analyzed the potential impact of changes in interest rates on net interest income. Assuming that the balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, and including the impact on Medallion Bank, a hypothetical immediate 1% increase in interest rates would have positively impacted net increase in net assets resulting from operations as of December 31, 2007 by approximately $374,000 on an annualized basis, compared to a positive impact of $399,000 at December 31, 2006, and the impact of such an immediate increase of 1% over a one year period would have been ($2,895,000) at December 31, 2007, compared to ($2,334,000) for December 31, 2006. Although management believes that this measure is indicative of our sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size, and composition of the assets on the balance sheet, and other business developments that could affect net increase in net assets resulting from operations in a particular quarter or for the year taken as a whole. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by these estimates.

SENIOR SECURITIES

Information about our senior securities is shown in the following table as of December 31 for the years indicated in the table, unless otherwise noted. The information contained in the table for the years 1998 through 2007 has been derived from our audited financial statements. Weiser LLP’s report on the senior securities table is attached as an exhibit to the registration statement of which this prospectus is a part.

Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit (Exclude Bank Loans)(4)
1998	47,350,000	4.15	—	N/A
1999	91,200,000	2.73	—	N/A
2000	106,500,000	2.39	—	N/A
2001	85,000,000	3.06	—	N/A
2002	36,921,000	5.38	—	N/A
2003	4,000,000	41.53	—	N/A
2004	11,700,000	15.57	—	N/A
2005	5,500,000	31.25	—	N/A
2006	8,462,000	21.05	—	N/A
2007	50,848,000	4.39	—	N/A

(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)	Asset coverage per unit is the ratio of the carrying value of our total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.
(3)	The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.
(4)	Not applicable because senior securities are not registered for public trading.

BUSINESS

Overview

We, Medallion Financial Corp. or the Company, are a specialty finance company that has a leading position in originating, acquiring, and servicing loans that finance taxicab medallions and various types of commercial businesses. A wholly-owned portfolio company of ours, Medallion Bank, also originates consumer loans for the purchase of recreational vehicles, boats, motorcycles and horse trailers. Our core philosophy has been “In niches there are riches.” We try to identify markets that are profitable and where we can become an industry leader. Our investment objectives are to provide a high level of distributable income, consistent with the preservation of capital, as well as long-term growth of net asset value and our stock price. For additional information about our business and operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Since 1996, the year in which we became a public company, we have increased our taxicab medallion loan portfolio at a compound annual growth rate of 13%, and our commercial loan portfolio at a compound annual growth rate of 7%. Since Medallion Bank acquired a consumer loan portfolio and began originating consumer loans in 2004, it has increased that portfolio at a compound annual growth rate of 20%. Total assets under our management, which includes assets serviced for third party investors and managed by unconsolidated portfolio companies, were approximately $1,017,433,000 as of December 31, 2007 and $907,133,000 as of December 31, 2006, and have grown at a compound annual growth rate of 15% from $215,000,000 at the end of 1996. Since our initial public offering in 1996, we have paid dividends in excess of $118,249,000 or $7.77 per share.

We conduct our business through various wholly-owned investment company subsidiaries and divisions including:

•	Medallion Funding Corp., or Medallion Funding, a Small Business Investment Company, or SBIC, and a regulated investment company, or RIC, our primary taxicab lending company;

•	Medallion Business Credit, an originator of loans to small businesses for the purpose of financing inventory and receivables;

•	Medallion Capital, an SBIC and a RIC, which conducts a mezzanine financing business; and

•	Freshstart Venture Capital Corp., or Freshstart, an SBIC and a RIC, which originates and services taxicab medallion and commercial loans.

We also conduct business through a wholly-owned portfolio company, Medallion Bank, a bank regulated by the FDIC and the Utah Department of Financial Institutions which originates taxicab medallion, commercial, and consumer loans, raises deposits, and conducts other banking activities. Medallion Bank provides us with our lowest costs of funds which it raises through bank certificates of deposits issued to its customers. To take advantage of this low cost of funds, we refer a portion of our taxicab medallion and commercial loans to Medallion Bank, which then originates these loans, which are serviced by us. We earn referral and servicing fees for these activities.

We are a closed-end, non-diversified management investment company under the Investment Company Act of 1940 (the 1940 Act). We have elected to be treated as a business development company under the 1940 Act. We have also elected to be treated for federal income tax purposes as a RIC under Subchapter M of the Internal Revenue Code, or the Code. As a RIC, we generally do not have to pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our shareholders as dividends if we meet certain source-of-income and asset diversification requirements. Medallion Bank is not a RIC and must pay corporate-level federal income taxes.

We are managed by our executive officers under the supervision of our Board of Directors. As a result, we do not pay investment advisory fees, but instead we incur the operating costs associated with employing investment and portfolio management professionals. Alvin Murstein, our chairman and chief executive officer, has over 45 years of experience in the ownership, management, and financing of taxicab medallions and other commercial businesses. Andrew M. Murstein, our president, has 20 years of experience and is the third generation in his family to participate in the business.

Since Medallion Bank commenced operations in December 2003, we had historically consolidated Medallion Bank’s financial statements with those of our own. Although Medallion Bank is not an investment company, and SEC rules generally do not permit investment companies such as ours to consolidate the financial statements of non-investment companies, such as Medallion Bank, we had sought and obtained a letter from the SEC staff in March 2004 permitting such consolidation. We believed that consolidating Medallion Bank provided a more complete and accurate representation of our full scope of operations, and our complete financial position and results of operations.

During August 2006, we filed a registration statement on Form N-2 which the SEC staff reviewed and on which they provided comments, including those relating to the consolidation of the accounts of Medallion Bank. Based on discussion with the SEC staff, we determined during the 2006 fourth quarter to voluntarily not consolidate Medallion Bank and present Medallion Bank as a portfolio company. We determined that this change represents a change in the reporting entity as described in SFAS No. 154, “Accounting Changes and Error Corrections.” Accordingly, we have retrospectively applied this change to the financial statements of all prior periods presented, including previously issued interim periods presented. The effect of this retrospective application is to present our financial position and results of operations as if Medallion Bank had not been consolidated for all periods presented and to present Medallion Bank as an unconsolidated portfolio investment. Although this creates changes in the reported levels of assets, liabilities, revenues, and expenses, our net increase in net assets resulting from operations, shareholders’ equity, and the related amounts per common share are unchanged.

Because of the change in the reporting entity described above and in note 3 to our consolidated financial statements, our financial condition and results of operations included in this registration statement for the years ended December 31, 2005 and 2004, including for any interim periods presented, have been adjusted to reflect the change retrospectively for all periods and information presented.

Our Market

We provide loans to individuals and small to mid-size businesses, both directly through our investment company subsidiaries and also through Medallion Bank, in three primary markets:

•	loans that finance taxicab medallions;

•	loans that finance commercial businesses; and

•	loans that finance consumer purchases of recreational vehicles, boats, motorcycles and horse trailers.

The following chart shows the components of our $934,955,000 managed net investment portfolio as of December 31, 2007.

(Dollars in thousands)	On-Balance Sheet	Off-Balance Sheet (1)	Total Managed Investments
Medallion loans	$498,883	$87,615	$586,498
Commercial loans	91,782	87,844	179,626
Consumer loans	—	138,446	138,446
Investment securities	—	21,838	21,838
Equity investments	4,880	—	4,880
Investments in Medallion Bank and other controlled subsidiaries	57,501	(53,834)	3,667

Net investment portfolio	$653,046	$281,909	$934,955

(1)	Off-balance sheet investments are those owned by our wholly-owned unconsolidated portfolio companies, primarily Medallion Bank.

In addition to our finance business, we also conducted a taxicab rooftop advertising business. We discontinued these operations during the 2004 third quarter upon the merger of Medallion Taxi Media with a subsidiary of Clear Channel Communications, and the sale of Medallion Media Japan to its management.

Medallion Loans

Taxi medallion loans of $498,883,000 comprised 76% of our $653,046,000 net investment portfolio as of December 31, 2007, compared to $428,249,000 or 72% of our $592,933,000 net investment portfolio as of December 31, 2006. Managed taxi medallion loans of $586,498,000 comprised 63% of our $934,955,000 managed net investment portfolio as of December 31, 2007, compared to $522,193,000 or 63% of our $833,639,000 managed net investment portfolio as of December 31, 2006. Including loans to unaffiliated investors, the total amount of medallion loans under our management was $590,941,000 as of December 31, 2007, compared to $527,976,000 as of December 31, 2006. Since 1979, we and Medallion Bank have originated, on a combined basis, approximately $1,159,002,000 in medallion loans in New York City, Chicago, Boston, Newark, Cambridge, and other cities within the United States. In addition, our management has a long history of owning, managing, and financing taxicab fleets, taxicab medallions, and corporate car services, dating back to 1956.

Medallion loans collateralized by New York City taxicab medallions and related assets comprised approximately 80% of the value of the medallion loan portfolio as of December 31, 2007 and 79% of the value of the medallion loan portfolio as of December 31, 2006, and were 83% and 82% on a managed basis. The New York City Taxi and Limousine Commission, or TLC, estimates that the total value of all of New York City taxicab medallions and related assets exceeded $7.2 billion as of December 31, 2007. We estimate that the total value of all taxicab medallions and related assets in the US exceeded $8.8 billion as of December 31, 2007.

Although some of the medallion loans have from time to time been in arrears or in default, our loss experience on medallion loans has been negligible. We believe that our medallion loan portfolio is of high credit quality because medallions have generally increased in value and are relatively simple to repossess and resell in an active market. In the past, when a borrower has defaulted on a loan, we have repossessed the medallion collateralizing that loan. If the loan was not brought current, the medallion was sold in the active market at prices at or in excess of the amounts due.

The following table displays information on managed medallion loans outstanding (other than those managed for third party investors) in each of our major markets at December 31, 2007. For a presentation of only the consolidated on-balance sheet medallion loans, see the Consolidated Schedule of Investments in the consolidated financial statements.

(Dollars in thousands)	# of Loans	% of Medallion Loan Portfolio (1)	Average Interest Rate (2)	Principal Balance
Managed medallion loans
New York	1,369	83%	6.87%	$485,626
Chicago	298	6	7.43	33,877
Boston	165	5	8.42	32,753
Newark	169	4	8.38	22,927
Cambridge	26	1	8.38	5,243
Other	33	1	7.59	5,587

Total managed medallion loans	2,060	100%	7.07	586,013

Deferred loan acquisition costs				892
Unrealized depreciation on loans				(407)

Net managed medallion loans				$586,498

(1)	Based on principal balance outstanding.
(2)	Based on the contractual adjustable or fixed rates of the portfolios at December 31, 2007.

The New York City Market. A New York City taxicab medallion is the only permitted license to operate a taxicab and accept street hails in New York City. As reported by the TLC, individual (owner-driver) medallions sold for approximately $426,000 and corporate medallions sold for approximately $600,000 as of December 31, 2007. The number of taxicab medallions is limited by law, and as a result of the limited supply of medallions, an active market for medallions has developed. The law limiting the number of medallions also stipulates that the ownership for the 13,000 medallions outstanding as of December 31, 2007 shall remain divided into 5,571 individual medallions and 7,429 fleet or corporate medallions. Corporate medallions are more valuable because they can be aggregated by businesses, leased to drivers, and operated for more than one shift. New York City auctioned 600 additional medallions during 2004 and auctioned an additional 308 medallions during 2006. The medallions auctioned in 2006 were restricted to hybrid fuel vehicles and wheelchair accessible vehicles. In addition, New York City auctioned an additional 63 medallions for wheelchair accessible vehicles in 2007. New York City announced a 25% fare hike to support the increased level of medallions, which took effect in the 2004 second quarter. The results of the auctions held were highly successful with a large number of bids received, and record-setting medallion values established, with corporate hybrid medallions alone garnering a minimum acceptable bid of $500,000.

A prospective medallion owner must qualify under the medallion ownership standards set and enforced by the TLC. These standards prohibit individuals with criminal records from owning medallions, require that the funds used to purchase medallions be derived from legitimate sources, and mandate that taxicab vehicles and meters meet TLC specifications. In addition, before the TLC will approve a medallion transfer, the TLC requires a letter from the seller’s insurer stating that there are no outstanding claims for personal injuries in excess of insurance coverage. After the transfer is approved, the owner’s taxicab is subject to quarterly TLC inspections.

Most New York City medallion transfers are handled through approximately 22 medallion brokers licensed by the TLC. In addition to brokering medallions, these brokers also arrange for TLC documentation insurance, vehicles, meters, and financing. We have excellent relations with many of the most active brokers, and regularly receive referrals from them. Brokers generated 47% of the loans originated during 2007, and 25% for 2006. However, we receive most of our referrals from a small number of brokers.

The Chicago Market. We estimate that Chicago medallions currently sell for approximately $100,000 as of December 31, 2007. Pursuant to a municipal ordinance, the number of outstanding medallions is currently capped at 6,950. We estimate that the total value of all Chicago medallions and related assets is over $751,000,000 as of December 31, 2007.

The Boston Market. We estimate that Boston medallions currently sell for approximately $376,500 as of December 31, 2007. The number of Boston medallions is currently capped at 1,825. We estimate that the total value of all Boston medallions and related assets is over $592,000,000 as of December 31, 2007.

The Newark Market. We estimate that Newark medallions currently sell for approximately $330,000 as of December 31, 2007. The number of Newark medallions has been limited to 600 since 1950 by local law. We estimate that the total value of all Newark medallions and related assets is over $201,000,000 as of December 31, 2007.

The Cambridge Market. We estimate that Cambridge medallions currently sell for approximately $377,500 as of December 31, 2007. The number of Cambridge medallions has been limited to 255 since 1945 by a Cambridge city ordinance. We estimate that the total value of all Cambridge medallions and related assets is over $98,000,000 as of December 31, 2007.

Commercial Loans

Commercial loans finance either the purchase of the equipment and related assets necessary to open a new business or the purchase or improvement of an existing business. From the inception of the commercial loan business in 1987 through December 31, 2007, we and Medallion Bank have originated more than 10,146 commercial loans for an aggregate principal amount of approximately $755,484,000. Commercial loans of

$91,782,000 comprised 14% of our $653,046,000 net investment portfolio as of December 31, 2007, compared to $88,207,000 or 15% of our $592,933,000 net investment portfolio as of December 31, 2006. Managed commercial loans of $179,626,000 comprised 19% of our $934,955,000 net investment portfolio as of December 31, 2007, compared to $148,444,000 or 18% of our $833,639,000 managed net investment portfolio as of December 31, 2006. We have increased our commercial loan activity in recent years, primarily because of the attractive higher yielding, floating rate nature of most of this business. The outstanding balances of managed commercial loans have grown at a compound annual rate of 14% since 1996. The increase since 1996 has been primarily driven by internal growth through the origination of additional commercial loans. We plan to continue expanding our commercial loan activities by developing a more diverse borrower base, a wider geographic area of coverage, and by expanding targeted industries.

Commercial loans are generally secured by equipment, accounts receivable, real estate, or other assets, and have interest rates averaging 487 basis points over the prevailing prime rate. As with medallion loans, the vast majority of the principals of borrowers personally guarantee commercial loans. The aggregate realized loss of principal on managed commercial loans has averaged 2.48% per annum for the last five years.

The following table displays information on managed commercial loans outstanding (other than those managed for third party investors) in each of our major markets at December 31, 2007. For a presentation of only the consolidated on-balance sheet commercial loans, see the Consolidated Schedule of Investments in the consolidated financial statements.

(Dollars in thousands)	# of Loans	% of Commercial Loan Portfolio (1)	Average Interest Rate (2)	Principal Balance
Managed commercial loans
Asset-based	86	49%	9.15%	$92,800
Secured mezzanine	37	32	14.19	59,152
Other secured commercial	408	19	8.93	35,110

Total managed commercial loans	531	100%	10.70	187,062

Deferred loan acquisition costs				164
Unrealized depreciation on loans				(7,600)

Net managed commercial loans				$179,626

(1)	Based on principal balance outstanding
(2)	Based on the contractual rates of the portfolios at December 31, 2007.

Asset Based Loans. Through our Medallion Business Credit division, we originate, manage, and service asset-based loans to small businesses which require working capital credit facilities ranging from $500,000 to $8,000,000. Medallion Business Credit frequently refers a portion of its potential commercial loans to Medallion Bank to originate, so that we can benefit from Medallion Bank’s lower cost of funds. Additionally, from time to time, Medallion Business Credit also sells and purchases loan participations from independent third parties. Together, these loans represent approximately 49% of the managed commercial loan portfolio as of December 31, 2007 and 50% as of December 31, 2006. The credit facilities are secured principally by the borrower’s accounts receivable, but may also be secured by inventory, machinery, equipment, and/or real estate, and are personally guaranteed by the principals. Currently, our clients are mostly located in the New York metropolitan area and include manufacturers, distributors, and service organizations. We had successfully established 41 credit lines as of December 31, 2007.

Secured Mezzanine Loans. Through our subsidiary Medallion Capital, we originate both senior and subordinated loans nationwide to businesses in a variety of industries, including manufacturing, accommodation and food service operations, and various service providers, about half of which are located in the upper Midwest and Great Lakes region, with the rest scattered across the country. These loans are primarily secured by a second position on all assets of the businesses, generally range from $1,000,000 to $5,000,000, and represent approximately 32% of our managed commercial loan portfolio as of December 31, 2007, and 35% as of December 31, 2006. Frequently, we receive warrants to purchase an equity interest in the borrowers of secured mezzanine loans.

Other Secured Commercial Loans. We originate other commercial loans that are not concentrated in any particular industry. These loans represented approximately 19% of the managed commercial loan portfolio as of December 31, 2007, and 15% as of December 31, 2006. Historically, this portfolio had consisted of fixed-rate loans, but much of the business originated over the last five years has been at adjustable interest rates, generally repricing on their anniversary date. Borrowers include food service, real estate, retail establishments, and other service providers.

SBA Section 7(a) Loans. Through our subsidiary Business Lenders, we originated loans under the Section 7(a) program of the SBA. On October 17, 2005, we sold substantially all of the assets of Business Lenders to a subsidiary of Merrill Lynch.

Consumer Loans

Consumer loans are originated by Medallion Bank, a wholly-owned, unconsolidated portfolio company. Consumer loans of $138,446,000 comprised 15% of our $934,955,000 managed net investment portfolio as of December 31, 2007 and consumer loans of $111,799,000 comprised 13% of our $833,639,000 managed net investment portfolio as of December 31, 2006. The loans are collateralized by recreational vehicles, boats, motorcycles, and trailers located in all 50 states. The portfolio is serviced by a third party subsidiary of a major commercial bank. We believe that Medallion Bank’s consumer loan portfolio is of acceptable credit quality given the high interest rates earned on the loans, which compensate for the higher degree of credit risk in the portfolio.

Other

As a business development company, we also provide debt, mezzanine, and equity investment capital to companies in a variety of industries. These investments may be venture capital style investments which may not be fully collateralized. This is a small, but growing portion of our business.

Our Strategy

Our core philosophy has been “In niches there are riches.” We try to identify markets that are profitable and where we can be an industry leader. Key elements of our strategy include:

Capitalize on our relationships with brokers and dealers. We are committed to establishing, building, and maintaining our relationships with our brokers and dealers. Our marketing efforts are focused on building relationships with brokers in the medallion market and dealers in the consumer market. We believe that our relationships with brokers and dealers provide us with, in addition to potential investment opportunities, other significant benefits, including an additional layer of due diligence and additional monitoring capabilities. We have assembled a management team that has developed an extensive network of broker and dealer relationships in our target market over the last 50 years. We believe that our management team’s relationships with these brokers and dealers have and will continue to provide us with significant investment opportunities. During 2007, approximately 58% of our originated investment transactions were generated by brokers and dealers.

Employ disciplined underwriting policies and maintain rigorous portfolio monitoring. We have an extensive investment underwriting and monitoring process. We conduct a thorough analysis of each potential investment and its prospects, competitive position, financial performance, and industry dynamics. We stress the importance of credit and risk analysis in our underwriting process. We believe that our continued adherence to this disciplined process will permit us to continue to generate a stable, diversified and increasing revenue stream of current income from our debt investments to enable us to make distributions to our shareholders.

Leverage the skills of our experienced management team. Our management team is led by our Chief Executive Officer, Mr. Alvin Murstein, and our President, Mr. Andrew M. Murstein. Alvin Murstein has over 45 years of experience in the ownership, management, and financing of taxicab medallions and other commercial businesses, and Andrew M. Murstein is the third generation in his family to participate in the business. The other members of our management team have broad investment backgrounds, with prior experience at specialty finance companies, middle market commercial banks, and other financial services companies. We believe that the experience and contacts of our management team will continue to allow us to effectively implement the key aspects of our business strategy.

Perform Strategic Acquisitions. In addition to increasing market share in existing lending markets and identifying new niches, we seek to acquire medallion financing businesses and related portfolios and specialty finance companies that make secured loans to small businesses which have experienced historically low loan losses similar to our own. Since our initial public offering in May 1996, eight specialty finance companies, four loan portfolios, and three taxicab rooftop advertising companies have been acquired. Our most recent acquisition was the purchase of a taxicab medallion loan portfolio by Medallion Funding and Medallion Bank in January 2006 for $35,703,000.

Investment Activity

The following table sets forth the components of investment activity in the managed investment portfolio for the periods indicated.

	Year ended December 31,
(Dollars in thousands)	2007	2006	2005
Net investments at beginning of year	$833,639	$722,748	$643,168
Investments originated	455,325	434,627	337,886
Repayments of investments	(342,102)	(358,898)	(225,513)
Net increase in unrealized depreciation (1)	(13,005)	(1,671)	(6,559)
Net realized gains (losses) on investments (2)	8,268	6,273	1,243
Transfers to other assets/liabilities	(5,392)	(3,664)	(7,012)
Amortization of origination costs	(1,778)	(1,479)	(1,936)
Purchase of Banco Popular medallion loan portfolio	—	35,703	—
Cash received for sold Business Lenders SBA Section 7(a) loans	—	—	(19,414)
Realized gains on sales of loans	—	—	885

Net increase in investments	101,316	110,891	79,580

Net investments at end of year	$934,955	$833,639	$722,748

(1)	Excludes net unrealized appreciation (depreciation) of $6,740, $921, and ($1,123) for the years ended December 31, 2007, 2006, and 2005, related to foreclosed properties, which are carried in other assets on the consolidated balance sheet.
(2)	Excludes net realized gains of $1,336, $4, and $0 for the years ended December 31, 2007, 2006, and 2005, related to foreclosed properties, which are carried in other assets on the consolidated balance sheet, and $700,000 for the year ended December 31, 2007 related to the retirement of trust preferred securities.

Investment Characteristics

Medallion Loans. Our medallion loan portfolio consists of mostly fixed-rate loans, collateralized by first security interests in taxicab medallions and related assets (vehicles, meters, and the like). The portfolio was originated at an approximate loan-to-value ratio range of 80-90%. We estimate that the average loan-to-value ratio of all of the medallion loans was approximately 54% as of December 31, 2007. In addition, we have recourse against a vast majority of the owners of the taxicab medallions and related assets through personal guarantees.

Medallion loans generally require equal monthly payments covering accrued interest and amortization of principal over a ten to fifteen year schedule, subject to a balloon payment of all outstanding principal after four or five years. More recently, we have begun to originate loans with one-to-three year maturities where interest rates are adjusted and a new maturity period set. Borrowers may prepay medallion loans upon payment of a fee of approximately 90 days’ interest.

We generally retain the medallion loans we originate; however, from time to time, we participate or sell shares of some loans or portfolios to interested third party financial institutions. In these cases, we retain the borrower relationships and service the sold loans.

Commercial Loans. We have originated commercial loans in principal amounts ranging from $50,000 to approximately $8,000,000. These loans are generally retained and typically have maturities ranging from one to ten years and require equal monthly payments covering accrued interest and amortization of principal over a four to five year term. Substantially all loans may be prepaid with a fee ranging from 30 to 120 days’ interest. The term of, and interest rate charged on, certain of our outstanding loans are subject to SBA regulations. Under SBA regulations, the maximum rate of interest permitted on loans originated by us is 19%. Unlike medallion loans, for which competition precludes us from charging the maximum rate of interest permitted under SBA regulations, we are able to charge the maximum rate on certain commercial loans. We believe that the increased yield on commercial loans compensates for their higher risk relative to medallion loans and further illustrates the benefits of diversification.

Commercial loans are generally originated at an average loan-to-value ratio of 70 to 75%. Substantially all of the commercial loans are collateralized by security interests in the assets being financed by the borrower. In addition, we have recourse against the vast majority of the principals of borrowers who personally guarantee the loans. Although personal guarantees increase the commitment of borrowers to repay their loans, we cannot assure you that the assets available under personal guarantees would, if required, be sufficient to satisfy the obligations secured by such guarantees. In certain cases, equipment vendors may provide full and partial recourse guarantees on loans.

Consumer Loans. Consumer loans generally require equal monthly payments covering accrued interest and amortization of principal over a negotiated term, generally around ten years. Interest rates offered are both floating and fixed, and certain of the floating rate notes have built in caps or floors. Borrowers may prepay consumer loans without any prepayment penalty. In general, Medallion Bank has established relationships with dealers in the industry, who are the sources for most of the customers of Medallion Bank.

Marketing, Origination, and Loan Approval Process

We employ 23 loan originators to originate medallion, commercial, and consumer loans. Each loan application is individually reviewed through analysis of a number of factors, including loan-to-value ratios, a review of the borrower’s credit history, public records, personal interviews, trade references, personal inspection of the premises, and approval from the TLC, SBA, or other regulatory body, if applicable. Each medallion and commercial loan applicant is required to provide personal or corporate tax returns, premises leases, and/or property deeds. Senior management establishes loan origination criteria. Loans that conform to such criteria may be processed by a loan officer with the proper credit authority, and non-conforming loans must be approved by the chief executive officer and/or the chief credit officer. Both medallion and commercial loans are sourced from brokers with extensive networks of applicants, and commercial loans are also referred by contacts with banks, attorneys, and accounting firms. Consumer loans are primarily sourced through relationships which have been established with recreational vehicle and boat dealers throughout our market area.

Sources of Funds

We have historically funded our lending operations primarily through credit facilities with bank syndicates and, to a lesser degree, through equity or debt offerings or private placements, and fixed-rate, senior secured notes and long-term subordinated debentures issued to or guaranteed by the SBA. Since the inception of Medallion Bank, substantially all of Medallion Bank’s funding has been provided by FDIC insured brokered certificates of deposit. The determination of funding sources is established by our management, based upon an analysis of the respective financial and other costs and burdens associated with funding sources. Our funding strategy and interest rate risk management strategy is to have the proper structuring of debt to minimize both rate and maturity risk, while maximizing returns with the lowest cost of funding over an intermediate period of time.

The table below summarizes our cash levels and borrowings as of December 31, 2007, and amounts outstanding under credit facilities and their respective end of period weighted average interest rates at December 31, 2007. See notes 4 and 5 to the consolidated financial statements for additional information about each credit facility.

Consolidated Sources of Funds (Dollars in thousands)	Total
Cash	$33,454
Bank loans	38,000
Amounts undisbursed	24,000
Amounts outstanding	20,850
Average interest rate	6.81%
Maturity	6/08-6/10
Preferred securities	33,000
Average interest rate	7.68%
Maturity	9/37
Lines of credit	$625,000
Amounts undisbursed	213,551
Amounts outstanding	411,449
Average interest rate	5.58%
Maturity	9/08-12/09
Margin loan	—
Average interest rate	—
Maturity	N/A
SBA debentures	$96,750
Amounts undisbursed	19,500
Amounts outstanding	77,250
Average interest rate	6.05%
Maturity	9/11-3/16

Total cash and amounts remaining undisbursed under credit facilities	$290,505

Total debt outstanding	$542,549

Medallion Bank Sources of Funds
Cash	$17,025
Deposits	$299,083
Average Interest Rate	4.85%
Maturity	1/08-10/10

Total cash and amounts remaining undisbursed under credit facilities, including Medallion Bank	$307,530

Total debt outstanding, including Medallion Bank	$841,632

We fund our fixed-rate loans with variable-rate credit lines and bank debt, and with fixed-rate SBA debentures. The mismatch between maturities and interest-rate sensitivities of these balance sheet items results in interest rate risk. We seek to manage our exposure to increases in market rates of interest to an acceptable level by:

•	Originating adjustable rate loans;

•	Incurring fixed-rate debt; and

•	Purchasing interest rate caps to hedge a portion of variable-rate debt against increases in interest rates.

Nevertheless, we accept varying degrees of interest rate risk depending on market conditions. For additional discussion of our funding sources and asset liability management strategy, see Asset/Liability Management on page 40.

Competition

Banks, credit unions, and finance companies, some of which are SBICs, compete with us in originating medallion, commercial, and consumer loans. In addition, finance subsidiaries of equipment manufacturers also compete with us in originating commercial loans. Many of these competitors have greater resources than we do and certain competitors are subject to less restrictive regulations than us. As a result, we cannot assure you that we will be able to identify and complete the financing transactions that will permit us to compete successfully.

Employees

As of December 31, 2007 we employed 118 persons, including 28 at our Medallion Bank subsidiary. We believe that relations with all of our employees are good.

Properties

We lease approximately 17,000 square feet of office space in New York City for our corporate headquarters under a lease expiring in June 2016, and lease a facility in Long Island City, New York, of approximately 6,000 square feet for certain corporate back-office operations. We also lease office space for loan origination offices and subsidiaries operations in Boston, MA, Chicago, IL, Minneapolis, MN, and Flemington, NJ. Medallion Bank leases space in Salt Lake City, UT. We do not own any real property, other than foreclosed property obtained as a result of lending relationships. We believe that our leased properties, taken as a whole, are in good operating condition and are suitable for our current business operations.

Legal Proceedings

We and our subsidiaries are currently involved in various legal proceedings incident to the ordinary course of our business, including collection matters with respect to certain loans. We intend to vigorously defend any outstanding claims and pursue our legal rights. In the opinion of our management and based upon the advice of legal counsel, there is no proceeding pending, or to the knowledge of management threatened, which in the event of an adverse decision would result in a material adverse effect on our results of operations or financial condition.

PORTFOLIO COMPANIES

The following table sets forth certain information as of December 31, 2007, regarding portfolio companies in which we had a material debt or equity investment. Because we are primarily a lender to small businesses and consumers, we have made debt investments through the form of medallion loans, other commercial loans which are generally standardized in nature and consumer loans to more than 10,000 borrowers as described elsewhere in this prospectus.

(Dollars in thousands)	Industry	State	Security Type	% Held	# of Invest.	% of Total	Interest Rate (1)	Investment Balances
Medallion loans
New York					1,166	61%	6.91%	$399,955
Chicago					286	5	7.43	33,008
Boston					161	5	8.44	32,446
Newark					159	3	8.40	22,058
Cambridge					25	1	8.41	5,174
Other					29	1	7.58	5,481

Total					1,826	76%	7.13%	498,122
Deferred loan acquisition costs								798
Unrealized depreciation on loans								(37)

Medallion loans, net								$498,883

Commercial loans
Secured mezzanine (22% Minnesota, 15% Wisconsin, 11% Indiana, 10% Texas, 7% Iowa, 7% Florida, and 28% all other states)
Manufacturing					21	5%	14.32%	$32,258
Accommodation and food services					4	1	11.40	6,442
Administrative and support services					3	1	17.01	6,265
Wholesale trade					1	1	13.00	4,000
Transportation and warehousing					1	*	14.00	2,850
Professional, scientific, and technical services					2	*	18.81	2,619
Health care and social assistance					1	*	7.00	1,906
Information					3	*	17.67	1,808
Retail trade					1	*	10.88	1,004

Total					37	9%	14.19	$59,152
Asset-based (77% New York, 21% New Jersey, and 2% all other states)
Wholesale trade					10	1%	8.45%	$7,505
Retail trade					7	1	8.87	3,333
Administrative and support services					3	*	8.65	2,879
Transportation and warehousing					5	*	9.51	2,425
Construction					2	*	9.25	1,159
Manufacturing					10	*	10.14	1,111
Arts, entertainment, and recreation					1	*	9.75	569
Finance and insurance					5	*	10.10	506
Professional, scientific, and technical services					1	*	9.25	264
Health care and social assistance					1	*	9.50	89
Real estate and rental and leasing					1	*	9.50	30

Total					46	3%	8.91	$19,870

(Dollars in thousands)	Industry	State	Security Type	% Held	# of Invest.	% of Total	Interest Rate (1)	Investment Balances
Other secured commercial (91% New York, 7% New Jersey, and 2% Illinois)
Transportation and warehousing					132	1%	7.25%	$5,152
Accommodation and food services					10	1	9.05	4,763
Retail trade					13	1	11.61	3,843
Other services (except public administration)					18	1	9.56	3,789
Real estate and rental and leasing					6	*	7.39	1,144
Arts, entertainment, and recreation					2	*	8.59	413
Construction					1	*	7.25	148
Manufacturing					1	*	8.00	4

Total					183	3%	9.05	$19,256
Total					266	15%	12.12%	$98,278
Deferred loan acquisition costs								(64)
Unrealized depreciation on loans								(6,432)

Commercial loans, net								$91,782

Investment in Medallion Bank and other controlled subsidiaries
Medallion Bank** Salt Lake City, Utah	Commercial banking	Utah	Common stock	100%	1	8%	14.24%	$53,834

Medallion Hamptons Holding, LLC 437 Madison Avenue New York, NY 10022	Real Estate	NY	Membership Interests	100%	1	*	0.00	1,730

Generation Outdoors, LLC 437 Madison Avenue New York, NY 10022	Advertising	NY	Common stock	100%	1	*	0.00	17

Total					3	9%	13.79%	$55,581
Unrealized appreciation on investments in Medallion Bank and other controlled subsidiaries								1,920

Investment in Medallion Bank and other controlled subsidiaries, net								$57,501

Equity investments
PMC Commercial Trust ** 17950 Preston Road, Suite 600 Dallas, TX 75252	Real EstateInvestment Trust		Common Stock	*	1	* %	11.2%	$901

Restaurant Technologies 940 Apollo Rd. Suite 110 Eagan, MN 55121	Restaurant ServiceProvider		Common Stock	*	1	*	0.00	620

Clear Source 2281 Vermont Rte. 66 Randolph, VT 05060	Bottled WaterManufacturer		Warrants	*	1	*	0.00	278

Convergent Capital, Ltd 505 N. Highway 169 Minneapolis MN 35441	CommercialFinance		Limited Partnership Interest	7%	1	*	0.00	240

Micromedics, Inc. 1270 Eagan Industrial Road St. Paul, MN 55121-1385	Medical DeviceManufacturer		Common Stock	*	1	*	0.00	59

(Dollars in thousands)	Industry	State	Security Type	% Held	# of Invest.	% of Total	Interest Rate (1)	Investment Balances

Star Concessions, Ltd. 8008 Cedar Springs Road, Terminal Building LB Dallas, TX 75235	Airport Foodand Retail		Limited Partnership Interest	45%	1	*	0.00	40

Appliance Recycling Centers of
America, Inc.** 7400 Excelsior Boulevard Minneapolis, MN 55426-4516	Appliance Recycler		Common Stock	*	1	*	0.00	—

Total					7	* %	4.70%	$2,138
Unrealized appreciation on equities								2,742

Equity investments, net								$4,880

Investment securities

Total					—	—%	—%	$—
Unrealized appreciation on investment securities								—
Investment securities, net								$—

Total investments at cost					2,102	100%	8.45%	$654,119

Deferred loan acquisition costs								734
Unrealized appreciation on investments in Medallion Bank and other controlled subsidiaries								1,920
Unrealized appreciation on equities								2,742
Unrealized depreciation on loans								(6,469)

Net Investments ($458,102 pledged as collateral under borrowing arrangements)								$653,046

*	Less than 1.0%
**	Not an eligible portfolio company as such term is defined in Section 2(a)(46) of the 1940 Act.
(1)	Represents the weighted average interest rate of the respective portfolio as of the date indicated.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our common stock is determined by dividing total shareholders’ equity by the total number of shares of common stock outstanding at that date.

A substantial portion of our assets consist of the loans held in the portfolios of our subsidiaries Medallion Funding, Medallion Capital, and Freshstart which are RICs. The respective boards of directors of these subsidiaries approve the valuation of their respective loans in connection with their respective determinations of net asset value.

We value our portfolio at fair value as determined in good faith by management and approved by our board of directors in accordance with our valuation policy. Unlike certain lending institutions, we are not permitted to establish reserves for loan losses. Instead, we must value each individual investment and portfolio loan on a quarterly basis. We record unrealized depreciation on investments and loans when we believe that an asset has been impaired and full collection is unlikely. We record unrealized appreciation on equities if it has a clear indication that the underlying portfolio company has appreciated in value and, therefore, our security has also appreciated in value. Without a readily ascertainable market value, the estimated value of our portfolio of investments and loans may differ significantly from the values that would be placed on the portfolio if there existed a ready market for the investments. We adjust the valuation of the portfolio quarterly to reflect management’s estimate of the current fair value of each investment in the portfolio. Any changes in estimated fair value are recorded in our statement of operations as net unrealized appreciation (depreciation) on investments.

Our investments in Medallion Bank and Medallion Taxi Media, as wholly owned portfolio investments, were also subject to quarterly assessments of fair value. We conduct a thorough valuation analysis as previously described, and determine whether any factors give rise to a valuation different than recorded book value, including various regulatory restrictions that were established at Medallion Bank’s inception, by the FDIC and State of Utah, and also by additional marketplace restrictions, such as the ability to transfer industrial bank charters. As a result of this valuation process, we used Medallion Bank’s and Medallion Taxi Media’s actual results of operations as the best estimate of changes in fair value, and recorded the results as a component of unrealized appreciation (depreciation) on investments, although changes in these restrictions and other applicable factors could change these conclusions in the future.

MANAGEMENT

Our business and affairs are managed under the direction of our Board of Directors. The Board of Directors currently consists of nine members, six of whom are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act. We refer to these individuals as our independent directors. Our Board of Directors elects our officers who serve at the discretion of the Board of Directors.

Structure of Board of Directors

Under our charter, our directors are divided into three classes. Each class of directors holds office for a three year term. At each annual meeting of our shareholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

Directors

Information regarding our Board of Directors is as follows:

Name	Age	Position	Director Since	Expiration of Term
Independent Directors
Henry L. Aaron	74	Director	2004	2008
Henry D. Jackson (1)	43	Director	2002	2008
Stanley Kreitman	76	Director	1996	2009
Frederick A. Menowitz	71	Director	2003	2009
David L. Rudnick	67	Director	1996	2009
Lowell P. Weicker, Jr.	76	Director	2003	2010

Interested Directors
Mario M. Cuomo	75	Director	1996	2010
Alvin Murstein	73	Chairman and Chief Executive Officer	1995	2008
Andrew M. Murstein	43	President and Director	1997	2010

(1)	Mr. Jackson resides outside the United States and a substantial portion of his assets are located outside the United States. He has not authorized an agent in the United States to receive service of process. As a result, it may not be possible for investors to effect service of process within the United States or to enforce against him in United States courts judgments predicated upon civil liability provisions of United States securities laws. It also may not be possible to enforce against him in foreign courts judgments of United States courts or liabilities in original actions predicated upon civil liability provisions of the United States.

The address for each director is c/o Medallion Financial Corp., 437 Madison Avenue, 38th Floor, New York, New York 10022.

Executive Officers Who Are Not Directors

Information regarding our executive officers who are not directors is as follows:

Name	Age	Position
Larry D. Hall	54	Senior Vice President and Chief Financial Officer
Michael J. Kowalsky	62	Executive Vice President
Brian S. O’Leary	62	Executive Vice President and Chief Operating Officer
Marie Russo	83	Senior Vice President and Secretary
Jeffrey Yin	34	Chief Compliance Officer and General Counsel

The address for each executive officer is c/o Medallion Financial Corp., 437 Madison Avenue, 38th Floor, New York, New York 10022.

Biographical Information

Our directors have been divided into two groups—interested directors and independent directors. Interested directors are interested persons as defined in the 1940 Act.

Independent Directors

Henry L. Aaron has served as our director since November 2004. Mr. Aaron served as a director of Turner Broadcasting System, Inc. from 1980 until its acquisition by Time Warner, Inc. in 1996. Mr. Aaron is currently Senior Vice President of Atlanta National League Baseball Club, Inc. Mr. Aaron sits on the board of directors of Sports Properties Acquisition Corp., Retail Ventures, Atlanta Technical Institute, the Atlanta Falcons, and the Atlanta Braves. He is a member of the Board of Governors for Boys and Girls Clubs of America. Mr. Aaron is a recipient of the Presidential Medal of Freedom, the nation’s highest civilian award, awarded by President George W. Bush.

Henry D. Jackson has served as our director since November 2002. Mr. Jackson is Managing Partner and Chief Executive of Merchant Equity Partners LLP, a private investment fund headquartered in London, England and focused on special situations in the European retail industry. Prior to establishing Merchant Equity, he spent 20 years as an investment banker to the retail sector in Europe and the United States and was a Managing Director of Deutsche Bank and Credit Suisse First Boston. Mr. Jackson received a B.Sc., with honors, from the Wharton School, a B.A., with honors, from the University of Pennsylvania, and was elected to Phi Beta Kappa.

Stanley Kreitman has served as our director since February 1996. Since 1993, Mr. Kreitman has served as Chairman of Manhattan Associates, an investment banking company. In addition, since 2001, Mr. Kreitman has served as Senior Advisor of the Advisory Board to Signature Bank. Mr. Kreitman served as a director of Tri-Magna from 1991 until May 1996. Mr. Kreitman served as President of the United States Banknote Corporation, a securities printing company, from 1976 until his retirement in 1996. Mr. Kreitman serves as a member of the board of directors of CCA Industries, Inc., Geneva Financial Corp., KSW Corp., and Capital Lease Funding, all publicly-traded companies. Mr. Kreitman is also a director nominee of National Security Solutions Inc. He also serves as chairman of the New York Board of Corrections and as a member of the board of directors of Century Bank (Sarasota, Florida). Mr. Kreitman received a B.S. from New York University.

Frederick A. Menowitz has served as our director since May 2003. Mr. Menowitz is currently an independent real estate investor. Mr. Menowitz received a B.A. from the University of Virginia and a J.D. from the University of Virginia School of Law. Mr. Menowitz is a director nominee of National Security Solutions Inc. He is a member of the American Bar Association, the New York State Bar Association, the Queens Chamber of Commerce, and the Elmhurst, New York Chamber of Commerce.

David L. Rudnick has served as our director since February 1996. Mr. Rudnick serves as President of Rudco Properties, Inc., a real estate management concern and CEO of the Century Associates Group, a national commercial real estate concern which he founded in 1969. Mr. Rudnick served as President of Rudco Industries, Inc., an international manufacturer of machine readable documents, from 1963 to 1986. Mr. Rudnick is a director nominee of National Security Solutions Inc. Mr. Rudnick previously served as President of the Financial Stationers Association and a director of West Side Federal Savings & Loan Association. Mr. Rudnick received an A.B. with honors in economics from Harvard University and an M.B.A. from Columbia University Graduate School of Business. Mr. Rudnick is Andrew M. Murstein’s father-in-law.

Lowell P. Weicker, Jr. has served as our director since February 2003. Mr. Weicker served as Governor of the State of Connecticut from 1991 to 1995. He served as a United States Senator representing the State of Connecticut from 1970 to 1988. Mr. Weicker also serves as a director of World Wrestling Entertainment, Inc and is a director nominee of National Security Solutions Inc. He received a B.A. from Yale University and a L.L.B. from the University of Virginia School of Law.

Interested Directors

Mario M. Cuomo has served as our director since February 1996. Mr. Cuomo served as Governor of the State of New York from January 1983 through 1994. Mr. Cuomo has been of counsel in the law firm of Willkie Farr & Gallagher LLP since July 2002 and was a partner in Willkie Farr & Gallagher LLP from February 1995 through June 2002. Willkie Farr & Gallagher LLP serves as our counsel in connection with various legal matters. Mr. Cuomo serves as a member of the board of directors of Sports Properties Acquisition Corp. Mr. Cuomo is also Chairman of the Board of Daylight Forensic & Advisory LLC and Chairman of the Board of MuniMac Managing Trustees. Mr. Cuomo received a B.A., summa cum laude, from St. John’s University and a J.D., magna cum laude, from St. John’s University School of Law.

Alvin Murstein has served as Chairman of our Board of Directors since its founding in 1995 and has been our Chief Executive Officer since February 1996. Mr. Murstein has also been Chairman of the board of directors and Chief Executive Officer of Medallion Funding Corp. since its founding in 1979. He also currently serves and has previously served as officer and director of some of our other wholly owned subsidiaries. Mr. Murstein received a B.A. and an M.B.A. from New York University and has been an executive in the taxicab industry for over 40 years. Mr. Murstein served on the board of directors of the Strober Organization, Inc., a building supply company, from 1988 to 1997. Alvin Murstein is the father of Andrew M. Murstein.

Andrew M. Murstein has served as our President since its inception in 1995. Mr. Murstein has served as our director since October 1997. He also currently serves and has previously served as officer and director of some of our wholly owned subsidiaries. Mr. Murstein serves as the Vice Chairman and Secretary of Sports Properties Acquisition Corp. and the Vice Chairman, Executive Vice President and Secretary of National Security Solutions Inc. Mr. Murstein received a B.A. in economics, cum laude, from Tufts University and an M.B.A. in finance from New York University. Andrew Murstein is the son of Alvin Murstein and the son-in law of David Rudnick.

Executive Officers Who Are Not Directors

Larry D. Hall has served as our Chief Financial Officer since March 2004. Prior to that he served as our Acting Chief Financial Officer since July 2003. Prior to that he served as our Chief Accounting Officer since May 2001 and our Assistant Treasurer since October 2000. Mr. Hall serves as Chief Financial Officer of Sports Properties Acquisition Corp. and Chief Financial Officer and Treasurer of National Security Solutions Inc. Mr. Hall was employed by Citibank as Vice President - Corporate Financial Control/Corporate Reporting & Analysis from October 1995 to October 2000. Mr. Hall was Vice President - Finance/Controller, Treasurer and Secretary of Consolidated Waste Services of America from April 1993 to March 1995. Prior to that, he was Vice President - Manager of Line Accounting for Wells Fargo and Co. from November 1987 to March 1993 and Senior Audit Manager in the Financial Services Industry Group for Arthur Andersen & Company from September 1976 to October 1987. Mr. Hall received his B.S. in business administration from the University of Southern California.

Michael J. Kowalsky has served as our Executive Vice President since May 1996. Mr. Kowalsky has been President of Medallion Funding Corp. since June 1996. He also served as Chief Operating Officer of Edwards Capital from 1992 until June 1996. Prior to joining Edwards Capital in 1990, Mr. Kowalsky was a Senior Vice President at General Cigar Co. Inc., a cigar manufacturing company. Mr. Kowalsky received a B.A. and M.A. in economics from the University of Kentucky and an M.B.A. from the New York University Graduate School of Business.

Brian S. O’Leary has served as our Chief Operating Officer since April 2001. Mr. O’Leary joined us in December 1999 as Executive Vice President and Chief Credit Officer. From April 1996 to December 1999, Mr. O’Leary was Executive Vice President of Atlantic Bank of New York, serving initially as Chief Credit Officer and Chief Administrative Officer and later as head of middle market banking which included the bank’s Leasing and Premium Finance subsidiaries. Mr. O’Leary was also a member of the management credit committee. From May 1990 to April 1996 Mr. O’Leary was with Bank Leumi Trust Co. of New York, first as a Deputy Division Head of the Lending Division and a Deputy Chief Lending Officer and then as EVP and Division Executive of domestic banking. He was also a member of the Senior Credit Committee. From July 1977 to May 1990, he was with Marine Midland Bank, most recently as a Regional Executive Vice President. He began his banking career in 1970 with Bankers Trust Co. in the metropolitan banking division. Mr. O’Leary received a B.A. in economics from Fordham University and an M.B.A. in finance from Pace University.

Marie Russo has served as our Senior Vice President and Secretary since February 1996. Ms. Russo has also been Senior Vice President and Secretary of the Medallion Funding Corp. since June 1996. Ms. Russo served as Vice President of Operations of Tri-Magna from 1989 until its acquisition by us in May 1996. From 1989 to 1996, she was Vice President of the Medallion Funding Corp. and from 1983 to 1986, she was Controller of Medallion Funding Corp. Ms. Russo received a B.S. in accounting from Hunter College.

Jeffrey Yin has served as our General Counsel and Chief Compliance Officer since June 2005. Prior to joining us, Mr. Yin served as Corporate Counsel of Marsh & McLennan Companies, Inc. Prior to joining Marsh & McLennan Companies, Mr. Yin was an attorney in the New York office of Orrick, Herrington & Sutcliffe LLP. Mr. Yin received a B.A. in Economics and Rhetoric from the University of California at Berkeley and a J.D. from the New York University School of Law.

Committees of the Board of Directors

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found in the “For Investors” section of our website at www.medallion.com.

Audit Committee

The Audit Committee reviews the results and scope of the audit and other services provided by our independent public accountants. The Audit Committee met five times during the year ended December 31, 2007 to review (i) the effectiveness of the public accountants during the audit for the year ended December 31, 2007, (ii) the adequacy of the 2007 financial statement disclosures for the year ended December 31, 2007, (iii) our internal control policies and procedures, and (iv) the selection of our independent public accountants. The members of the Audit Committee are Messrs. Kreitman, Jackson, and Weicker. Each Audit Committee member meets the independence requirements of NASDAQ and the SEC.

Compensation Committee

The Compensation Committee makes recommendations concerning compensation of our directors and executive officers including (i) all incentive or stock option plans or arrangements established by us for officers and employees, including the grant of stock options to employees, (ii) adoption and amendment of all employee stock option and other employee benefit, plans and arrangements and (iii) the engagement of, terms of any employment agreements and arrangements with, and termination of, all of our officers. The Compensation Committee reviews management’s recommendations and advises management and the Board of Directors on broad compensation policies such as salary ranges, annual incentive bonuses, long-term incentive plans, including equity-based compensation programs, and other benefit and perquisite programs. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee has the resources and authority to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Compensation Committee has sole authority to select and retain a compensation consultant, to terminate any consultant retained by the Compensation Committee, and to approve the fees and other retention terms of any consultant. These consultants report directly to the Compensation Committee. During the last quarter of 2007, the Compensation Committee retained Hewitt Associates as a third-party advisor to provide independent advice, research, and evaluation related to executive compensation. In this capacity, Hewitt Associates reports directly to the Compensation Committee. Hewitt Associates has been retained to provide the Compensation Committee with a competitive market pay analysis of our Chief Executive Officer’s and President’s compensation during the first quarter of 2008. The Compensation Committee did not receive any advisory services from Hewitt or any other compensation consultant during 2007 regarding executive compensation. Each Compensation Committee member meets the independence requirements of the NASDAQ and the Commission. The Board of Directors did not reject any recommendations of the Compensation Committee during the year ended December 31, 2007. The members of the Compensation Committee are Messrs. Jackson, Kreitman, and Menowitz. The Compensation Committee met once during the year ended December 31, 2007 and made recommendations concerning compensation, stock options and other employment matters. See “Compensation Committee Report.”

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends individuals to the Board of Directors for nomination as members of the Board of Directors and its committees. The Nominating and Governance Committee is also charged with overseeing the evaluation of the Board of Directors and reviewing our board governance principles and advising the Board of Directors on such board governance. The members of the Nominating and Governance Committee are Messrs. Rudnick, Kreitman, and Weicker. The Nominating and Governance Committee met once during the year ended December 31, 2007. Each Nominating and Governance Committee member meets the independence requirements of NASDAQ and the SEC.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors’ policy is to encourage the selection of directors who will contribute to our overall corporate goals: responsibility to shareholders, finance leadership, effective execution, high customer satisfaction and superior employee working environment. The Nominating and Governance Committee may from time to time review the appropriate skills and characteristics required of board members, including such factors as business experience, diversity, and personal skills in finance, marketing, financial reporting and other areas that are expected to contribute to an effective board of directors. In evaluating potential candidates for the Board of Directors, the Nominating and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In recommending candidates for election to the Board of Directors, the Nominating and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluation of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nominating and Governance Committee’s consideration, submit the candidate’s name and qualifications to our Secretary in writing to the following address: Medallion Financial Corp., Attn: Secretary, 437 Madison Avenue, 38th Floor, New York, New York, with a copy to Medallion Financial Corp, Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at our annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by our bylaws.

In particular, for the Nominating and Governance Committee to consider a candidate or candidates recommended by a shareholder for nomination at our next annual meeting of shareholders, written notice of such shareholder’s intent to make such nomination or nominations must be given, either by personal delivery or by U.S. mail, postage prepaid, to our Secretary not later than 120 days in advance of the date of our notice of annual meeting released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s notice of annual meeting of shareholders, then, in that event only, a shareholder’s notice must be delivered to and received at our principal executive offices at least 30 days before the notice of the date of the annual meeting is mailed to shareholders in the current year. The notice must include the information specified in our bylaws, including the following:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting the person or persons specified above;

•

a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•

such other information regarding each nominee proposed by such shareholders as would be required to be included in our proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director if so elected

Code of Ethics

As part of our compliance with the 1940 Act, we have in place a code of ethics policy for our directors, officers and employees. These persons must act ethically at all times and in accordance with the guidelines comprising our Code of Ethical Conduct and Insider Trading Policy (codified as a written policy and adopted by the Board of Directors on October 4, 2004 and amended on August 1, 2006) to establish standards and procedures for the prevention and detection of activities which signal a conflict of interest or an abuse of fiduciary duty. Our Code of Ethical Conduct and Insider Trading Policy establishes procedures for personal investment and restricts certain transactions by our personnel. Our Code of Ethical Conduct and Insider Trading Policy generally does not permit investment by our employees in securities that have been or are contemplated to be purchased or held by us. To further promote ethical and responsible decision-making, the Board of Directors also adopted a Code of Ethical Conduct for Senior Financial Officers. Our Code of Ethical Conduct and Insider Trading Policy and Code of Ethical Conduct for Senior Financial Officers can be found in the “For Investors” section of our website at www.medallion.com. You may also read and copy our Code of Ethical Conduct and Insider Trading Policy at the SEC’s Public Reference Room in Washington, D.C. You may obtain information on operations of the Public Reference Room by calling the SEC at 1-202-942-8090. In addition, our Code of Ethical Conduct and Insider Trading Policy is available on the EDGAR database on the SEC Internet site at http://www.sec.gov. You may obtain copies of the our Code of Ethical Conduct and Insider Trading Policy, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549-0102. The Board of Directors expects our directors, as well as our officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising our Code of Ethical Conduct and Insider Trading Policy, which include, among other things, rules prohibiting loans or other extensions of credit, securities transactions during “blackout” periods, acceptance of gifts, and certain interested transactions. In addition, our Board of Directors has established a policy for reporting employee concerns to the Audit Committee of the Board of Directors. Anyone with a concern about our accounting, internal accounting controls, or auditing matters may confidentially report such concern by telephone to a special dedicated toll-free phone number. This policy was previously announced to all of our employees and the telephone number is published in our common-area workplaces. All such communications are confidential and shall be promptly reviewed by the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The primary objective of our compensation program is to establish compensation levels which will enable us to attract, retain and reward executive officers who contribute to our long-term success, to tie annual and long-term cash and stock incentives to the achievement of measurable corporate, business unit and individual performance objectives, and to align executives’ incentives with shareholder value creation.

Our executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. Our policy is to provide total compensation packages that are competitive within our industry. The compensation program includes components both designed to motivate and to provide incentives to executives, as well as retain them. The primary components of our compensation program are base salary, cash bonus and stock options. Bonuses are paid to encourage effective performance relative to current plans and objectives. Stock options are granted to help retain productive executives and to more closely align their interests with those of shareholders. As a business development company, we are constrained by the 1940 Act in the number of outstanding derivative securities we may issue. Accordingly, our Compensation Committee takes into account the number of options already outstanding when determining whether to make additional grants. In addition, the Compensation Committee takes into account the number of options available for future grant under the plan to ensure sufficient availability for future needs.

In implementing our compensation policy, we seek to tie compensation with our financial performance and business objectives, reward high levels of individual performance and base a significant portion of total executive compensation on both our annual and long-term performance. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent our Compensation Committee applies such judgment and subjective determinations in reconciling the program’s objectives with the realities of retaining valued employees.

Executive Compensation Program

The Compensation Committee is responsible for determining the compensation of our named executive officers, or NEOs, and our directors. The Compensation Committee consists of Henry D. Jackson, Stanley Kreitman and Frederick A. Menowitz, who is the chairman. Each member of the Compensation Committee is an “independent director,” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and each qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee meets with the frequency necessary to perform its duties and responsibilities. The Compensation Committee usually makes many of its performance-based decisions at a meeting held in February of each fiscal year, including evaluating the performance of our NEOs during the immediately preceding year, determining the amount of their annual cash bonuses for the preceding year and determining base salaries for the upcoming fiscal year. Grants of equity compensation are generally made in the first quarter of each year. The full Board of Directors typically ratifies the Compensation Committee’s annual determination of NEO compensation.

Our executive officers, with the assistance of our human resources department, compiles and provides information, makes recommendations for the Compensation Committee’s consideration and assists in the management and administration of our executive and other benefit plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending pay levels and grants and awards for our officers;

•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•

Providing information to the Compensation Committee, including but not limited to (1) information concerning company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive and his option holdings, (4) equity compensation plan dilution, and (5) peer group compensation and performance data.

Our executive officers may attend the meetings of the Compensation Committee, at its request, except that Mr. Alvin Murstein is not present during the deliberation of his compensation. A portion of each of the Compensation Committee meetings held during 2007 was an executive session during which none of our executive officers was present.

Usually, Compensation Committee members utilize their general knowledge and experience to help us determine appropriate salary levels for all of our officers and employees, including the NEOs. During the last quarter of 2007, the Compensation Committee retained Hewitt Associates as a third-party advisor to provide independent advice, research, and evaluation related to executive compensation. In this capacity, Hewitt Associates reports directly to the Compensation Committee. Hewitt Associates has been retained to provide the Compensation Committee with a competitive market pay analysis of our Chief Executive Officer’s and President’s compensation during the first quarter of 2008. The Compensation Committee did not receive any advisory services from Hewitt or any other compensation consultant during 2007 regarding executive compensation.

We do not have a specific formula that dictates the overall weighting of each compensation element as a part of the total. Instead, the Compensation Committee makes individual compensation decisions which it believes reflects each individual’s contribution to the company.

Peer Group

To complete the competitive assessment of our Chief Executive Officer’s current pay levels, Hewitt identified a peer group of fifteen companies similar to us in terms of industry, asset size and location, which was approved by the Compensation Committee. The peer group represents companies (a) in the following industries: specialized finance, real estate investment and commercial banking; (b) with median assets of $1.05 billion; and (c) with corporate functions in higher cost areas (e.g., New York City metropolitan area, California). Hewitt relied on market data from the 2007 proxy statements, updated with any compensation adjustments from Form 4 and 8-K disclosures. The pay levels were compared to market median and 75th percentile levels. Hewitt assessed the following compensation elements: base salary, actual annual incentives (2006 bonuses paid in 2007), actual total cash compensation, annualized value of long-term incentives, actual all other compensation and actual total compensation. Our Chief Executive Officer and President roles were benchmarked against the Chief Executive Officer position at peer companies. The roles of our Chief Executive Officer and President are very similar and more closely match the role of Chief Executive Officer at peer companies than any other position. The aggregate cost of compensation for both positions was compared to the aggregate cost of the two highest paid officers for each peer company.

The following is a list of the peer companies used to complete the market pay analysis:

American River Bankshares	Financial Federal Corp.	Patriot Financial Bancorp Inc.
Asta Funding Inc.	First Long Island Corp.	PS Business Parks
Canandaigua National Corp.	Heritage Oaks Bancorp	State Bancorp/NY
Caplease Inc.	Marlin Business Services Inc.	Sterling Bancorp/NY
Center Bancorp Inc.	Newstar Financial Inc.	Unity Bancorp Inc.

Base Salary

We provide our NEOs with base salary as a base level of compensation to compensate them for general services rendered during the fiscal year. Base salary ranges for NEOs are determined for each executive based on each NEO’s position and duties. The Compensation Committee may review the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including our competitors, and adjust such amounts to reflect individual performance.

Increases in annual base salary are based on a review and evaluation of an NEO’s job performance, the impact of such performance on us and the skills and experience required for the job, coupled with a comparison of these elements against those for similarly-positioned executives both inside and outside our organization conducted by our President and reviewed by the Compensation Committee. Salary levels are typically determined annually as part of our performance review process as well as upon a promotion or other significant change in job responsibility. In 2007 each of our NEOs received a 3% increase in base salary, as determined by our Compensation Committee. This decision was made by the Compensation Committee at its February 2007 meeting and communicated to each NEO shortly thereafter.

Bonus

The Compensation Committee has the authority to award discretionary annual or periodic bonuses to our NEOs. The annual bonuses are intended to compensate NEOs for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as borrowers financed or retained, new investment opportunities identified and completed and to financial factors such as raising capital, improving our results of operations and increasing the price per share of our common stock. We do not maintain formal targets or goals. Rather, the Compensation Committee typically reviews a variety of different factors applicable to us which may change in accordance with the changing nature of our business. Mr. Alvin Murstein’s 2007 bonus was $300,000 and Mr. Andrew Murstein’s 2007 bonus was $860,000.

Our discretionary annual bonus is paid in cash in an amount reviewed and approved by the Compensation Committee and ordinarily is paid in a single installment in the first quarter following the completion of a given fiscal year. The Compensation Committee, however, has the discretion to declare a bonus more frequently than on an annual basis and may do so in recognition of exceptional contributions to us at other times. Pursuant to either an employment agreement or an offer letter, each officer is generally eligible for a discretionary bonus in excess of a minimum amount. However, the Compensation Committee may increase the discretionary annual bonus paid to our executive officers and the discretionary bonus paid to each officer in 2008 for performance in 2007 generally exceeded minimum specified amounts. The actual amount of any discretionary bonus will be determined following a review of each executive’s individual performance and contribution to our strategic goals. The Compensation Committee has not fixed a maximum payout for any officers’ annual discretionary bonus.

Long-Term Incentive Compensation

Under the 1940 Act, the number of warrants, options or rights to subscribe or convert to our voting securities we may issue is limited. We are also limited under the 1940 Act to the types of derivative securities we may issue. Accordingly, our long term incentive compensation program is limited to the issuance of stock options and is generally constrained in scope and nature by the parameters set forth in the 1940 Act.

Nonetheless, we believe that long-term performance is achieved through granting stock options, which creates an ownership culture that encourages long-term performance by our NEOs. Our stock option plans (discussed below) have been established to provide certain of our employees, including our NEOs, with incentives (i) to highlight and reinforce the mutuality of long-term interests between employees and shareholders and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors who are essential to our growth and development. The Compensation Committee believes that the use of stock options offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines, and our stock option plans have provided the principal method for our NEOs to acquire equity in our company.

We have two stock option plans the Amended and Restated 1996 Employee Stock Option Plan, which expired on May 21, 2006 and the 2006 Employee Stock Option Plan, which was approved by the shareholders at our prior annual meeting (together, the Plans). The Plans include vesting periods to optimize the retention value of options and to provide an incentive to our NEOs to achieve success over the long-term. Generally, stock options vest in equal annual installments over three to five years commencing on the first anniversary of the date of grant, and, if employees leave us before these vesting periods, they forfeit the unvested portions of these awards.

Except for NEOs with substantial holdings of our stock, the number of shares of common stock subject to option grants is generally intended to reflect the significance of an NEO’s current and anticipated contributions to us. Pursuant to the 1940 Act, the per-share exercise price of options granted by us cannot be less than 100% of the fair market value per share on the date of grant. Prior to determining the 2007 option grants for our NEOs, our Compensation Committee considered the equity compensation policies of competitors and other companies with comparable capitalizations, both privately held and publicly traded, as well as the availability of options for grant under the 2006 Employee Stock Option Plan. Grants of stock options, if made, are generally granted on the date of the Compensation Committee or Board of Directors meeting held during the first quarter of each year. Grants, however, may be made by the Compensation Committee at other times. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the price of our common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by our Board of Directors. As a business development company, we are constrained by the 1940 Act in the number of outstanding derivative securities we may issue. Accordingly, our Compensation Committee takes into account the number of options already outstanding when determining whether to make additional grants. In addition, the Compensation Committee takes into account the number of options available for future grant under the plan to ensure sufficient availability for future needs. No option grants were made to the NEOs during 2007 in light of these considerations.

401(k) Plan

Since 1996, we have maintained our 401(k) Investment Plan which covers all our full- and part-time employees who have attained the age of 21 and have a minimum of one year of service. Under the 401(k) Investment Plan, an employee may elect to defer not less than 1.0% of his or her total annual compensation, up to the applicable limits set forth in the Internal Revenue Code. Employee contributions are invested in various mutual funds, according to the direction of the employee. On September 1, 1998, we elected to match employee contributions to the 401(k) Investment Plan in an amount equal to one-third of the first 6% of an employee’s contributions.

Employment Agreements and Offer Letters

In May 1996, Alvin Murstein, our Chairman and Chief Executive Officer, and Andrew M. Murstein, our President, entered into employment agreements with us, which were subsequently amended and restated in May 1998. The agreements provide for a five-year term and automatically renew each year for a new five-year term unless either party terminates the agreement. The agreements provide that Alvin Murstein and Andrew M. Murstein shall receive an annual base salary of $300,000 and $225,000 respectively, which may be increased but not decreased. The agreements also subject Messrs. Murstein to non-competition obligations. The agreements provide for a severance payment in the event that we terminate their employment without Cause (as defined in the agreements) or if they terminate their employment for Good Reason (as defined in the agreements). The severance payment is equal to their base salary multiplied by the number of full and partial years remaining in the term of employment at the time of termination plus legal fees and/or acceleration of vesting of any unvested options.

Brian S. O’Leary, our Chief Operating Officer, entered into an employment agreement with us, which became effective in November 1999. Mr. O’Leary is entitled to receive an annual base salary of $190,000.

Mr. O’Leary is an at-will employee but he is entitled to a severance payment of $150,000 upon a change of control if his employment is discontinued.

Michael J. Kowalsky, our Executive Vice President, is a party to an employment agreement with us which will terminate on June 30, 2009 and automatically renews for additional one-year terms unless terminated by either party. Under the agreement, Mr. Kowalsky is entitled to an annual base salary of $245,300, annual increases at a rate no less than 3% of his then-existing base salary and a minimum bonus of $37,000. The agreement provides for a severance payment if the agreement is not renewed under certain conditions, and also a non-competition covenant.

Larry D. Hall, our Chief Financial Officer, entered into an agreement with us, which became effective in March 2003. Mr. Hall is entitled to an annual base salary of $182,000. Mr. Hall is entitled to a severance payment of $112,500 if we terminate his employment without Cause (as defined in the agreement) or upon a change of control if his employment is discontinued.

Our Board of Directors determined that providing the modest change of control arrangements described above appropriately reflects the risk imposed on executives that a company such as ours might be acquired. These arrangements are intended to attract and retain qualified executives with employment alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to authorize such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. For quantification of these severance and change of control benefits, please see the discussion under “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” below.

Our Compensation Committee authorized the various change in control and severance provisions in recognition of the importance to us and our shareholders of assuring that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event. In addition to the foregoing, the provisions are intended to ensure that, if a possible change in control should arise and a NEO should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interests and those of our shareholders, without concern for his position or financial well-being. Absent termination without cause or for good reason, or a change of control event, no NEO is entitled to either equity vesting acceleration or cash severance payments upon termination of employment.

Perquisites

We provide NEOs with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

All of our NEOs except for Mr. O’Leary are provided with a monthly car allowance. In addition, we provide Mr. Alvin Murstein with a country club membership, an additional club membership, term life insurance and incidental costs related to his automobile such as parking and car insurance. We provide similar perquisites for Mr. Andrew Murstein and also pay for his pro-rated use of our driver. The additional perquisites provided for Messrs. Murstein reflect their additional seniority and contributions to our overall organization. Attributed costs of the personal benefits for the NEOs for the fiscal year ended December 31, 2007 are included in column titled “All Other Compensation” of the Summary Compensation Table on page [22].

Other Benefits

NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, as well as our 401(k) Investment Plan, in each case on the same basis as other employees.

Impact of Tax and Accounting Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer or any of its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Our policy is to maximize the deductibility of compensation but does not preclude awards or payments that are not fully deductible if, in our judgment, such awards and payments are necessary to achieve our compensation objectives and to protect shareholder interests.

With our adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, or FAS 123R, which requires the recognition of compensation expense for stock options, we do not expect the accounting treatment of differing forms of equity awards to vary significantly. Accordingly, our adoption of FAS 123R is not expected to have a material effect on our selection of forms of equity compensation to be granted to our NEOs in the foreseeable future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Medallion Financial Corp. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this registration statement.

THE COMPENSATION COMMITTEE

Frederick A. Menowitz, Chairman

Henry D. Jackson

Stanley Kreitman

Summary Compensation Table

The following table sets forth certain compensation information for our (i) Chief Executive Officer, (ii) Chief Financial Officer, and (iii) each of our three most highly compensated executive officers other than our Chief Executive Officer, collectively the NEOs, for the fiscal years ended December 31, 2007 and December 31, 2006. We do not have a pension plan, a stock award plan or a non-equity incentive compensation plan, but we have established a 401(k) Investment Plan that provides matching contributions.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Alvin Murstein Chairman, Chief Executive Officer and Director	2007	467,878	300,000	10,176	89,720	(2)	867,774
	2006	454,250	270,000	24,098	82,037		830,385

Andrew M. Murstein President and Director	2007	529,163	860,000	10,176	109,152	(3)	1,508,491
	2006	513,750	860,000	24,098	104,796		1,502,644
Larry D. Hall Senior Vice President, and Chief Financial Officer	2007	232,523	75,000	—	—	(4)	307,523
	2006	225,750	60,000	847	—		286,597

Michael J. Kowalsky Executive Vice President	2007	256,449	100,000	—	18,891	(5)	375,340
	2006	248,980	88,000	712	16,342		354,034
Brian S. O’Leary Executive Vice President and Chief Operating Officer	2007	284,666	75,000	—	—	(4)	359,666
	2006	276,375	60,000	—	—		336,375

(1)	This amount is the dollar amount of compensation cost recognized by us for financial statement reporting purposes with respect to the fiscal years ended December 31, 2007 and December 31, 2006 in accordance with FAS 123(R), including both amounts recorded as compensation expense in our income statement as well as amounts earned by the NEO that have been capitalized on our balance sheet for such fiscal year.
(2)	All other compensation for Alvin Murstein for the fiscal year ended December 31, 2007 includes $35,423 for a country club membership, our aggregate incremental costs attributable to a car lease, garage, car insurance, a club membership and term life insurance premiums paid by us for the benefit of Alvin Murstein and his spouse and amounts received pursuant to the matching program under our 401(k) Investment Plan.
(3)	All other annual compensation for Andrew M. Murstein for the fiscal year ended December 31, 2007 includes $53,853 for his pro-rated use of our driver, our aggregate incremental costs attributable to a car lease, garage, car maintenance, car insurance and two club memberships and amounts received pursuant to the matching program under our 401(k) Investment Plan.
(4)	For the other NEOs, our aggregate incremental cost of all perquisites and other personal benefits provided to each such NEOs is less than $10,000.
(5)	All other annual compensation for Michael J. Kowalsky for the fiscal year ended December 31, 2007 includes our aggregate incremental cost attributable to a car lease and amounts received pursuant to the matching program under our 401(k) Investment Plan.

Grants of Plan-Based Awards Table

There were no options granted during the last fiscal year by us to the NEOs.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alvin Murstein	25,000	—	$29.25	05/06/2008
	125,000	—	$17.25	05/06/2009
	25,000	—	$11.70	05/03/2011
	75,000	—	$5.51	05/01/2012
	25,000	—	$9.07	09/17/2014
Andrew M. Murstein	25,000	—	$29.25	05/06/2008
	125,000	—	$17.25	05/06/2009
	25,000	—	$11.70	05/03/2011
	125,000	—	$5.51	05/01/2012
	47,000	—	$3.70	01/01/2013
	25,000	—	$9.07	09/17/2014
Larry D. Hall	10,281	—	$15.563	10/30/2010
	14,500	—	$4.85	06/11/2012
	25,000	—	$3.50	03/04/2013
Michael J. Kowalsky	12,500	—	$4.85	06/11/2012
	32,400	—	$3.87	02/03/2013
Brian S. O’Leary	16,667	—	$17.938	01/01/2010
	16,667	—	$14.625	01/01/2011
	16,667	—	$7.90	12/31/2011

Option Exercises

The following table sets forth certain information concerning stock options exercised by the NEOs during the last fiscal year:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Alvin Murstein	—	—
Andrew M. Murstein	—	—
Larry D. Hall	13,000	81,295
Michael J. Kowalsky	5,100	41,184
Brian S. O’Leary	25,000	172,545

Potential Payments Upon Termination or Change-in-Control

The following table sets forth information regarding potential payments to be made to the Named Executive Officers following an employment termination or change of control. Amounts in the table assume an employment termination or change in control on December 31, 2007.

Name	Termination Without Cause ($)		Termination by Officer for Good Reason (Not Involving Change of Control) ($)		Disability ($)		Change of Control – Termination or Change in Employment ($)		Change of Control – Employment Agreement Assumed By New Owner ($)		Non-Renewal of Employment Agreement ($)
Alvin Murstein
Severance	3,777,361	(1)	—		—		3,777,361	(1)	—		—
Other Benefits	—		—		—		—		—		—
Andrew M. Murstein
Severance	6,689,575	(2)	—		—		6,689,575	(2)	—		—
Other Benefits	—		—		—		—		—		—
Larry D. Hall
Severance	112,500		—		—		112,500		—		—
Other Benefits	—		—		—		—		—		—
Michael J. Kowalsky
Severance	548,165	(3)	548,165	(3)	180,119	(4)	548,165	(3)	260,239	(5)	130,119	(6)
Other Benefits	38,817	(7)	38,817	(7)	12,939	(8)	38,817	(7)	—		12,939	(8)
Brian S. O’Leary
Severance	—		—		—		150,000		—		—
Other Benefits	—		—		—		—		—		—

(1)	Alvin Murstein would be entitled to an amount equal to the remainder of the salary, bonus and value of the fringe benefits which he would be entitled to receive for the balance of his current employment period, which expires on May 29, 2012. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007 and the value of his fringe benefits as of December 31, 2007. The value of Alvin Murstein’s fringe benefits includes $99,476 for a car lease, $156,453 for a country club membership, $49,610 for health insurance, our aggregate incremental costs attributable to life insurance premiums paid by us for the benefit of Alvin Murstein and his spouse, a garage, car insurance, a club membership and amounts received pursuant to the matching program under our 401(k) Investment Plan.
(2)	Andrew M. Murstein would be entitled to an amount equal to the remainder of the salary, bonus and value of the fringe benefits which he would be entitled to receive for the balance of his current employment period, which expires on May 29, 2012. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007 and the value of his fringe benefits as of December 31, 2007. The value of Andrew M. Murstein’s fringe benefits includes $70,474 for a car lease, $65,383 for a country club membership, $237,852 for his pro-rated use of our driver, $71,985 for health insurance, our aggregate incremental costs attributable to a garage, car maintenance, car insurance and a club membership and amounts received pursuant to the matching program under our 401(k) Investment Plan.
(3)	Michael J. Kowalsky would be entitled to an amount equal to his salary and bonus for the balance of his current employment period, which expires on June 30, 2009. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007 with annual 3% increases to his salary as set forth in his employment agreement.
(4)	Michael J. Kowalsky would be entitled to an amount equal to his salary and bonus for the six months following termination. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007.
(5)	Michael J. Kowalsky would be entitled to an amount equal to his salary for the twelve months following termination. The severance payment was calculated based on his salary for the fiscal year ended December 31, 2007.

(6) Michael J. Kowalsky would be entitled to an amount equal to his salary for the six months following termination. The severance payment was calculated based on his salary and bonus for the fiscal year ended December 31, 2007.

(7)	Michael J. Kowalsky would be entitled to receive his health benefits and car lease for the balance of his current employment period. Our incremental costs attributable to his health insurance and car lease do not exceed the greater of $25,000 or 10% of Michael J. Kowalsky’s total amount of perquisites and personal benefits.
(8)	Michael J. Kowalsky would be entitled to receive his health benefits and car lease for the six months following termination. Our incremental costs attributable to his health insurance and car lease do not exceed the greater of $25,000 or 10% of Michael J. Kowalsky’s total amount of perquisites and personal benefits.

DIRECTOR COMPENSATION

Non-employee directors are paid $35,000 for each year they serve, payable in quarterly installments, and receive $3,500 for each Board of Directors meeting per quarter attended, $3,500 for attendance at any additional Board of Directors meetings that quarter, $1,000 for each telephonic Board of Directors meeting, $1,500 for each Compensation Committee and Nominating and Governance Committee meeting attended, an additional $1,500 for the Chairperson of the Compensation Committee and Nominating and Governance Committee for each Compensation Committee and Nominating and Governance Committee meeting attended by such Chairperson, $3,000 for each Audit Committee attended, an additional $2,000 for the Chairperson of the Audit Committee for each Audit Committee meeting attended by such Chairperson, and are reimbursed for expenses relating thereto. Employee directors do not receive any additional compensation for their service on the Board of Directors. We do not provide any pension or retirement plan with respect to our non-employee directors.

Non-employee directors were eligible to participate in our Amended and Restated 1996 Non-Employee Director Stock Option Plan until such plan terminated on May 21, 2006. Non-employee directors are eligible to participate in our 2006 Non-Employee Director Stock Option Plan which was adopted by the Board of Directors on February 15, 2006, approved by our shareholders on June 16, 2006 and approved by the Commission on August 28, 2007. Under the 2006 Non-Employee Director Stock Option Plan, we grant an option to purchase 9,000 shares to each non-employee director elected at each annual shareholder meeting. If a non-employee director is elected by means other that an annual shareholder meeting, we automatically grant an option to purchase 9,000 shares multiplied by a fraction representing the remaining portion of such non-employee director’s three-year term. The exercise price of options granted is not less than the fair market value of our common stock on the date of grant or if the stock is not quoted on the date of grant, the current net asset value of the common stock as determined in good faith by the members of the Board of Directors not eligible to participate in the 2006 Non-Employee Director Stock Option Plan. Options become exercisable at each annual shareholder meeting beginning on the first annual shareholder meeting following the date of grant. The number of shares which are exercisable is calculated by multiplying the number of shares in the option by a fraction which contains the number of whole months since the date of grant or the last shareholder annual meeting in the numerator, and the number of whole months for which the non-employee director was elected in the denominator. To exercise options, the optionee must remain a non-employee director. No option may be exercised more than ten years after the date on which it is granted.

Our employee directors are eligible to participate in our 401(k) Investment Plan and our 2006 Employee Stock Option Plan.

Information with respect to the aggregate compensation paid to our directors during 2007 appears below.

The following table sets forth certain compensation information for our non-employee directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Independent Directors
Henry L. Aaron	50,000	6,306	0	56,306
Stanley Kreitman	86,800	7,382	0	94,182
Henry D. Jackson	49,750	5,391	0	55,141
Frederick A. Menowitz	62,667	7,382	0	70,049
David L. Rudnick	97,700	7,382	0	105,082
Lowell P. Weicker, Jr.	65,067	5,058	0	70,125

Interested Directors
Mario M. Cuomo	51,500	5,058	0	56,558

(1)	This amount is the dollar amount of compensation cost recognized by us for financial statement reporting purposes with respect to the fiscal year ended December 31, 2007 in accordance with FAS 123(R), including both amounts recorded as compensation expense in our income statement as well as amounts earned by the director that have been capitalized on our balance sheet for such fiscal year.

Dollar Range of Equity Securities Beneficially Owned By the Directors

The following table sets forth the dollar range of our equity securities beneficially owned by each of our directors as of April 21, 2008. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Name of Director	Dollar Range of Equity in Our Securities (1)
Independent Directors
Henry L. Aaron	none
Henry D. Jackson	none
Stanley Kreitman	$10,001-$50,000
Frederick A. Menowitz	$10,001-$50,000
David L. Rudnick	over $100,000
Lowell P. Weicker, Jr.	$10,001-$50,000

Interested Directors
Mario M. Cuomo	$1-$10,000
Alvin Murstein	over $100,000
Andrew M. Murstein	over $100,000

(1)	Dollar ranges are as follows: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or over $100,000.

Shareholder Communications with the Board of Directors

Shareholders may communicate with our Board of Directors through our Secretary by writing to the following address: Board of Directors, c/o Secretary, Medallion Financial Corp., 437 Madison Avenue, 38th Floor, New York, New York, 10022. Our Secretary will forward all correspondence to the Board of Directors, except for junk mail, mass mailings, loan complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as loan-related inquiries, elsewhere within Medallion Financial Corp. for review and possible response.

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS

As of April 21, 2008, there were no persons that owned 25% or more of our outstanding voting securities, and no person would be deemed to control us, as such term is defined in the 1940 Act.

The following table sets forth information, as of April 21, 2008, regarding the ownership of our common stock by (i) the persons known by us to own more than five percent of the outstanding shares, (ii) all of our directors and nominees, (iii) each of our four most highly compensated executive officers other than our Chief Executive Officer, and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 21, 2008 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

Name and Address	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)
Alvin Murstein (2) Chairman, Chief Executive Officer, and Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	1,622,700	9.28%

Andrew M. Murstein (3) President and Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	1,630,000	9.32%

Larry D. Hall (4) Senior Vice President and Chief Financial Officer c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	63,781	*

Michael J. Kowalsky (5) Executive Vice President c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	47,918	*

Brian S. O’Leary (6) Chief Operating Officer and Chief Credit Officer c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	52,736	*

Henry L. Aaron (7) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	11,000	*

Name and Address	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)

Mario M. Cuomo (8) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	12,000	*

Henry D. Jackson (9) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	9,000	*

Stanley Kreitman (10) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	16,000	*

Frederick A. Menowitz (11) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	14,500	*

David L. Rudnick (12) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	25,424	*

Lowell P. Weicker, Jr. (13) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	17,750	*

All executive officers and directors as a group (14 persons) (14)	3,579,919	20.47%

Dimensional Fund Advisors LP (15) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,482,727	8.48%

River Road Asset Management, LLC (16) 462 South 4th Street, Suite 1600 Louisville, KY 40202	1,780,447	10.18%

*	Less than 1.0%
(1)	Applicable percentage of ownership is based on 17,492,674 shares of common stock outstanding as of April 21, 2008 together with the exercisable options for such shareholder or group of shareholders, as applicable. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares subject to options are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Includes 1,240,000 shares of common stock owned by the Alvin Murstein Second Family Trust of which Alvin Murstein is a trustee and beneficiary, 102,700 shares of common stock owned by Alvin Murstein directly, 5,000 shares of common stock owned by Alvin Murstein’s spouse and 275,000 shares of common stock issuable upon the exercise of options. Does not include 75,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.

(3)	Includes 1,250,000 shares owned by the Andrew Murstein Family Trust, of which Andrew M. Murstein is a trustee and beneficiary, 8,000 shares held by Andrew M. Murstein directly and 372,000 shares of common stock issuable upon the exercise of options. Does not include 95,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(4)	Includes 18,500 shares of common stock owned by Larry D. Hall directly and 45,281 shares of common stock issuable upon the exercise of options. Does not include 30,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(5)	Includes 1,800 shares of common stock owned by Michael J. Kowalsky directly, 1,218 shares of common stock held by Fidelity Investments in an Individual Retirement Account for the benefit of Michael J. Kowalsky and 44,900 shares of common stock issuable upon the exercise of options. Does not include 30,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(6)	Includes 2,735 shares of common stock held by Charles Schwab & Co., Inc. in an Individual Retirement Account for the benefit of Brian S. O’Leary and 50,001 shares issuable upon the exercise of options. Does not include 30,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(7)	Consists of 11,000 shares of common stock issuable upon the exercise of options.
(8)	Consists of 12,000 shares of common stock issuable upon the exercise of options. Does not include 6,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(9)	Consists of 9,000 shares of common stock issuable upon the exercise of options.
(10)	Includes 1,000 shares of common stock owned by Stanley Kreitman directly and 15,000 shares of common stock issuable upon the exercise of options. Does not include 3,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(11)	Includes 14,500 shares of common stock issuable upon the exercise of options. Does not include 3,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(12)	Includes 10,424 shares of common stock owned by David L. Rudnick directly and 15,000 shares of common stock issuable upon the exercise of options. Does not include 3,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(13)	Includes 1,000 shares of common stock owned by Lowell P. Weicker, Jr. directly, 1,000 shares of common stock owned by the Lowell P. Weicker Estate for Lowell P. Weicker, Jr. of which Mr. Weicker is the income beneficiary and 15,750 shares of common stock issuable upon the exercise of options. Does not include 6,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(14)	Consists of 930,832 shares of common stock issuable upon the exercise of options. Does not include 296,000 shares of common stock issuable upon the exercise of options not exercisable within 60 days of April 21, 2008.
(15)	Based upon a Schedule 13G dated February 6, 2008, filed with the Commission by Dimensional Fund Advisors LP, or Dimensional. In the Schedule 13G, Dimensional reported that it has sole voting power with respect to 1,482,727 shares and sole dispositive power with respect to 1,482,727 shares. Dimensional reports that all securities reported in the Schedule 13G are owned by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of such securities.
(16)	Based upon a Schedule 13G dated March 20, 2008, filed with the Commission by River Road Asset Management, LLC, or River Road. In the Schedule 13G, River Road reported that it has sole voting power with respect to 1,312,919 shares and sole dispositive power with respect to 1,780,447 shares. River Road reports that it is an investment advisor.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mario M. Cuomo is our director and is of counsel in the law firm of Willkie Farr & Gallagher LLP, which serves as our legal counsel in connection with various matters. We have paid Willkie Farr & Gallagher LLP approximately $837,000 in legal fees for the fiscal year ended December 31, 2007. Mr. Cuomo does not have a direct interest in the payment of such legal fees, but has an indirect interest in such fees as an employee of the law firm.

Certain of our directors, officers and shareholders are also directors or director nominees of our wholly owned subsidiaries and controlled portfolio companies, including Medallion Funding Corp., Medallion Capital, Inc., Freshstart Venture Capital Corp., Medallion Bank, Sports Properties Acquisition Corp. and National Security Solutions Inc. Officer salaries are set by our Board of Directors.

Section 57 of the 1940 Act prohibits some transactions with affiliates described therein without exemptive relief from the Commission and other transactions with affiliates described therein without a required majority of directors. A required majority means both majority approval of directors who have no financial interest in the transaction, plan or arrangement and a majority of directors who are not interested persons. In addition, Section 404 of Regulation S-K requires us to disclose certain other related party transactions. Our Board of Directors also recognizes that transactions with affiliates and other related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Therefore, we maintain a Related and Affiliated Party Transactions Policy (codified as a written policy and adopted by the Board of Directors on February 13, 2008) that requires management to ensure no transactions with affiliates or related party transactions occur unless the Board of Directors has been briefed on the transaction and has approved the proposed transaction by the required majority. The Board of Directors may, in its sole discretion, approve or deny any transactions with affiliates or related party transactions and approval may be conditioned upon any other actions the Board of Directors deems appropriate. Failure to follow the approval process can lead to disciplinary action including termination.

DIVIDEND REINVESTMENT PLAN

Pursuant to our Dividend Reinvestment Plan, a shareholder whose shares are registered in his or her own name can have all distributions reinvested in additional shares of common stock by American Stock Transfer, or the Plan Agent, if the shareholder enrolls in the Dividend Reinvestment Plan by delivering an Authorization Form to the Plan Agent prior to the corresponding dividend declaration date. The Plan Agent will effect purchases of common stock under the Dividend Reinvestment Plan in the open market. Holders of common stock who do not elect to participate in the Dividend Reinvestment Plan will receive all distributions in cash paid by check mailed directly to the shareholder of record (or if the common stock is held in street or other nominee name, then to the nominee) as of the relevant record date, by the Plan Agent, as dividend disbursing agent. Shareholders whose shares are held in the name of a broker or nominee, or shareholders transferring such an account to a new broker or nominee, should contact the broker or nominee to determine whether and how they may participate in the Dividend Reinvestment Plan.

The Plan Agent serves as agent for the holders of common stock in administering the Dividend Reinvestment Plan. After we declare a dividend, the Plan Agent will, as agent for the participants, receive the cash payment and use it to buy common stock on NASDAQ or elsewhere for the participants’ accounts. The price of the shares will be the average market price at which such shares were purchased by the Plan Agent.

Participants in the Dividend Reinvestment Plan may withdraw from the Dividend Reinvestment Plan upon written notice to the Plan Agent. Such withdrawal will be effective immediately if received not less than ten days prior to a dividend record date; otherwise, it will be effective the day after the related dividend distribution date. When a participant withdraws from the Dividend Reinvestment Plan or upon termination of the Dividend Reinvestment Plan as provided below, certificates for whole shares of common stock credited to his or her account under the Dividend Reinvestment Plan will be issued and a cash payment will be made for any fractional share of common stock credited to such account.

The Plan Agent will maintain each participant’s account in the Dividend Reinvestment Plan and will furnish monthly written confirmations of all transactions in such account, including information needed by the shareholder for personal and tax records. Common stock in the account of each Dividend Reinvestment Plan participant will be held by the Plan Agent in non-certificate form in the name of such participant. Proxy materials relating to our stockholders’ meetings will include those shares purchased as well as shares held pursuant to the Dividend Reinvestment Plan.

In the case of participants whose beneficially owned shares are held in the name of banks, brokers, or other nominees, the Plan Agent will administer the Dividend Reinvestment Plan on the basis of the number of shares of common stock certified from time to time by the record holders as the amount held for the account of such beneficial owners. Shares of common stock may be purchased by the Plan Agent through any of the Underwriters, acting as broker or, after the completion of this offering, from a dealer.

The Plan Agent’s fees for the handling or reinvestment of dividends and other distributions will be paid by us. Each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent’s open market purchases in connection with the reinvestment of distributions. There are no other charges to participants for reinvesting distributions.

Distributions are taxable whether paid in cash or reinvested in additional shares, and the reinvestment of distributions pursuant to the Dividend Reinvestment Plan will not relieve participants of any US federal income tax or state income tax that may be payable or required to be withheld on such distributions. See “Material US Federal Income Tax Considerations.”

Experience under the Dividend Reinvestment Plan may indicate that changes are desirable. Accordingly, we reserve the right to amend or terminate the Reinvestment Plan as applied to any distribution paid subsequent to written notice of the change sent to all of our shareholders at least 90 days before the record date for such distribution.

The Dividend Reinvestment Plan also may be amended or terminated by the Plan Agent by at least 90 days’ written notice to all our shareholders. All correspondence concerning the Dividend Reinvestment Plan should be directed to, and additional information can be obtained from, the Plan Agent at 59 Maiden Lane, New York, New York, 10038.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in shares of our common stock. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including shareholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, and financial institutions. This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, regarding this offering. This summary does not discuss any aspects of U.S. estate or gift tax; or foreign, state, or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

This summary does not discuss the consequences of an investment in shares of our preferred stock, debt securities, or warrants representing rights to purchase shares of our common stock, preferred stock, or debt securities. The tax consequences of such an investment will be discussed in a relevant prospectus supplement.

A “US shareholder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; or

•	a trust or an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “non-U.S. shareholder” is a beneficial owner of shares of our common stock that is not a U.S. shareholder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective shareholder that is a partner of a partnership holding shares of our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local, and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

As a business development company, we have elected to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our shareholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to obtain RIC tax treatment we must distribute to our shareholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, or the Annual Distribution Requirement.

Taxation as a RIC

If we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement;

then we will not be subject to federal income tax on the portion of our investment company taxable income and net capital gain ( i.e. , net long-term capital gains in excess of net short-term capital losses) we distribute to shareholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our shareholders.

We will be subject to a 4% nondeductible federal excise tax on certain undistributed income of RICs unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for each calendar year, (2) 98% of our capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income realized, but not distributed, in preceding years, or the Excise Tax Avoidance Requirement. We currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Avoidance Requirement.

In order to qualify as a RIC for federal income tax purposes, we must, among other things:

•	qualify to be treated as a business development company under the 1940 Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities, and net income derived from interests in “qualified publicly traded partnerships” (i.e., partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends, capital gains, and other traditional permitted mutual fund income) or the 90% Income Test; and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

no more than 25% of the value of our assets is invested in the securities, other than U.S. Government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or in the securities of one or more qualified publicly traded partnerships, or the Diversification Tests.

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any original issue discount accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our shareholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our shareholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Regulation—Senior Securities.” Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the diversification tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

If we were unable to qualify for treatment as a RIC, we would be subject to tax on all of our taxable income at regular corporate rates. We would not be able to deduct distributions to shareholders, nor would they be required to be made. Distributions would generally be taxable to our shareholders as ordinary dividend income eligible for the 15% maximum rate for taxable years beginning before 2011 to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s tax basis, and any remaining distributions would be treated as a capital gain.

The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Taxation of U.S. Shareholders

Distributions by us generally are taxable to U.S. shareholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. shareholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions paid by us to non-corporate shareholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions generally will be eligible for a maximum tax rate of 15% for taxable years beginning before January 1, 2011. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the 15% maximum rate. Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as “capital gain dividends” will be taxable to a U.S. shareholder as long-term capital gains (currently at a maximum rate of 15% in the case of individuals, trusts, or estates), regardless of the U.S. shareholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. shareholder’s adjusted tax basis in such shareholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. shareholder.

Although we currently intend to distribute any long-term capital gains at least annually, we may in the future decide to retain some or all of our long-term capital gains, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. shareholder will be required to include his, her, or its share of the deemed distribution in income as if it had been actually distributed to the U.S. shareholder, and the U.S. shareholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to the U.S. shareholder’s tax basis for his, her or its common stock. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual shareholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. shareholder’s other federal income tax obligations or may be refunded to the extent it exceeds a shareholder’s liability for federal income tax. A shareholder that is not subject to federal income tax or otherwise required to file a federal income tax return would be required to file a federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our shareholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. shareholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to shareholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. shareholders on December 31 of the year in which the dividend was declared.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of his, her, or its investment.

A shareholder generally will recognize taxable gain or loss if the shareholder sells or otherwise disposes of his, her or its shares of our common stock. Any gain arising from such sale or disposition generally will be treated as capital gain or loss if the shareholder has held his, her or its shares for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

In general, individual and other non-corporate U.S. shareholders currently are subject to a maximum federal income tax rate of 15% on their net capital gain, i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. shareholders currently are subject to federal income tax on net capital gain at the maximum 35% rate also applied to ordinary income. Non-corporate shareholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate shareholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate shareholders generally may not deduct any net capital losses against ordinary income for a year, but may carryback such losses for three years or carry forward such losses for five years.

We will send to each of our U.S. shareholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share basis, the amounts includible in such U.S. shareholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the 15%

maximum rate). Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. shareholder’s particular situation. Dividends distributed by us generally will not be eligible for the dividends-received deduction or the 15% maximum rate applicable to qualifying dividends.

We may be required to withhold federal income tax (“backup withholding”) currently at a rate of 28% from all taxable distributions to any non-corporate U.S. shareholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such shareholder is exempt from backup withholding, or (2) with respect to whom the IRS notifies us that such shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. shareholder’s federal income tax liability and may entitle such shareholder to a refund, provided that proper information is timely provided to the IRS.

Taxation of Non-U.S. Shareholders

Whether an investment in the shares is appropriate for a non-U.S. shareholder will depend upon that person’s particular circumstances. An investment in the shares by a non-U.S. shareholder may have adverse tax consequences. Non-U.S. shareholders should consult their tax advisers before investing in our common stock.

Dividends paid by us to non-U.S. shareholders are generally subject to withholding at a 30% rate or a reduced rate specified by an applicable income tax treaty to the extent derived from investment income and short-term capital gains. In order to obtain a reduced rate of withholding, a non-U.S. shareholder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty. The withholding tax does not apply to regular dividends paid to a non-U.S. shareholder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. shareholder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. shareholder were a U.S. shareholder. A non-U.S. corporation receiving effectively connected dividends may also be subject to additional “branch profits tax” imposed at a rate of 30% (or lower treaty rate). A non-U.S. shareholder who fails to provide an IRS Form W-8BEN or other applicable form may be subject to backup withholding at the appropriate rate.

In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. shareholder in respect of any distributions of net long-term capital gains over net short-term capital losses, exempt-interest dividends, or upon the sale or other disposition of shares of our common stock.

For taxable years beginning before January 1, 2008, properly-designated dividends are generally exempt from United States federal withholding tax where they (i) are paid in respect of our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) are paid in respect of our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year). However, depending on our circumstances, we may designate all, some or none of its potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a non-U.S. shareholder will need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN or substitute Form). In the case of shares held through an intermediary, the intermediary may withhold even if we designate the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. shareholders should contact their intermediaries with respect to the application of these rules to their accounts.

Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

GOVERNMENT REGULATION

Regulation under the 1940 Act

We are a closed-end management investment company that has elected to be treated as a business development company under the 1940 Act. The 1940 Act contains prohibitions and restrictions relating to transactions between business development companies and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a business development company unless approved by a majority of our outstanding voting securities voting as a class.

Qualifying Assets

Under the 1940 Act, a business development company may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our business are the following:

(1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

(a) is organized under the laws of, and has its principal place of business in, the U.S.;

(b) is not an investment company (other than a small business investment company wholly owned by the business development company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c) satisfies any of the following:

•	does not have any class of securities listed on a national securities exchange;

•

is controlled by a business development company or a group of companies including a business development company and the business development company has an affiliated person who is a director of the eligible portfolio company; or

•	is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2) Securities of any eligible portfolio company which we control.

(3) Securities purchased in transactions not involving any public offering from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own at least 60% of the outstanding equity of the eligible portfolio company.

(5) Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6) Cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment.

(7) Securities issued by a company that met the definition of eligible portfolio company at the time of our initial investment but subsequently do not meet the definition because the company no longer meets the definition set forth above.

Managerial Assistance to Portfolio Companies

In addition, a business development company must have been organized and have its principal place of business in the U.S. and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the business development company must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the business development company purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the business development company, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements.

Senior Securities

We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to full asset coverage requirements. In addition to the 1940 Act, we are subject to two exemptive orders which, among other things, govern how we calculate our senior securities. For a discussion of the risks associated with leverage, see “Risk Factors—Risks Relating to Our Business and Structure—Regulations governing our operation as a business development company will affect our ability to, and the way in which we, raise additional capital.”

Other

We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our board of directors who are not interested persons and, in some cases, prior approval by the SEC.

We will be periodically examined by the SEC for compliance with the 1940 Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a business development company, we are prohibited from protecting any director or officer against any liability to us or our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We have adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws and intend to review these policies and procedures annually for their adequacy and the effectiveness of their implementation. We have designated a chief compliance officer to be responsible for administering our policies and procedures.

Regulation by the SBA

Medallion Funding, Medallion Capital, and Freshstart each operate as Small Business Investment Companies, or SBIC’s. The SBIA authorizes the organization of SBIC’s as vehicles for providing equity capital, long term financing, and management assistance to small business concerns. The SBIA and the SBA regulations define a “small business concern” as a business that is independently owned and operated, which does not dominate its field of operation and which (i) has a net worth, together with any affiliates, of $18.0 million or less and average annual net income after US federal income taxes for the preceding two years of $6.0 million or less (average annual net income is computed without the benefit of any carryover loss), or (ii) satisfies alternative criteria under SBA regulations that focus on the industry in which the business is engaged and the number of persons employed by the business or its gross revenues. In addition, at the end of each year, at least 20% of the total amount of loans made after April 25, 1994 must be made in “smaller businesses” which have a net worth of $6.0 million or less and average net income after federal income taxes for the preceding two years of $2.0 million or less. SBA regulations also prohibit an SBIC from providing funds to a small business concern for certain purposes, such as relending and reinvestment.

Medallion Funding is authorized to make loans to borrowers other than disadvantaged businesses (that is, businesses that are at least 50% owned, and controlled and managed, on a day to day basis, by a person or persons whose participation in the free enterprise system is hampered because of social or economic disadvantage) if, at the time of the loan, Medallion Funding has in its portfolio outstanding loans to disadvantaged businesses with an aggregate cost basis equal to or exceeding the value of the unamortized repurchase discount under the preferred stock repurchase agreement between Medallion Funding and the SBA, which is currently zero.

Under current SBA Regulations, the maximum rate of interest that Medallion Funding may charge may not exceed the higher of (i) 19% or (ii) the sum of (a) the higher of (i) that company’s weighted average cost of qualified borrowings, as determined under SBA Regulations, or (ii) the current SBA debenture rate, plus (b) 11%, rounded to the next lower eighth of one percent. As of December 31, 2007, the maximum rate of interest permitted on loans originated by the Medallion Funding, Medallion Capital, and Freshstart was 19%. As of December 31, 2007, our outstanding medallion loans had a weighted average rate of interest 7.13% and our outstanding commercial loans had a weighted average rate of interest of 12.12%. Current SBA regulations also require that each loan originated by an SBIC have a term of between one and 20 years; loans to disadvantaged businesses also may be for a minimum term of one year.

The SBA restricts the ability of SBICs to repurchase their capital stock, to retire their SBA debentures, and to lend money to their officers, directors, and employees, or invest in affiliates thereof. The SBA also prohibits, without prior SBA approval, a “change of control” or transfers which would result in any person (or group of persons acting in concert) owning 10% or more of any class of capital stock of an SBIC. A “change of control” is any event which would result in the transfer of the power, direct or indirect, to direct the management and policies of an SBIC, whether through ownership, contractual arrangements or otherwise.

Under SBA Regulations, without prior SBA approval, loans by licensees with outstanding SBA leverage to any single small business concern may not exceed 20% of an SBIC’s regulatory capital, as defined. Under the terms of the respective conversion agreements with the SBA, however, Medallion Funding is authorized to make loans to disadvantaged borrowers in amounts not exceeding 30% of its respective regulatory capital.

SBICs must invest idle funds that are not being used to make loans in investments permitted under SBA regulations. These permitted investments include direct obligations of, or obligations guaranteed as to principal and interest by, the government of the U.S. with a term of 15 months or less and deposits maturing in one year or less issued by an institution insured by the FDIC. These permitted investments must be maintained in (i) direct obligations of, or obligations guaranteed as to principal and interest by, the U.S., which mature within 15 months from the date of the investment; (ii) repurchase agreements with federally insured institutions with a maturity of seven days or less if the securities underlying the repurchase agreements are direct obligations of, or obligations guaranteed as to principal and interest by, the U.S., and such securities must be maintained in a custodial account in a federally insured institution; (iii) certificates of deposit with a maturity of one year or less, issued by a federally insured institution; (iv) a deposit account in a federally insured institution, subject to withdrawal restriction of one year or less; (v) a checking account in a federally insured institution; or (vi) a reasonable petty cash fund.

SBICs may purchase voting securities of small business concerns in accordance with SBA regulations. Although prior regulations prohibited an SBIC from controlling a small business concern except in limited circumstances, new regulations adopted by the SBA on October 22, 2002 (pursuant to Public Law 106-554) now allow an SBIC to exercise control over a small business for a period of seven years from the date on which the SBIC initially acquires its control position. This control period may be extended for an additional period of time with the SBA’s prior written approval.

Regulation of Medallion Bank as an Industrial Bank

In May 2002, we formed Medallion Bank, which received approval from the FDIC for federal deposit insurance in October 2003. Medallion Bank, a Utah-chartered industrial bank, is a depository institution subject to regulatory oversight and examination by both the FDIC and the Utah Department of Financial Institutions. Under its banking charter, Medallion Bank is empowered to make consumer and commercial loans, and may accept all FDIC-insured deposits other than demand deposits (checking accounts). The creation of Medallion Bank allows us to apply stable and low-cost bank deposit funding for key lending business activities throughout our business.

Medallion Bank is subject to certain federal laws that restrict and control its ability to extend credit and provide or receive services between affiliates. In addition, the FDIC has regulatory authority to prohibit Medallion Bank from engaging in any unsafe or unsound practice in conducting its business.

Medallion Bank is further subject to capital adequacy guidelines issued by the Federal Financial Institutions Examination Council, or the FFIEC. These guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and consider off-balance sheet exposures in determining capital adequacy. Under the rules and regulations of the FFIEC, at least half of a bank’s total capital is required to be Tier I capital, comprised of common equity, retained earnings and a limited amount of non-cumulative perpetual preferred stock. The remaining capital, Tier II capital, may consist of other preferred stock, certain hybrid debt/equity instruments, a limited amount of term-subordinated debt, or a limited amount of the reserve for possible credit losses. The FFIEC has also adopted minimum leverage ratios for banks, which are calculated by dividing Tier I capital by total average assets. Recognizing that the risk-based capital standards address only credit risk, and not interest rate, liquidity, operational, or other risks, many banks are expected to maintain capital in excess of the minimum standards.

In addition, pursuant to provisions of the FDIC Improvement Act of 1991, or FDICIA, and related regulations with respect to prompt corrective action, FDIC-insured institutions such as Medallion Bank may only accept brokered deposits without FDIC permission if they meet specified capital standards, and are subject to restrictions with respect to the interest they may pay on deposits unless they are well-capitalized. To be well-capitalized under the prompt corrective action provisions, a bank must have a ratio of combined Tier I and Tier II capital to risk-weighted assets of not less than 10%, Tier I capital to risk-weighted assets of not less than 6%, and a Tier I to average assets of not less than 5%.

We, the FDIC and Medallion Bank have agreed that the capital levels of Medallion Bank will at all times meet or exceed the levels required for Medallion Bank to be considered well capitalized under the FDIC rules and regulations, that Medallion Bank’s Tier I capital to total assets ratio will be maintained at not less than 15%, and that Medallion Bank will maintain an adequate allowance for loan and lease losses.

Sections 23A and 23B of the Federal Reserve Act and applicable regulations also impose restrictions on Medallion Bank. These restrictions limit the transfer of funds by a depository institution to certain of its affiliates, including us, in the form of loans, extensions of credit, investments, or purchases of assets. Sections 23A and 23B also require generally that the depository institution’s transactions with its affiliates be on terms no less favorable to Medallion Bank than comparable transactions with unrelated third parties.

The USA Patriot Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the Patriot Act, was enacted on October 26, 2001, and is intended to detect and prosecute terrorism and international money laundering. The Patriot Act establishes new standards for verifying customer identification incidental to the opening of new accounts. Medallion Bank has undertaken appropriate measures to comply with the Patriot Act and associated regulations. Other provisions of the Patriot Act provide for special information sharing procedures governing communications with the government and other financial institutions with respect to suspected terrorists and money laundering activity, and enhancements to suspicious activity reporting, including electronic filing of suspicious activity reports over a secure filing network.

Other

Compliance with the Sarbanes-Oxley Act of 2002 and NASDAQ Corporate Governance Regulations

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. The Sarbanes-Oxley Act has required us to review our policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the new regulations promulgated thereunder. We will continue to monitor our compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

In addition, NASDAQ has adopted or is in the process of adopting corporate governance changes to its listing standards. We believe we are in compliance with such corporate governance listing standards. We will continue to monitor our compliance with all future listing standards and will take actions necessary to ensure that we are in compliance therewith.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the DGCL and on our charter and by-laws. This summary is not necessarily complete, and we refer you to the DGCL and our charter and bylaws for a more detailed description of the provisions summarized below.

General

We were organized as a corporation under the laws of the State of Delaware on October 20, 1995. Our authorized capital stock consists of 1,000,000 shares of preferred stock, and 50,000,000 shares of common stock. Upon completion of this offering, assuming all shares are sold, we will have outstanding 26,993,124 shares of common stock and no shares of preferred stock. As of May 2, 2008, there were no shares of preferred stock outstanding and 17,493,124 shares of common stock outstanding and 138 record holders.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters voted upon by shareholders, including the election of directors.

Subject to the rights of any outstanding shares of preferred stock, the holders of the common stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any outstanding shares of preferred stock.

The holders of common stock have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be upon payment therefor, fully paid and non-assessable.

Preferred Stock

Subject to the requirements of the 1940 Act, preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the shareholders. We have no current plans to issue any shares of preferred stock of any class or series.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult, or to discourage an attempt, to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both and may have full or limited voting rights and be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Limitation on Directors’ Liabilities

Pursuant to our certificate of incorporation and under Delaware law, our directors are not liable to us or its shareholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

Authorized and Outstanding Securities

The following table illustrates our authorized and outstanding securities on May 2, 2008:

Title of Class	Amount Authorized	Amount Held By Us For Our Own Account	Amount Outstanding (1)
Common Stock	50,000,000	1,414,242	17,493,124
Preferred Stock	1,000,000	0	0

(1)	Exclusive of amount held by us or for our own accounts.

Stock Repurchase Program

We maintain a stock repurchase program in which we are authorized to repurchase up to $20,000,000 of our common stock. Our Board of Directors authorized us to repurchase up to $10,000,000 of our common stock on November 3, 2003 and authorized us to repurchase an additional $10,000,000 of our common stock on November 3, 2004. The stock repurchase program expires after a certain number of days, except in certain cases where it is extended through completion of the authorized amounts. The stock repurchase program was extended in November 2005 and was further extended in July 2006, April 2007 and November 2007. Under the most recent extension, purchases could commence no earlier than December 2007 and were to conclude 180 days after the commencement of the purchases. If we have not repurchased all of the common stock by the end of the period set forth above, we are permitted to extend the term of the stock repurchase program for an additional period or periods, until we have repurchased up to the total amount authorized under the stock repurchase program.

Delaware Law and Certain Provisions of the Certificate of Incorporation and the By-Laws

Our certificate of incorporation and by-laws include provisions that could make it more difficult to acquire us by means of a merger, a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us first to negotiate. These provisions may also, however, inhibit a change in control of in circumstances that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our common stock. In addition, these provisions could adversely affect the market price for our common stock. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

Our certificate of incorporation and the by-laws provide that our Board of Directors be divided into three classes of directors, with the term of each class expiring in a different year. See “Management.” Our by-laws provide that the number of directors will be fixed from time to time exclusively by the Board of Directors, but shall consist of not more than 15 nor less than three directors. A majority of the Board of Directors then in office has the sole authority to fill any vacancies on the Board of Directors. Our certificate of incorporation provides that directors may be removed only by the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.

Our certificate of incorporation provides that shareholder action can be taken only at an annual or special meeting of shareholders and prohibits shareholder action by written consent in lieu of a meeting. Our certificate of incorporation and by-laws provide that special meetings of shareholders can be called by the chairman of the Board of Directors, pursuant to a resolution approved by a majority of the total number of directors which we would have if there were no vacancies on the Board of Directors, or by the shareholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by the chairman of the Board of Directors, or at the request of a majority of the members of the Board of Directors, or as specified in the shareholders’ notice of a meeting.

Our by-laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business brought before an annual meeting of our shareholders.

Our certificate of incorporation and by-laws contain provisions requiring the affirmative vote of the holders of at least 75% of our voting stock, voting together as a single class, to amend certain provisions of the certificate of incorporation relating primarily to anti-takeover provisions and to the limitations on director liability and to amend the by-laws.

Our certificate of incorporation empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to shareholders.

These factors may include (i) comparison of the proposed consideration to be received by our shareholders in relation to the then current market price of our capital stock, our estimated current value in a freely negotiated transaction, and our estimated future value as an independent entity; (ii) the impact of such a transaction on our customers and employees, and its effect on the communities in which we operate; and (iii) our ability to fulfill our objectives under applicable statutes and regulations.

Our certificate of incorporation prohibits us from purchasing any shares of our stock from any person, entity or group that beneficially owns 5% or more of our voting stock at a price exceeding the average closing price for the 20 trading days prior to the purchase date, unless a majority of our disinterested shareholders approve the transaction. This restriction on our purchases does not apply to any offer to purchase shares of a class of our stock which is made on the same terms and conditions to all holders of that class of stock, to any purchase of stock owned by such a 5% shareholder occurring more than two years after such shareholder’s last acquisition of our stock, to any purchase of our stock in accordance with the terms of any stock option or employee benefit plan, or to any purchase at prevailing market prices pursuant to a stock purchase program.

Section 203 of the DGCL, is applicable to corporations organized under the laws of the State of Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any “interested shareholder” for a three-year period following the date that such shareholder becomes an interested shareholder unless (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. Except as specified therein, an interested shareholder is defined to mean any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person referred to in clause (i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested shareholder to effect various business combinations with a corporation for a three-year period, although the shareholders may, by adopting an amendment to the corporation’s certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. Our certificate of incorporation and by-laws do not exclude us from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the Board of Directors.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The securities may be sold “at-the-market” to or through a market maker or into an existing trading market for the securities, on an exchange or otherwise. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than 10% for the sale of any securities being registered and 0.5% for due diligence.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Mario M. Cuomo, Of Counsel in the firm of Willkie Farr & Gallagher LLP, is one of our directors.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement for the years ended December 31, 2007, 2006 and 2005 have been audited by Weiser LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

CUSTODIAN, TRANSFER AGENT, DIVIDEND DISBURSING AGENT, AND REGISTRAR

The American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York, 10038, serves as the custodian, transfer agent, dividend disbursing agent, and registrar for our common stock.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. From January 1, 2003 through December 31, 2007, we have paid less than $50,000 in brokerage commissions. Subject to policies established by our Board of Directors, management is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. We do not execute transactions through any particular broker or dealer, but seek to obtain the best net results, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While we generally seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, we may select a broker based partly upon brokerage or research services provided to management. In return for such services, we may pay a higher commission than other brokers would charge if our management determines in good faith that such commission is reasonable in relation to the services provided.

MEDALLION FINANCIAL CORP.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Medallion Financial Corp.

We have audited the accompanying consolidated balance sheets of Medallion Financial Corp. and subsidiaries (the “Company”), including the schedule of investments, as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in net assets, cash flows and the selected financial ratios and other data (see note 14) for each of the three years in the three-year period ended December 31, 2007. These financial statements and selected financial ratios and other data are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and selected financial ratios and other data based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and the selected financial ratios and other data referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2007 and 2006, and the consolidated results of their operations, changes in net assets, cash flows, and selected financial ratios and other data for each of the three years in the three-year period ended December 31, 2007, in conformity with US generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control-Integrated Framework Issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 13, 2008 expressed an unqualified opinion thereon.

Weiser LLP New York, New York March 13, 2008

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005
Interest income on investments	$44,176	$38,032	$33,650
Dividends and interest income on short-term investments (1)	6,312	1,059	696
Medallion lease income	905	544	465

Total investment income	51,393	39,635	34,811

Total interest expense (2)	30,704	24,190	17,997

Net interest income	20,689	15,445	16,814

Gain on sales of loans	—	—	885
Other income	2,444	2,646	3,853

Total noninterest income	2,444	2,646	4,738

Salaries and benefits	10,192	8,193	9,554
Professional fees	2,603	1,955	1,945
Rent expense	1,353	1,266	1,339
Other operating expenses	3,687	3,512	4,146

Total operating expenses	17,835	14,926	16,984

Net investment income before income taxes (1)(3)	5,298	3,165	4,568
Income tax benefit	—	—	14

Net investment income after income taxes	5,298	3,165	4,582

Net realized gains on investments	14,172	3,080	3,606

Net change in unrealized depreciation on investments	(6,326)	(591)	(6,339)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	2,292	7,454	5,012

Net unrealized appreciation (depreciation) on investments	(4,034)	6,863	(1,327)

Net realized/unrealized gains on investments	10,138	9,943	2,279

Net increase in net assets resulting from operations	$15,436	$13,108	$6,861

Net increase in net assets resulting from operations per common share
Basic	$0.88	$0.76	$0.40
Diluted	0.87	0.74	0.39

Dividends declared per share	$0.76	$0.70	$0.54

Weighted average common shares outstanding
Basic	17,480,523	17,293,665	17,087,034
Diluted	17,786,310	17,761,039	17,552,228

(1)	Includes $5,750 of dividend income in 2007 from Medallion Bank.
(2)	Average borrowings outstanding were $492,022, $425,062, and $377,874, and the related average borrowing costs were 6.25%, 5.69%, and 4.76% for the years ended December 31, 2007, 2006, and 2005.
(3)	Includes $2,027, $1,891, and $1,753 of net revenues received from Medallion Bank for the years ended December 31, 2007, 2006, and 2005 primarily for servicing fees, loan origination fees, and expense reimbursements. See notes 4 and 11 for additional information.

The accompanying notes should be read in conjunction with these consolidated financial statements.

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2007	December 31, 2006
Assets
Medallion loans, at fair value	$498,883	$428,249
Commercial loans, at fair value (1)	91,782	88,207
Investment in Medallion Bank and other controlled subsidiaries, at fair value	57,501	50,448
Investment securities, at fair value	—	9,961
Equity investments, at fair value	4,880	16,068

Net investments ($458,102 at December 31, 2007 and $406,817 at December 31, 2006 pledged as collateral under borrowing arrangements)	653,046	592,933
Cash and cash equivalents ($852 at December 31, 2007 and $865 at December 31, 2006 restricted as to use by lender)	33,454	15,399
Accrued interest receivable	2,449	2,178
Fixed assets, net	558	525
Goodwill, net	5,007	5,007
Other assets, net	26,748	15,563

Total assets	$721,262	$631,605

Liabilities
Accounts payable and accrued expenses	$4,203	$5,057
Accrued interest payable	2,087	1,783
Funds borrowed	542,549	455,137

Total liabilities	548,839	461,977

Commitments and contingencies	—	—
Shareholders’ equity (net assets)
Preferred stock (1,000,000 shares of $0.01 par value stock authorized—none outstanding)	—	—
Common stock (50,000,000 shares of $0.01 par value stock authorized—18,902,416 shares at December 31, 2007 and 18,799,766 shares at December 31, 2006 issued)	189	188
Treasury stock at cost (1,406,551 shares at December 31, 2007 and 1,373,351 at December 31, 2006)	(12,938)	(12,611)
Capital in excess of par value	177,819	176,849
Accumulated undistributed net investment income	2,739	5,198
Accumulated undistributed net realized gains on investments	—	—
Net unrealized appreciation on investments	4,614	4

Total shareholders’ equity (net assets)	172,423	169,628

Total liabilities and shareholders’ equity	$721,262	$631,605

Number of common shares outstanding	17,495,865	17,426,415
Net asset value per share	$9.86	$9.73

(1)	Includes a $3,100 loan to an entity which is majority owned by one of our controlled subsidiaries.

The accompanying notes should be read in conjunction with these consolidated financial statements.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005
Net investment income after income taxes	$5,298	$3,165	$4,582
Net realized gains on investments	14,172	3,080	3,606
Net unrealized gains (losses) on investments	(4,034)	6,863	(1,327)

Net increase in net assets resulting from operations	15,436	13,108	6,861

Investment income, net	(6,085)	(6,049)	(4,894)
Realized gain from investment transactions, net	(7,200)	(5,377)	(3,633)

Dividends and distributions to shareholders’ (1)	(13,285)	(11,426)	(8,527)

Exercise of stock options	971	1,592	1,167
Treasury stock acquired	(327)	—	(3,608)

Capital share transactions	644	1,592	(2,441)

Total increase (decrease) in net assets	2,795	3,274	(4,107)
Net assets at the beginning of the year	169,628	166,354	170,461

Net assets at the end of the year (2)	$172,423	$169,628	$166,354

Capital share activity
Common stock issued, beginning of year	18,799,766	18,546,648	18,328,450
Exercise of stock options	102,650	253,118	218,198

Common stock issued, end of year	18,902,416	18,799,766	18,546,648

Treasury stock, beginning of year	(1,373,351)	(1,373,351)	(983,451)
Treasury stock acquired	(33,200)	—	(389,900)

Treasury stock, end of year	(1,406,551)	(1,373,351)	(1,373,351)

Common stock outstanding	17,495,865	17,426,415	17,173,297

(1)	Dividends paid were $0.76, $0.66, and $0.50 per share for the years ended December 31, 2007, 2006, and 2005.
(2)	Includes $2,739 of undistributed net investment income and $0 of undistributed net realized gains on investments at December 31, 2007.

The accompanying notes should be read in conjunction with these consolidated financial statements.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(Dollars in thousands)	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting from operations	$15,436	$13,108	$6,861
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
Depreciation and amortization	1,421	415	579
Amortization of origination costs	495	510	1,481
Increase in net unrealized depreciation on investments	6,326	591	6,339
Increase in unrealized appreciation on Medallion Bank and other controlled subsidiaries	(2,292)	(7,454)	(5,012)
Net realized gains on investments	(14,172)	(3,080)	(3,606)
Stock-based compensation expense	323	342	—
(Increase) decrease in accrued interest receivable	(272)	205	(763)
(Increase) decrease in other assets, net	(4,072)	(2,019)	881
Increase (decrease) in accounts payable and accrued expenses	(854)	732	(3,825)
Increase in accrued interest payable	312	24	3
Gain on sales of loans	—	—	(885)
Decrease in servicing fee receivable	—	—	183

Net cash provided by operating activities	2,651	3,374	2,236

CASH FLOWS USED FOR INVESTING ACTIVITIES
Investments originated	(329,955)	(309,761)	(279,545)
Proceeds from principal receipts, sales, and maturities of investments	275,468	293,920	212,094
Banco portfolio acquisition	—	(35,703)	—
Investments in Medallion Bank and other controlled subsidiaries, net	(4,761)	(2,658)	(902)
Capital expenditures	(488)	(486)	(350)
Cash received for sold BLL SBA Section 7 (a) loans	—	—	20,472

Net cash used for investing activities	(59,736)	(54,688)	(48,231)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from funds borrowed	361,881	269,656	143,246
Repayments of funds borrowed	(308,777)	(215,434)	(81,728)
Proceeds from Trust Preferred Securities issued	35,000	—	—
Proceeds from exercise of stock options	648	1,244	1,167
Payments of declared dividends	(13,285)	(11,426)	(8,527)
Purchase of treasury stock at cost	(327)	—	(3,608)
Commitment fees on SBA leverage	—	(135)	—

Net cash provided by financing activities	75,140	43,905	50,550

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	18,055	(7,409)	4,555
CASH and cash equivalents, beginning of year	15,399	22,808	18,253

CASH and cash equivalents, end of year	$33,454	$15,399	$22,808

SUPPLEMENTAL INFORMATION
Cash paid during the year for interest	$29,435	$23,713	$16,802
Cash paid during the year for income taxes	—	—	—
Non-cash investing activities-net transfers to (from) other assets	—	—	3,582

The accompanying notes should be read in conjunction with these consolidated financial statements.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

(1) ORGANIZATION OF MEDALLION FINANCIAL CORP. AND ITS SUBSIDIARIES

We, Medallion Financial Corp. (the Company), are a closed-end management investment company organized as a Delaware corporation. The Company has elected to be regulated as a Business Development Company (BDC) under the Investment Company Act of 1940, as amended (the 1940 Act). The Company conducts its business through various wholly-owned subsidiaries including its primary operating company, Medallion Funding Corp. (MFC), a Small Business Investment Company (SBIC) which originates and services taxicab medallion and commercial loans.

The Company also conducts business through Medallion Capital, Inc. (MCI), an SBIC which conducts a mezzanine financing business; and Freshstart Venture Capital Corp. (FSVC), an SBIC which originates and services taxicab medallion and commercial loans. MFC, MCI, and FSVC, as SBICs, are regulated and financed in part by the SBA. The Company also conducts business through our asset-based lending division, Medallion Business Credit (MBC), an originator of loans to small businesses for the purpose of financing inventory and receivables, which prior to December 31, 2007, was a wholly-owned investment company subsidiary. On December 31, 2007, Medallion Business Credit was merged into the Company and ceased to exist as a separate legal entity. Until October 2005, the Company also conducted business through Business Lenders, LLC (BLL), licensed under the Small Business Administration (SBA) Section 7(a) program. On October 17, 2005, the Company completed the sale of the loan portfolio and related assets of BLL. In connection with this transaction, the Company sold assets in the amount of $22,799,000, less liabilities assumed by the buyer in the amount of $2,327,000. The assets were sold at book value, and therefore no gain or loss, excluding transaction costs, was recognized as a result of this transaction. For 2005, BLL generated net decease in net assets resulting from operations of $1,003,000, and net investment loss after taxes of $696,000.

In June 2007, the Company established a wholly-owned subsidiary, Medallion Financing Trust I (Fin Trust) for the purpose of issuing unsecured preferred securities to investors. Fin Trust is a separate legal and corporate entity with its own creditors who, in any liquidation of Fin Trust, will be entitled to be satisfied out of Fin Trust’s assets prior to any value in Fin Trust becoming available to Fin Trust’s equity holders. The assets of Fin Trust, aggregating $35,020,000 at December 31, 2007, are not available to pay obligations of its affiliates or any other party, and the assets of affiliates or any other party are not available to pay obligations of Fin Trust.

In December 2006, MFC established a wholly-owned subsidiary, Taxi Medallion Loan Trust II (Trust II), for the purpose of owning medallion loans originated by MFC or others. Trust II is a separate legal and corporate entity with its own creditors who, in any liquidation of Trust II, will be entitled to be satisfied out of Trust II’s assets prior to any value in Trust II becoming available to Trust II’s equity holders. The assets of Trust II, aggregating $132,576,000 at December 31, 2007 and $71,884,000 at December 31, 2006, are not available to pay obligations of its affiliates or any other party, and the assets of affiliates or any other party are not available to pay obligations of Trust II. Trust II’s loans are serviced by MFC.

In December 2006, September 2006, and previously in June 2003, MFC through several wholly-owned and newly formed subsidiaries which, along with an existing subsidiary (together, Medallion Chicago), purchased certain City of Chicago taxicab medallions out of foreclosure which are leased to fleet operators while being held for sale.

A wholly-owned portfolio investment of ours, Medallion Bank (MB), a Federal Deposit Insurance Corporation (FDIC) insured industrial bank that originates medallion loans, commercial loans, and consumer loans, raises deposits, and conducts other banking activities (see notes 3 and 4). MB was capitalized on December 16, 2003, with $22,000,000 from the Company. On December 22, 2003, upon satisfaction of the

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

conditions set forth in the FDIC’s order of October 2, 2003 approving MB’s application for federal deposit insurance, the FDIC certified that the deposits of each depositor in MB were insured to the maximum amount provided by the Federal Deposit Insurance Act and MB opened for business. MB is subject to competition from other financial institutions and to the regulations of certain federal and state agencies, and undergoes examinations by those agencies.

MB is not an investment company, and therefore, is not consolidated with the Company, but instead is treated as a portfolio investment. It was initially formed for the primary purpose of originating commercial loans in three categories: 1) loans to finance the purchase of taxicab medallions (licenses), 2) asset-based commercial loans, and 3) SBA 7(a) loans. The loans are marketed and serviced by MB’s affiliates who have extensive prior experience in these asset groups. The Company sold substantially all of the Section 7(a) loans in its portfolio in connection with the sale of the assets of BLL to a subsidiary of Merrill Lynch in October 2005. Additionally, MB began issuing brokered certificates of deposit in January 2004, and purchased over $84,150,000 of taxicab medallion and asset-based loans from affiliates of the Company. On April 1, 2004, MB purchased a consumer loan portfolio from an unrelated financial institution for consideration of $86,309,000. The purchase was funded with $7,700,000 of additional capital contributed by the Company and with deposits raised by MB. In the 2004 third quarter, Medallion Bank began originating consumer loans similar to the acquired portfolio, which are serviced by a third party.

In September 2002, MFC established a wholly-owned subsidiary, Taxi Medallion Loan Trust I (Trust), for the purpose of owning medallion loans originated by MFC or others. The Trust is a separate legal and corporate entity with its own creditors who, in any liquidation of the Trust, will be entitled to be satisfied out of the Trust’s assets prior to any value in the Trust becoming available to the Trust’s equity holders. The assets of the Trust, aggregating $337,728,000 at December 31, 2007 and $327,202,000 at December 31, 2006, are not available to pay obligations of its affiliates or any other party, and the assets of affiliates or any other party are not available to pay obligations of the Trust. The Trust’s loans are serviced by MFC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the US and general practices in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles in the US requires the Company to make estimates and assumptions that affect the reporting and disclosure of assets and liabilities, including those that are of a contingent nature, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates are subject to change over time, and actual results could differ from those estimates. The determination of fair value of the Company’s investments is subject to significant change within one year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, except for MB and other portfolio investments. All significant intercompany transactions, balances, and profits have been eliminated in consolidation. As non-investment companies, MB is not consolidated with the Company, which is an investment company under the 1940 Act. See Note 3 regarding our change in reporting entity in 2006, and note 4 for the presentation of financial information for MB.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original purchased maturity of three months or less to be cash equivalents.

Investment Valuation

The Company’s loans, net of participations and any unearned discount, are considered investment securities under the 1940 Act and are recorded at fair value. As part of the fair value methodology, loans are valued at cost adjusted for any unrealized appreciation (depreciation). Since no ready market exists for these loans, the fair value is determined in good faith by management, and approved by the Board of Directors. In determining the fair value, the Company and Board of Directors consider factors such as the financial condition of the borrower, the adequacy of the collateral, individual credit risks, historical loss experience, and the relationships between current and projected market rates and portfolio rates of interest and maturities. Foreclosed properties, which represent collateral received from defaulted borrowers, are valued similarly.

Equity investments (common stock and stock warrants, including certain controlled subsidiary portfolio investments) and investment securities (US Treasuries and mortgage backed bonds), in total representing 10% and 13% of the investment portfolio at December 31, 2007 and 2006, are recorded at fair value, represented as cost, plus or minus unrealized appreciation or depreciation. The fair value of investments that have no ready market are determined in good faith by management, and approved by the Board of Directors, based upon assets and revenues of the underlying investee companies as well as general market trends for businesses in the same industry. Included in equity investments were marketable securities of $4,263,000 and $15,969,000 at December 31, 2007 and 2006, and non-marketable securities of $617,000 and $99,000 in the comparable periods. The $57,501,000 and $50,448,000 related to portfolio investments in controlled subsidiaries at December 31, 2007 and 2006 were all non-marketable in each period. Because of the inherent uncertainty of valuations, management’s estimates of the values of the investments may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material.

Our investment in Medallion Bank, as a wholly owned portfolio investment, is also subject to quarterly assessments of fair value. We conduct a thorough valuation analysis as described previously, and determine whether any factors give rise to a valuation different than recorded book value, including various regulatory restrictions that were established at Medallion Bank’s inception, by the FDIC and State of Utah, and also by additional marketplace restrictions, such as on the ability to transfer industrial bank charters. As a result of this valuation process, we used Medallion Bank’s actual results of operations as the best estimate of changes in fair value, and recorded the results as a component of unrealized appreciation (depreciation) on investments, although changes in these restrictions and other applicable factors could change these conclusions in the future. See Note 4 for additional information about Medallion Bank.

A majority of the Company’s investments consist of long-term loans to persons defined by SBA regulations as socially or economically disadvantaged, or to entities that are at least 50% owned by such persons. Approximately 76% and 72% of the Company’s investment portfolio at December 31, 2007 and 2006 had arisen in connection with the financing of taxicab medallions, taxicabs, and related assets, of which 80% and 79% were in New York City at December 31, 2007 and 2006. These loans are secured by the medallions, taxicabs, and related assets, and are personally guaranteed by the borrowers, or in the case of corporations, are generally guaranteed personally by the owners. A portion of the Company’s portfolio (14% and 15% at December 31, 2007 and 2006) represents loans to various commercial enterprises, in a wide variety of industries, including manufacturing, food services, wholesaling, real estate, business services, transportation and warehousing, and

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

various other industries. These loans are made primarily in the metropolitan New York City area, and historically included loans guaranteed by the SBA under its Section 7(a) program, less the sale of the guaranteed portion of those loans. The Company sold substantially all of the Section 7(a) loans in its portfolio in connection with the sale of the assets of BLL to a subsidiary of Merrill Lynch in October 2005. Investments in unconsolidated controlled subsidiaries, equity investments, and investment securities were 9%, 1%, and 0% at December 31, 2007, compared to 8%, 3%, and 2% at December 31, 2006.

On a managed basis, which includes the investments of MB after eliminating the Company’s investment in MB and other controlled subsidiaries, medallion loans were 63% at both December 31, 2007 and 2006 (83% and 82% in New York City), commercial loans were 19% and 18%, and 15% and 13% were consumer loans in all 50 states collateralized by recreational vehicles, boats, and trailers. Investment securities were 2% and 4% at December 31, 2007 and 2006, and equity investments were 1% and 2%.

Investment Transactions and Income Recognition

Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment to the yield of the related loans. At December 31, 2007, and 2006, net origination costs totaled approximately $734,000 and $631,000. Amortization expense for the years ended December 31, 2007, 2006, and 2005 was $495,000, $510,000, and $1,480,000.

Investment securities are purchased from time-to-time in the open market at prices that are greater or lesser than the par value of the investment. The resulting premium or discount is deferred and recognized as an adjustment to the yield of the related investment. At December 31, 2007 and 2006, there were no premiums or discounts on investment securities, and their related income accretion or amortization was immaterial for 2007, 2006, and 2005.

Interest income is recorded on the accrual basis. Taxicab medallion and commercial loans are placed on nonaccrual status, and all uncollected accrued interest is reversed, when there is doubt as to the collectibility of interest or principal, or if loans are 90 days or more past due, unless management has determined that they are both well-secured and in the process of collection. Interest income on nonaccrual loans is generally recognized when cash is received, unless a determination has been made to apply all cash receipts to principal. At December 31, 2007, 2006, and 2005, total non-accrual loans were approximately $21,968,000, $13,670,000, and $22,641,000, and represented 4%, 3%, and 4% of the gross medallion and commercial loan portfolio at each yearend. The amount of interest income on nonaccrual loans that would have been recognized if the loans had been paying in accordance with their original terms was approximately $6,856,000, $5,281,000, and $6,744,000 as of December 31, 2007, 2006, and 2005, of which $2,892,000, $2,103,000, and $2,904,000 would have been recognized in the years ended December 31, 2007, 2006, and 2005.

Loan Sales and Servicing Fee Receivable

The Company accounts for its sales of loans in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125” (SFAS 140). In addition, we are in compliance with Statement of Financial Accounting Standards No. 156 “Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No. 140” (SFAS 156). SFAS 156 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. In accordance with SFAS 156, we have elected the fair value measurement method for our servicing assets and liabilities. The principal portion

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

of loans serviced for others by the Company was $168,781,000 and $168,463,000 at December 31, 2007 and 2006, and included $163,816,000 and $153,271,000 of loans serviced for MB. The Company has evaluated the servicing aspect of its business in accordance with SFAS 156, substantially all of which relates to servicing assets held by MB, and determined that no material servicing asset or liability exists as of December 31, 2007 and 2006.

Gains or losses on loan sales were primarily attributable to the sale of commercial loans which had been at least partially guaranteed by the SBA, and was conducted by the Company’s BLL subsidiary. The Company sold all of the SBA Section 7(a) loans in its portfolio in connection with the sale of the assets of BLL to a subsidiary of Merrill Lynch in October 2005. The Company recognized gains or losses from the sale of the SBA-guaranteed portion of a loan at the date of the sales agreement when control of the future economic benefits embodied in the loan was surrendered. The gains were calculated in accordance with SFAS 140, which required that the gain on the sale of a portion of a loan be based on the relative fair values of the loan portion sold and the loan portion retained. The gain on loan sales was due to the differential between the carrying amount of the portion of loans sold and the sum of the cash received and the servicing fee receivable.

The servicing fee receivable represented the present value of the difference between the servicing fee received by the Company (generally 100 to 400 basis points) and the Company’s servicing costs and normal profit, after considering the estimated effects of prepayments and defaults over the life of the servicing agreement. In connection with calculating the servicing fee receivable, the Company made certain assumptions including the cost of servicing a loan including a normal profit, the estimated life of the underlying loan that would be serviced, and the discount rate used in the present value calculation. The Company considered 40 basis points to be its cost plus a normal profit and used the note rate plus 100 basis points for loans with an original maturity of ten years or less, and the note rate plus 200 basis points for loans with an original maturity of greater than ten years as the discount rate. The note rate was generally the prime rate plus 2.75%.

The servicing fee receivable was amortized as a charge to loan servicing fee income over the estimated lives of the underlying loans using the effective interest rate method. The Company reviewed the carrying amount of the servicing fee receivable for possible impairment by stratifying the receivables based on one or more of the predominant risk characteristics of the underlying financial assets. The Company stratified its servicing fee receivable into pools, generally by the year of creation, and within those pools, by the term of the loan underlying the servicing fee receivable. If the estimated present value of the future servicing income was less than the carrying amount, the Company established an impairment reserve and adjusted future amortization accordingly. If the fair value exceeded the carrying value, the Company may have reduced future amortization. The servicing fee receivable was carried at the lower of amortized cost or fair value.

The estimated net servicing income was based, in part, on management’s estimate of prepayment speeds, including default rates, and accordingly, there was no assurance of the accuracy of these estimates. If the prepayment speeds occurred at a faster rate than anticipated, the amortization of the servicing asset would have been accelerated and its value would have declined; and as a result, servicing income during that and subsequent periods would have declined. If prepayments occurred slower than anticipated, cash flows would have exceeded estimated amounts and servicing income would have increased. The constant prepayment rates utilized by the Company in estimating the lives of the loans depended on the original term of the loan, industry trends, and the Company’s historical data on prepayments and delinquencies, and ranged from 15% to 35%. The Company evaluated the temporary impairment to determine if any such temporary impairment would be considered to be permanent in nature. The prepayment rate of loans may have been affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing to borrowers.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

The activity in the reserve for servicing fee receivable follows:

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005
Beginning Balance	$—	$—	$1,037
Reversal related to sale of servicing asset	—	—	(1,063)
Increases (decreases) charged to operations	—	—	27

Ending Balance	$—	$—	$—

The Company also had the option to sell the unguaranteed portions of loans to third party investors. The gain or loss on such sales was calculated in accordance with SFAS No. 140. The Company had no sales of unguaranteed portions of loans to third party investors for the years ended December 31, 2007, 2006, and 2005. The Company sold substantially all of the Section 7(a) loans in its portfolio in connection with the sale of the assets of BLL to a subsidiary of Merrill Lynch in October 2005.

Unrealized Appreciation (Depreciation) and Realized Gains (Losses) on Investments

The change in unrealized appreciation (depreciation) on investments is the amount by which the fair value estimated by the Company is greater (less) than the cost basis of the investment portfolio. Realized gains or losses on investments are generated through sales of investments, foreclosure on specific collateral, and writeoffs of loans or assets acquired in satisfaction of loans, net of recoveries. Unrealized appreciation (depreciation) on net investments was $4,614,000, $4,000, and ($8,664,000) as of December 31, 2007, 2006, and 2005. Our investment in Medallion Bank, a wholly owned portfolio investment, is a also subject to quarterly assessments of fair value. We conduct a thorough valuation analysis as described previously, and determine whether any factors give rise to valuation different than recorded book value, including various regulatory restrictions that were established at Medallion Bank’s inception, by the FDIC and State of Utah, and also by additional marketplace restrictions, such as on the ability to transfer industrial bank charters. As a result of this valuation process, we used Medallion Bank’s actual results of operations as the best estimate of changes in fair value, and recorded the results as a component of unrealized appreciation (depreciation) on investments, although changes in these restrictions and other applicable factors could change these conclusions in the future. See note 3 for change in the reporting entity and note 4 for the presentation of financial information for Medallion Bank.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

The following table sets forth the changes in our unrealized appreciation (depreciation) on investments, other than investments in controlled subsidiaries, for the years ended December 31, 2007, 2006, and 2005.

(Dollars in thousands)	Loans	Equity Investments	Foreclosed Properties	Total
Balance December 31, 2004	$(7,791)	$685	$(512)	$(7,618)
Increase in unrealized
Appreciation on investments	158	(520)	—	(362)
Depreciation on investments	(1,925)	(1,022)	(1,123)	(4,070)
Reversal of unrealized appreciation (depreciation) related to realized
Gains on investments	—	1,486	—	1,486
Losses on investments	309	—	238	547
Reversal of reserves on sold SBA Section 7(a) loans	1,340	—	—	1,340
Other	13	—	—	13

Balance December 31, 2005	(7,896)	629	(1,397)	(8,664)
Increase in unrealized
Appreciation on investments	—	4,236	921	5,157
Depreciation on investments	824	(173)	—	651
Reversal of unrealized appreciation (depreciation) related to realized
Gains on investments	—	(2,579)	—	(2,579)
Losses on investments	4,016	—	1,423	5,439

Balance December 31, 2006	(3,056)	2,113	947	4
Increase in unrealized
Appreciation on investments	—	2,127	8,245	10,372
Depreciation on investments	(4,246)	(133)	(159)	(4,538)
Reversal of unrealized appreciation (depreciation) related to realized
Gains on investments	—	(1,361)	(571)	(1,932)
Losses on investments	833	—	—	833
Other	—	(4)	(121)	(125)

Balance December 31, 2007	$(6,469)	$2,742	$8,341	$4,614

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

The table below summarizes components of unrealized and realized gains and losses in the investment portfolios for the years ended December 31, 2007, 2006, and 2005.

(Dollars in thousands)	2007	2006	2005
Net change in unrealized appreciation (depreciation) on investments
Unrealized appreciation	$2,127	$4,236	$1,136
Unrealized depreciation	(4,379)	(7,185)	(1,320)
Net unrealized appreciation on investment in Medallion Bank and other controlled subsidiaries	2,292	7,454	5,012
Realized gains	(11,647)	(2,579)	(5,514)
Realized losses	833	4,016	482
Unrealized gains (losses) on foreclosed properties	6,740	921	(1,123)

Total	$(4,034)	$6,863	$(1,327)

Net realized gains on investments
Realized gains	$2,914	$2,579	$5,514
Realized losses	(833)	(4,016)	(919)
Other gains	10,732	5,997	2,533
Direct recoveries (charge-offs)	23	(1,484)	(3,522)
Realized gains on foreclosed properties	1,336	4	—

Total	$14,172	$3,080	$3,606

Goodwill

Effective January 1, 2002, coincident with the adoption of SFAS No.142, “Goodwill and Intangible Assets,” the Company tests its goodwill for impairment, and engages a consultant to help management evaluate its carrying value. The results of this evaluation demonstrated no impairment in goodwill for 2007, 2006, and 2005. The Company conducts annual appraisals of its goodwill, and will recognize any impairment in the period any impairment is identified as a charge to operating expenses.

Fixed Assets

Fixed assets are carried at cost less accumulated depreciation and amortization, and are depreciated on a straight-line basis over their estimated useful lives of 3 to 10 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated economic useful life of the improvement. Depreciation and amortization expense was $457,000, $415,000, and $579,000 for the years ended December 31, 2007, 2006, and 2005.

Deferred Costs

Deferred financing costs, included in other assets, represents costs associated with obtaining the Company’s borrowing facilities, and is amortized on a straight line basis over the lives of the related financing agreements. Amortization expense was $964,000, $634,000, and $1,192,000 for the years ended December 31, 2007, 2006, and 2005. In addition, the Company capitalizes certain costs for transactions in the process of completion, including those for acquisitions and the sourcing of other financing alternatives. Upon completion or termination of the transaction, any accumulated amounts will be amortized against income over an appropriate period, capitalized as goodwill, or written off. The amounts on the balance sheet for all of these purposes were $3,918,000 and $2,747,000 as December 31, 2007 and 2006.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Federal Income Taxes

The Company and each of its major subsidiaries other than MB (the RIC subsidiaries) have qualified to be treated for federal income tax purposes as regulated investment companies (RICs) under the Internal Revenue Code of 1986, as amended (the Code). As RICs, the Company and each of the RIC subsidiaries are not subject to US federal income tax on any gains or investment company taxable income (which includes, among other things, dividends and interest income reduced by deductible expenses) that it distributes to its shareholders, if at least 90% of its investment company taxable income for that taxable year is distributed. It is the Company’s and the RIC subsidiaries’ policy to comply with the provisions of the Code. The Company’s RIC qualification is determined on an annual basis, and it qualified and filed its federal tax returns as a RIC for 2006 and 2005, and anticipates qualifying and filing as a RIC for 2007. Income tax (provision) benefit reported on the consolidated statements of operations were $0, $0, and $14,000 for the years ended December 31, 2007, 2006, and 2005, and primarily related to the taxes owed by or refunds due from a limited partnership investment of MCI.

MB is not a RIC and is taxed as a regular corporation. Fin Trust, Trust, and Trust II are not subject to federal income taxation instead their taxable income is treated as having been earned by MFC.

Net Increase in Net Assets Resulting from Operations per Share (EPS)

Basic earnings per share are computed by dividing net increase in net assets resulting from operations available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if option contracts to issue common stock were exercised, and has been computed after giving consideration to the weighted average dilutive effect of the Company’s common stock and stock options. The Company uses the treasury stock method to calculate diluted EPS, which is a method of recognizing the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted EPS. It assumes that any proceeds would be used to purchase common stock at the average market price during the period.

The table below shows the calculation of basic and diluted EPS.

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Net increase in net assets resulting from operations available to common shareholders	$15,436	$13,108	$6,861

Weighted average common shares outstanding applicable to basic EPS	17,480,523	17,293,665	17,087,034
Effect of dilutive stock options	305,787	467,374	465,194

Adjusted weighted average common shares outstanding applicable to diluted EPS	17,786,310	17,761,039	17,552,228

Basic earnings per share	$0.88	$0.76	$0.40
Diluted earnings per share	0.87	0.74	0.39

Potentially dilutive common shares excluded from the above calculations aggregated 795,936, 611,762, and 585,677 shares as of December 31, 2007, 2006, and 2005.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Dividends to Shareholders

The table below shows the tax character of distributions for tax reporting purposes.

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Dividends paid from
Investment income, net	$6,085	$6,049	$4,894
Realized gain from investment transactions, net	7,200	5,377	3,633

Total dividends	$13,285	$11,426	$8,527

Our ability to make dividend payments is restricted by SBA regulations and under the terms of the SBA debentures. As of December 31, 2007, the Company anticipates paying an estimated $1,782,000 of ordinary income dividends for tax purposes by September 15, 2008.

Stock Compensation

The Company applies SFAS No. 123 (Revised), “Share-Based Payment” (SFAS No. 123R), and related interpretations in accounting for its stock option plans effective January 1, 2006, and accordingly, the Company recognizes the expense of these grants as required. Stock-based employee compensation costs pertaining to stock options is reflected in net increase in net assets resulting from operations, for both any new grants, as well as for all unvested options outstanding at December 31, 2005, in both cases using the fair values established by usage of the Black-Scholes option pricing model, expensed over the vesting period of the underlying option. Previously, the Company applied APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost was recognized under these plans, and the Company followed the disclosure-only provisions of SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure.

The Company elected the modified prospective transition method for adopting SFAS No. 123R. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption, as well as for all unvested options outstanding at December 31, 2005. During 2007 and 2006, the Company issued 209,674 and 207,162 shares of stock-based compensation awards, and recognized $323,000 and $342,000, or $0.02 per diluted common share for each year, of non-cash stock-based compensation expense related to the option grants. During 2005, the Company issued 38,000 shares of stock-based compensation awards, and would have recognized $319,100 or $0.02 per share of non-cash stock-based compensation expense. As of December 31, 2007, the total remaining unrecognized compensation cost related to unvested stock options was $348,000, which is expected to be recognized over the next thirteen quarters (see note 6).

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Had the compensation cost for the Company’s stock-based compensation plan been determined under the fair value recognition provisions in SFAS No. 123 prior to the date of adopting SFAS No. 123R, the Company’s net income and earnings per share would have been adjusted to the pro forma amounts below for the year ended December 31 2005.

(Dollars in thousands)	2005
Net increase in net assets resulting from operations	$6,861
Add: stock-based employee compensation expense determined under APB No.25, included in net increase in net assets resulting from operations	—
Less: stock-based employee compensation expense determined under fair value method	(319)

Net increase in net assets resulting from operations, pro forma	$6,542

Net value per share
Basic-as reported	$0.40
Basic-pro forma	0.38

Diluted-as reported	0.39
Diluted-pro forma	0.37

Derivatives

The Company had no interest rate cap agreements or other derivative investments outstanding during 2007, 2006, and 2005.

Reclassifications

Certain reclassifications have been made to prior year balances to conform with the current year presentation. These reclassifications have no effect on the previously reported results of operations.

(3) CHANGE IN THE REPORTING ENTITY

Since MB commenced operations in December 2003, the Company had historically consolidated MB’s financial statements with those of its own. Although MB is not an investment company, and SEC rules generally do not permit investment companies such as the Company to consolidate the financial statements of non-investment companies, such as MB, the Company had sought and obtained a letter from the SEC in March 2004 permitting such consolidation. The Company believed that consolidating MB provided a more complete and accurate representation of the Company’s full scope of operations, and its complete financial position and results of operations.

During August 2006, the Company filed a registration statement on Form N-2 which the SEC staff reviewed and on which they provided comments, including those relating to the consolidation of the accounts of MB which have evolved since 2004. Based on discussions with the SEC staff, the Company determined during the 2006 fourth quarter to voluntarily not consolidate MB and present MB as a portfolio company. The Company determined that this change represents a change in the reporting entity as described in SFAS No. 154, “Accounting Changes and Error Corrections.” Accordingly the Company retrospectively applied this change to the financial statements of all prior periods presented, including previously issued interim periods presented, included in its 2006 Form 10-K. The effect of this retrospective application was to present the Company’s financial position and results of operations as if MB had not been consolidated for all periods presented and to present MB as an unconsolidated portfolio investment. Although this created changes in the reported levels of assets, liabilities, revenues, and expenses, our net increase in net assets resulting from operations, shareholders’ equity, and the related amounts per common share were unchanged.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

(4) INVESTMENT IN MEDALLION BANK AND OTHER CONTROLLED SUBSIDIARIES

The following table presents MB’s statement of operations and other valuation adjustments on other controlled subsidiaries for the years ended December 31, 2007, 2006, and 2005.

	Year ended December 31,
(Dollars in thousands)	2007	2006	2005
Statement of operations
Investment income	$36,564	$29,975	$22,403
Interest expense	13,804	10,453	6,414

Net interest income	22,760	19,522	15,989
Noninterest income	337	490	408
Operating expenses	7,190	6,289	5,543

Net investment income before income taxes	15,907	13,723	10,854
Income tax provision	4,059	4,388	1,973

Net investment income after income taxes	11,848	9,335	8,881
Net realized/unrealized losses of MB and other controlled subsidiaries (1)	(9,556)	(1,881)	(3,869)

Net increase in net assets resulting from operations of MB and other controlled subsidiaries	$2,292	$7,454	$5,012

(1)	Includes $890, $1,450, and ($231) of net realized/unrealized gains (losses) of controlled subsidiaries other than Medallion Bank for the years ended December 31, 2007, 2006, and 2005. Also reflects $5,750 of unrealized depreciation on Medallion Bank in 2007 to adjust the investment carrying amount to reflect the dividend paid to the parent.

The following table presents MB’s balance sheets and the net investment in other controlled subsidiaries as of December 31, 2007 and 2006.

(Dollars in thousands)	2007	2006
Loans	$315,108	$267,840
Investment securities, at fair value	21,838	21,683

Net investments ($0 pledged as collateral under borrowing arrangements at December 31, 2007 and 2006)	336,946	289,523
Cash ($0 at December 31, 2007 and 2006 restricted as to use by lender)	17,025	14,699
Receivable from parent	1,059	—
Other assets, net	6,743	5,209

Total assets	$361,773	$309,431

Other liabilities	$4,080	$832
Payable to parent	—	267
Deposits and federal funds purchased, including accrued interest payable	302,800	261,484

Total liabilities	306,880	262,583
Medallion Bank equity	54,893	46,848

Total liabilities and equity	$361,773	$309,431

Investment in other controlled subsidiaries	$3,667	$3,373

Total investment in MB and other controlled subsidiaries	57,501	50,488

(1)	Included in MB’s net investments is $1,203 and $1,859 for purchased loan premium and facility fees at December 31, 2007 and 2006.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

The following paragraphs summarize the accounting and reporting policies of MB, and provide additional information relating to the table presented above.

Investment securities are purchased from time-to-time in the open market at prices that are greater or lesser than the par value of the investment. The resulting premium or discount is deferred and recognized on a level yield basis as an adjustment to the yield of the related investment. At December 31, 2007 and 2006, the net premium on investment securities totaled $92,000 and $245,000, and amortization expense was $140,000, $160,000, and $177,000 for 2007, 2006, and 2005.

MB’s policies regarding nonaccrual of medallion and commercial loans are similar to those of the Company. The consumer portfolio has different characteristics compared to commercial loans, typified by a larger number of lower dollar loans that have similar characteristics. As a result, these loans are not typically placed on nonaccrual, but are charged off in their entirety when deemed uncollectible, or when they become 120 days past due, whichever occurs first, at which time appropriate collection and recovery efforts against both the borrower and the underlying collateral are initiated. At December 31, 2007, $623,000 of consumer loans to individuals in bankruptcy, representing less than 1% of consumer loans, were on nonaccrual. The amount of interest income on nonaccrual loans that would have been recognized if the loans had been paying in accordance with their original terms was immaterial for all periods presented. None of MB’s medallion or commercial loans were on nonaccrual as of December 31, 2007 and 2006.

MB’s loan and investment portfolios are assessed for collectability on a monthly basis, and a loan loss allowance is established for any realizability concerns on specific investments, and general reserves have also been established for any unknown factors. The consumer portfolio purchase in 2004 was net of unrealized depreciation of $4,244,000, or 5.0% of the balances outstanding, and included a purchase premium of approximately $5,678,000 of which $654,000, $986,000 and $1,511,000 was amortized into interest income during 2007, 2006, and 2005. The premium amounts on the balance sheet were $1,239,000 and $1,893,000 as of December 2007 and 2006. Adjustments to the fair value of this portfolio are based on the historical loan loss data obtained from the seller, adjusted for changes in delinquency trends and other factors as described previously in note 2.

In January 2004, MB commenced raising deposits to fund the purchase of various affiliates’ loan portfolios. The deposits were raised through the use of investment brokerage firms who package deposits qualifying for FDIC insurance into pools that are sold to MB. The rates paid on the deposits are highly competitive with market rates paid by other financial institutions, and include a brokerage fee of 0.25% to 0.55%, depending on the maturity of the deposit, which is capitalized and amortized to interest expense over the life of the respective pool. The total amount capitalized at December 31, 2007 and 2006 was $645,000 and $999,000, and $795,000 $699,000, and $585,000 was amortized to interest expense during 2007, 2006, and 2005. Interest on the deposits is accrued daily and paid monthly, semiannually, or at maturity.

The outstanding balances of fixed rate borrowings were as follows:

	Payments Due for the Fiscal Year Ending December 31,						December 31,		Interest Rate (1)
(Dollars in thousands)	2008	2009	2010	2011	2012	Thereafter	2007	2006
Deposits and fed funds purchased	$200,316	$91,924	$10,560	$—	$—	$—	$302,800	$261,484	4.85%

(1)	Weighted average contractual rate as of December 31, 2007.

MB is subject to various regulatory capital requirements administered by the FDIC and State of Utah Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MB’s and our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MB must meet specific capital guidelines that involve quantitative measures of MB’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. MB’s capital amounts and classification are also subject to qualitative judgments by the bank regulators about components, risk weightings, and other factors.

FDIC-insured banks, including MB, are subject to certain federal laws, which impose various legal limitations on the extent to which banks may finance or otherwise supply funds to certain of their affiliates. In particular, MB is subject to certain restrictions on any extensions of credit to, or other covered transactions, such as certain purchases of assets, with the Company or its affiliates.

Quantitative measures established by regulation to ensure capital adequacy require MB to maintain minimum amounts and ratios as defined in the regulations (set forth in the table below). Additionally, as conditions of granting MB’s application for federal deposit insurance, the FDIC ordered that beginning paid-in-capital funds of not less than $22,000,000 be provided, and that the Tier I Leverage Capital to total assets ratio, as defined, be not less than 15%, and that an adequate allowance for loan losses be maintained. As a result, to facilitate maintenance of MB’s capital ratio requirement and to provide the necessary capital for continued growth, the Company periodically makes capital contributions to Medallion Bank, including an aggregate of $6,800,000 contributed over various months in 2007 and an aggregate of $1,550,000 contributed similarly in 2006. Separately, Medallion Bank paid dividends to the Company of $5,750,000 in 2007 and $0 in 2006. Without the capital infusions by the Company, a portion of the Medallion Bank dividends would have been retained to ensure Medallion Bank met its capital ratio requirements, and in such circumstance, if the Company maintained its dividend at the existing levels, a portion of those dividends could have represented a tax-free return of capital.

The following table represents MB’s actual capital amounts and related ratios as of December 31, 2007 and 2006, compared to required regulatory minimum capital ratios and the ratio required to be considered well capitalized. As of December 31, 2007, MB meets all capital adequacy requirements to which it is subject, and is well-capitalized.

	Regulatory		December 31, 2007	December 31, 2006
(Dollars in Thousands)	Minimum	Well-capitalized
Tier I capital	$13,884	$17,356	$54,869	$47,093
Total capital	26,888	33,610	59,109	50,680
Average assets	—	—	347,111	299,479
Risk-weighted assets	—	—	336,103	284,524
Leverage ratio (1)	4%	5%	15.8%	15.7%
Tier I capital ratio (2)	4	6	16.3	16.6
Total capital ratio (2)	8	10	17.6	17.8

(1)	Calculated by dividing Tier I capital by average assets.
(2)	Calculated by dividing Tier I or total capital by risk-weighted assets.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

(5) FUNDS BORROWED

The outstanding balances of funds borrowed were as follows:

	Payments Due for the Fiscal Year Ending December 31,						December 31, 2007	December 31, 2006	Interest Rate (1)
(Dollars in thousands)	2008	2009	2010	2011	2012	Thereafter
Revolving lines of credit	$290,791	$120,658	$—	$—	$—	$—	$411,449	$348,749	5.58%
SBA debentures	—	—	—	17,985	13,500	45,765	77,250	77,250	6.05
Preferred securities	—	—	—	—	—	33,000	33,000	—	7.68
Notes payable to banks	14,281	1,855	4,714	—	—	—	20,850	15,210	6.81
Margin loans	—	—	—	—	—	—	—	13,928	—

Total	$305,072	$122,513	$4,714	$17,985	$13,500	$78,765	$542,549	$455,137	5.83

(1)	Weighted average contractual rate as of December 31, 2007.

(A) REVOLVING LINES OF CREDIT

In December 2006, and as renegotiated in December 2007, Trust II entered into a revolving line of credit agreement with Citibank N.A., to provide up to $250,000,000 of financing through a commercial paper conduit to acquire medallion loans from MFC (Citi line), of which $120,658,000 was outstanding at December 31, 2007. Borrowings under Trust II’s revolving line of credit are collateralized by Trust II’s assets. MFC is the servicer of the loans owned by Trust II. The Citi line includes a borrowing base covenant and rapid amortization in certain circumstances. In addition, if certain financial tests are not met, MFC can be replaced as the servicer. The Citi line matures in November 2008 with a term-out to December 2009. The interest rate is a pooled short-term commercial paper rate, which approximates LIBOR (4.60% at December 31, 2007), plus 0.47% with a facility fee of 0.15% on the aggregate Citi line, and prior to December 2007 was plus 0.35% with a facility fee of 0.125%.

In September 2002, and as renegotiated in September 2003, January 2005, January 2006, September 2006, and December 2006, the Trust entered into a revolving line of credit agreement (amended) with Merrill Lynch Commercial Finance Corp., as successor to Merrill Lynch Bank, USA (MLB) to provide up to $375,000,000 of financing to acquire medallion loans from MFC (MLB line), of which $290,791,000 was outstanding at December 31, 2007. Borrowings under the Trust’s revolving line of credit are collateralized by the Trust’s assets. MFC is the servicer of the loans owned by the Trust. The MLB line includes a borrowing base covenant and rapid amortization in certain circumstances. In addition, if certain financial tests are not met, MFC can be replaced as the servicer. The MLB line matures in September 2008. Effective January 2005, the interest rate was generally LIBOR (4.60% at December 31, 2007) plus 0.75% with an unused facility fee of 0.375% on unused amounts up to $250,000,000. The facility fees were $500,000 in September 2006, $200,000 in February 2006, $200,000 in January 2006, $300,000 in September 2005; and $94,000 remains to be paid pro rata over the next 3 quarters.

(B) SBA DEBENTURES

In September 2006, the SBA approved a $6,000,000 commitment for FSVC to issue additional debentures to the SBA during a four year period upon payment of a 1% fee and the infusion of $2,000,000 of additional capital. In March 2006, the SBA approved a $13,500,000 commitment for MCI to issue additional debentures to the SBA during a four year period upon payment of a 1% fee and the infusion of $6,750,000 of additional capital. In November 2003, the SBA approved an $8,000,000 commitment for FSVC, and during 2001, the SBA

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

approved $36,000,000 each in commitments for FSVC and MCI. As of December 31, 2007, $80,000,000 of commitments had been fully utilized, and $19,500,000 was available for borrowing.

The notes are collateralized by substantially all the Company’s assets and are subject to the terms and conditions of agreements with the SBA which, among other things, restrict stock redemptions, disposition of assets, new indebtedness, dividends or distributions, and changes in management, ownership, investment policy, or operations. The debentures have been issued in various tranches for terms of ten years with interest payable semiannually.

(C) PREFERRED SECURITIES, NOTES PAYABLE TO BANKS, AND MARGIN LOANS

On September 19, 2007, MFC entered into a $10,000,000 revolving note agreement with Citibank that matures on June 30, 2008. The line is secured by medallion loans of MFC that are in process of being sold to Trust II, any draws being payable from the receipt of proceeds from the sale. The line bears interest at the prime rate (7.25% at December 31, 2007) minus 1.00%, payable monthly. As of December 31, 2007, $0 had been drawn down under this line.

In June 2007, the Company issued and sold $36,083,000 aggregate principal amount of unsecured junior subordinated notes to Fin Trust which, in turn, sold $35,000,000 of preferred securities to Merrill Lynch International and issued 1,083 shares of common stock to the Company. The notes bear a fixed rate of interest of 7.68% to September 2012, and thereafter a variable rate of interest of 90 day LIBOR plus 2.125%. The notes mature in September 2037, and are prepayable at par on or after September 6, 2012. Interest is payable quarterly in arrears. The terms of the preferred securities and the notes are substantially identical. In December 2007, the Company was able to acquire $2,000,000 of the preferred securities for $1,300,000, realizing a gain of $700,000 in a transaction with a third party investor. At December 31, 2007, $33,000,000 was outstanding on the preferred securities.

In March 2007, the Company entered into a margin loan agreement with Smith Barney. The margin loan is secured by the pledge of short-term, high-quality investment securities held by the Company, and is generally available at 99% of the current fair market value of the securities. The margin loan bears interest at LIBOR (4.60% at December 31, 2007) plus 0.35%. As of December 31, 2007, $0 had been drawn down under this margin loan.

In December 2006, the Company entered into a margin loan agreement with Bear Stearns & Co. Inc. The margin loan is secured by the pledge of short-term, high-quality investment securities held by the Company, and is generally available at 99% of the current fair market value of the securities. The margin loan bears interest at LIBOR (4.60% at December 31, 2007) plus 0.50%. As of December 31, 2007, $0 had been drawn down under this margin loan.

In December 2006, certain operating subsidiaries of MFC entered into an aggregate $966,000 of note agreements with New York Commercial Bank, which was increased by $756,000 in January 2007, and by $2,250,000 in May 2007, to an aggregate of $3,972,000. These agreements are collateralized by certain taxicab medallions owned by Medallion Chicago of which $3,848,000 was outstanding at December 31, 2007. The note agreements bear interest at 6.50% or 6.74%, payable monthly. The notes mature December 4, 2009, January 5, 2010 and May 22, 2010, and are guaranteed by the Company. Principal and interest payments of $35,000 are due monthly, with the balance due at maturity.

In October 2006, certain operating subsidiaries of MFC entered into an aggregate $840,000 of note agreements with Metropolitan Bank of New York, which was increased by $2,250,000 in May 2007 to an

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

aggregate of $3,090,000. These agreements are collateralized by certain taxicab medallions owned by Medallion Chicago of which $3,002,000 was outstanding at December 31, 2007. The note agreements bear interest at 6.75% or 6.85%, payable monthly. The notes mature October 30, 2009 and June 1, 2010 and are guaranteed by MFC. Principal and interest payments of $24,000 are due monthly, with the balance due at maturity.

On January 25, 2005, MFC entered into a $4,000,000 revolving note agreement with New York Commercial Bank, formerly known as Atlantic Bank of New York that matured on December 1, 2005, and which maturity was extended by New York Commercial Bank to August 1, 2008. On March 6, 2006, the line of credit was increased to $6,000,000, and was further increased to $8,000,000 in March 2007. The line is secured by medallion loans of MFC that are in process of being sold to the Trust, any draws being payable from the receipt of proceeds from the sale. The line bears interest at the prime rate (7.25% at December 31, 2007) minus 0.25%, payable monthly. As of December 31, 2007, $0 had been drawn down under this line.

On April 26, 2004, the Company entered into a $15,000,000 revolving note agreement with Sterling National Bank that was further extended to June 30, 2008 and was increased to $20,000,000. The line is secured by certain pledged assets of the Company and MBC, and is subject to periodic borrowing base requirements. Effective August 2006, the line bears interest, payable monthly, at LIBOR (4.60% at December 31, 2007) plus 2.0% with no unused fee, and prior to that was at the prime rate, and was subject to an unused fee of 0.125%. As of December 31, 2007, $14,000,000 had been drawn down under this line.

(D) COVENANT COMPLIANCE

In the normal course of business, the Company and its subsidiaries enter into agreements, or are subject to regulatory requirements, that result in loan restrictions. Certain of our debt agreements contain restrictions that require the Company to maintain certain financial ratios, including debt to equity and minimum net worth. In addition, the Company’s wholly-owned subsidiary Medallion Bank is subject to regulatory requirements related to the declaration of dividends.

(6) STOCK OPTIONS

The Company has a stock option plan (2006 Stock Option Plan) available to grant both incentive and nonqualified stock options to employees. The 2006 Stock Option Plan, which was approved by the Board of Directors on February 15, 2006 and shareholders on June 16, 2006, provides for the issuance of a maximum of 800,000 shares of common stock of the Company. At December 31, 2007, 652,384 shares of the Company’s common stock remained available for future grants. The 2006 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The option price per share may not be less than the current market value of the Company’s common stock on the date the option is granted. The term and vesting periods of the options are determined by the Compensation Committee, provided that the maximum term of an option may not exceed a period of ten years.

The Company’s Board of Directors approved a new non-employee director stock option plan (the 2006 Director Plan) on February 15, 2006, which was approved by shareholders on June 16, 2006, and on which exemptive relief to implement the 2006 Director Plan was received from the SEC on August 28, 2007. The 2006 Director Plan provides for an automatic grant of options to purchase 9,000 shares of the Company’s common stock to an Eligible Director upon election to the Board, with an adjustment for directors who are elected to serve less than a full term. A total of 100,000 shares of the Company’s common stock is issuable under the 2006 Director Plan. At December 31, 2007, 55,000 shares of the Company’s common stock remained available for future grants. The option price per share may not be less than the current market value of the Company’s

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

common stock on the date the option is granted. Options granted under the 2006 Director Plan are exercisable annually, as defined in the 2006 Director Plan. The term of the options may not exceed ten years.

The Company’s 1996 Stock Option Plan and 1996 Director Plan terminated on May 21, 2006 and no additional shares are available for future issuance. At December 31, 2007, 1,468,055 shares of the Company’s common stock were outstanding under the 1996 and 2006 plans, of which 1,206,190 shares were exercisable.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair value of options granted was $1.93, $2.25, and $2.05 per share for the years ended December 31, 2007, 2006, and 2005. The following assumptions were used for the shares granted during 2007, 2006, and 2005.

	Year ended December 31,
	2007	2006	2005
Risk free interest rate	4.92%	4.75%	4.32%
Expected dividend yield	8.00	8.00	8.00
Expected life of option in years	5.88	7.00	7.00
Expected volatility (1)	35.00	35.00	44.00

(1)	We determine our expected volatility using the Black-Scholes option pricing model based on our historical volatility.

The following table presents the activity for the stock option program under the 1996 and 2006 Stock Option Plans and the 1996 and 2006 Director Plans for the years ended December 31, 2007, 2006, and 2005.

	Number of Options	Exercise Price Per Share	Weighted Average Exercise Price
Outstanding at December 31, 2004	1,883,209	$ 3.50-29.25	$9.75
Granted	38,000	9.27-9.60	9.44
Cancelled	(48,607)	4.85-18.75	13.61
Exercised (1)	(218,198)	3.87-8.72	5.30

Outstanding at December 31, 2005	1,654,404	3.50-29.25	10.21
Granted	207,162	13.06-13.06	13.06
Cancelled	(151,918)	4.85-29.25	17.03
Exercised (1)	(253,118)	3.70-8.40	4.94

Outstanding at December 31, 2006	1,456,530	3.50-29.25	10.82
Granted	209,674	10.76-11.24	11.11
Cancelled	(95,499)	8.51-13.06	11.78
Exercised (1)	(102,650)	3.87-8.51	6.30

Outstanding at December 31, 2007 (2)	1,468,055	$3.50-29.25	$11.12

Options exercisable at
December 31, 2005	1,505,067	$3.50-29.25	$10.10
December 31, 2006	1,233,512	3.50-29.25	10.79
December 31, 2007 (2)	1,206,190	3.50-29.25	11.13

(1)	The aggregate intrinsic value, which represents the difference between the price of the Company’s common stock at the exercise date and the related exercise price of the underlying options, was $523,000, $1,186,000, and $1,011,000 for 2007, 2006, and 2005.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

(2)	The aggregate intrinsic value, which represents the difference between the price of the Company’s common stock at December 31, 2007 and the related exercise price of the underlying options, was $2,518,292 for outstanding options and $2,453,392 for exercisable options as of December 31, 2007.

The following table presents the activity for the unvested options outstanding under the plan for the year ended December 31, 2007.

	Number of Options	Exercise Price Per Share	Weighted Average Exercise Price
Outstanding at December 31, 2006	223,018	$6.89-13.06	$8.66
Granted	209,674	10.76-11.24	11.11
Cancelled	(50,502)	8.51-13.06	10.99
Vested	(120,325)	6.89-13.06	11.08

Outstanding at December 31, 2007	261,865	$8.51-13.06	$11.08

The fair value of the options vested was $510,000, $1,665,000, and $3,709,000 in 2007, 2006, and 2005.

The following table summarizes information regarding options outstanding and options exercisable at December 31, 2007 under the 1996 and 2006 Stock Option Plans and the 1996 and 2006 Director Plans.

	Options Outstanding Weighted average			Options Exercisable Weighted average
Range of Exercise Prices	Shares at December 31, 2007	Remaining contractual life in years	Exercise price	Shares at December 31, 2007	Remaining contractual life in years	Exercise price
$3.50-5.51	403,200	4.55	$4.88	403,200	4.55	$4.88
6.50-13.75	682,073	6.67	10.58	420,208	5.55	10.27
14.25-15.56	42,848	2.20	14.71	42,848	2.20	14.71
17.25-18.75	289,934	1.43	17.41	289,934	1.43	17.41
29.25-29.25	50,000	0.34	29.25	50,000	0.34	29.25

$3.50-29.25	1,468,055	4.70	11.12	1,206,190	3.89	11.13

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

(7) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table presents the Company’s quarterly results of operations for the years ended December 31, 2007, 2006, and 2005.

(Dollars in thousands except per share data)	March 31	June 30	September 30	December 31
2007 Quarter Ended
Investment income	$10,439	$13,157	$13,555	$14,242
Net investment income (loss) after income taxes	(395)	1,618	1,555	2,520
Net increase in net assets resulting from operations	3,780	4,272	3,602	3,782
Net increase in net assets resulting from operations per common share
Basic	$0.22	$0.24	$0.21	$0.22
Diluted	0.21	0.24	0.20	0.21

2006 Quarter Ended
Investment income	$10,014	$9,338	$9,630	$10,653
Net investment income after income taxes	1,727	329	144	965
Net increase in net assets resulting from operations	1,787	4,076	1,401	5,844
Net increase in net assets resulting from operations per common share
Basic	$0.10	$0.24	$0.08	$0.34
Diluted	0.10	0.23	0.08	0.33

2005 Quarter Ended
Investment income	$8,195	$8,763	$8,863	$8,990
Net investment income after income taxes	1,020	1,854	668	1,040
Net increase in net assets resulting from operations	2,236	447	3,575	603
Net increase in net assets resulting from operations per common share
Basic	$0.13	$0.03	$0.21	$0.04
Diluted	0.13	0.03	0.20	0.03

(8) RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary by clarifying that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a component of equity. It requires that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and shall be applied prospectively, except for the presentation and disclosure requirements which shall be applied retrospectively. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations which establishes principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date fair value, as well as the recognition and measurement of goodwill acquired in a business

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

combination. SFAS No. 141R also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141R is effective prospectively to business combinations in fiscal years beginning on or after December 15, 2008. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which includes an amendment to SFAS No. 115. This statement permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. This statement is effective for fiscal years beginning after November 15, 2007. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position the funded status of a benefit plan; (b) measure defined benefit plan assets and obligations as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise but are not recognized as components of net periodic benefit costs pursuant to prior existing guidance, any adjustment to amounts recognized in accumulated other comprehensive income. The provisions governing recognition of the funded status of a defined benefit plan and related disclosures are effective as of the end of fiscal years ending after December 15, 2006 and not before June 16, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurement.” This statement defines fair values, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. We currently follow fair market value accounting in our consolidated financial statements as a RIC; hence we do not expect the adoption of SFAS No.157 to have a material effect on our financial condition and results of operations. This statement is effective for fiscal years beginning after November 15, 2007.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting For Uncertainty in Income Taxes.” The interpretation sets a recognition threshold and measurement attribute for recognizing tax positions in a company’s financial statements based on a determination whether it is likely or not that the tax position would withstand a tax audit, without regard for the likelihood of a tax audit taking place. Assuming a position meets the”more-likely-than-not” threshold, the interpretation also prescribes a measurement attribute requiring determination of how much of the tax position would ultimately be allowed if challenged. The interpretation is effective for fiscal years beginning after December 15, 2006. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS Nos. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

embedded derivative that require bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, as defined. The adoption of SFAS No. 155 does not have a material impact on our consolidated financial position or results of operations.

(9) SEGMENT REPORTING

We have one business segment, our lending and investing operations. This segment originates and services medallions, secured commercial, and consumer loans, and invests in both marketable and nonmarketable securities.

(10) COMMITMENTS AND CONTINGENCIES

(a) Employment Agreements

The Company has employment agreements with certain key officers for either a three or five-year term. Annually, the contracts with a five-year term will renew for new five-year terms unless prior to the end of the first year, either the Company or the executive provides notice to the other party of its intention not to extend the employment period beyond the current five-year term. In the event of a change in control, as defined, during the employment period, the agreements provide for severance compensation to the executive in an amount equal to the balance of the salary, bonus, and value of fringe benefits which the executive would be entitled to receive for the remainder of the employment period.

Employment agreements expire at various dates through 2012. At December 31, 2007, minimum payments under employment agreements are as follows:

(Dollars in thousands)
2008	$2,198
2009	1,263
2010	773
2011	638
2012	266
2013 and thereafter	—

Total	$5,138

(b) Other Commitments

The Company had portfolio commitments outstanding of $1,760,000 at December 31, 2007 that are generally on the same terms as those to existing borrowers or investees. Commitments generally have fixed expiration dates. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In addition, the Company had approximately $37,162,000 of undisbursed funds relating to revolving credit facilities with borrowers. These amounts may be drawn upon at the customer’s request if they meet certain credit requirements.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Commitments for leased premises expire at various dates through June 30, 2016. At December 31, 2007, minimum rental commitments for non-cancelable leases are as follows:

(Dollars in thousands)
2008	$1,207
2009	1,169
2010	1,114
2011	1,114
2012	1,039
2013 and thereafter	3,173

Total	$8,816

Rent expense was $1,353,000, $1,266,000, and $1,339,000 for the years ended December 31, 2007, 2006, and 2005.

(c) Litigation

The Company and its subsidiaries become defendants to various legal proceedings arising from the normal course of business. In the opinion of management, based on the advice of legal counsel, there is no proceeding pending, or to the knowledge of management threatened, which in the event of an adverse decision would result in a material adverse impact on the financial condition or results of operations of the Company.

(11) RELATED PARTY TRANSACTIONS

Certain directors, officers, and shareholders of the Company are also directors and officers of its wholly-owned subsidiaries, MFC, MCI, FSVC, and MB, as well as of certain portfolio investment companies. Officer salaries are set by the Board of Directors of the Company.

A member of the Board of Directors of the Company since 1996 was also senior counsel in the Company’s primary law firm. Amounts paid to the law firm were approximately $837,000, $542,000, and $198,000 in 2007, 2006, and 2005.

During 2007, 2006, and 2005 we serviced $163,816,000, $155,099,000 and $129,391,000 in loans for MB. Included in net investment income were amounts as described below that were received from MB for services rendered in originating and servicing loans, and also for reimbursement of certain expenses incurred on their behalf:

	Year ended December 31,
(Dollars in thousands)	2007	2006	2005
Servicing fees	$1,395	$1,327	$1,292
Loan origination fees	452	381	276
Reimbursement of operating expenses	173	167	170
Interest income	7	16	15

Total other income	$2,027	$1,891	$1,753

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

SPAC

Included in deferred costs in other assets is $642,000 of investments in and loans to a special purpose acquisition company (the SPAC), 91%-owned by the Company which is currently in registration with the SEC to register units for sale in an initial public offering. Of this amount, $445,000 was repaid upon completion of the offering, which occurred after year end, see note 17. Prior to the consummation of the offering, the Company purchased warrants for $5,900,000 from the SPAC in a private placement which will allow it to acquire 5,900,000 additional shares of common stock. After the offering, the Company owned approximately 18% of the SPAC’s outstanding shares. If the SPAC is unable consummate an approved business combination within 24 months of its offering, the Company’s entire investment in the SPAC will become worthless as all of the assets of the SPAC will be used to repay the public stockholders.

The Company has entered into consulting agreements with ProEminent Sports, LLC and GamePlan, LLC, whose principals act as consultants to the Company for sports related investments and, included within the scope of their duties, also provide services to the SPAC, including serving as its Chief Executive Officer, and assisting generally with the SPAC’s offering and business combination. The Company pays ProEminent Sports a monthly fee of $20,000, and pays Game Plan a monthly fee of $10,000. Following a business combination, in the event the CEO is not offered employment or a board position with the SPAC, the Company has agreed to continue the consulting arrangement for at least an additional twelve months.

The Company will also agree to indemnify the SPAC in the event of the SPAC’s liquidation for all claims of any vendors, service providers, or other entities that are owed money by the SPAC for services or financing provided or contracted for, or for products sold to the SPAC, including claims of any prospective acquisition targets. In addition, the Company, as the majority owner of the SPAC, may advance additional funds for operational and acquisition-related purposes, which may be repaid from the proceeds of the offering or the ultimate disposition of the Company’s equity investment in the SPAC.

Certain of the Company’s officers and directors also serve as officers and directors of the SPAC, and in that role entered into agreements with the SPAC and its underwriter(s) to present to the SPAC, prior to presentation to any other person or entity, opportunities to acquire entities, until the earlier of the SPAC’s consummation of a business combination, the SPAC’s liquidation, or until such time as they cease to be an officer or director of the SPAC. The Company entered into a similar agreement.

SPAC 2

Included in deferred costs in other assets is $504,000 of investments in and loans to a special purpose acquisition company (SPAC 2), 74%-owned by the Company which is currently in organization prior to registration with the SEC to register units for sale in an initial public offering. Up to $375,000 of this may be repayable upon completion of the offering or December 26, 2008, whichever is first. Prior to the offering, the Company will purchase warrants for $4,125,000 from SPAC 2 in a private placement which will allow it to acquire 4,125,000 additional shares of common stock. After the offering, the Company will own approximately 17% of SPAC 2’s outstanding shares. If SPAC 2 is unable consummate an approved business combination within 24 months of its offering, the Company’s entire investment in SPAC 2 will become worthless as all of the assets of SPAC 2 will be used to repay the public stockholders.

The Company will also agree to indemnify SPAC 2 in the event of SPAC 2’s liquidation for all claims of any vendors, service providers, or other entities that are owed money by SPAC 2 for services rendered or contracted for, or for products sold to SPAC 2, including claims of any prospective acquisition targets. In

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

addition, the Company, as the majority owner of SPAC 2, may advance additional funds for operational and acquisition-related purposes, which may be repaid from the proceeds of the offering or the ultimate disposition of the Company’s equity investment in SPAC 2.

Certain of the Company’s officers and directors also serve as officers and directors of SPAC 2, and in that role will enter into agreements with SPAC 2 and its underwriter(s) to present to SPAC 2, prior to presentation to any other person or entity, opportunities to acquire entities, until the earlier of SPAC 2’s consummation of a business combination, SPAC 2’s liquidation, or until such time as they cease to be an officer or director of SPAC 2. The Company will also enter into a similar agreement.

(12) SHAREHOLDERS’ EQUITY

In November 2003, the Company announced a stock repurchase program which authorized the repurchase of up to $10,000,000 of common stock during the following six months, with an option for the Board of Directors to extend the time frame for completing the purchases. In November 2004, the repurchase program was increased by an additional $10,000,000. As of December 31, 2007, 1,386,433 shares were repurchased for $12,606,000.

(13) NONINTEREST INCOME AND OTHER OPERATING EXPENSES

The major components of noninterest income were as follows:

	Year ended December 31,
(Dollars in thousands)	2007	2006	2005
Servicing fees	$1,436	$1,327	$1,879
Prepayment penalties	460	782	874
Late charges	277	228	332
Accretion of discount	—	—	350
Other	271	309	418

Total noninterest income	$2,444	$2,646	$3,853

Included in prepayment penalties in 2006 and 2005 was $629,000 and $810,000 related to the early payoff of several large loans. The decrease in servicing fees, late charges, accretion of discount, and other income from 2005 primarily reflects the sale of BLL’s loan portfolio in October 2005.

The major components of other operating expenses were as follows:

	Year ended December 31,
(Dollars in thousands)	2007	2006	2005
Travel, meals, and entertainment	$548	$491	$652
Office expense	535	294	329
Depreciation and amortization	457	415	579
Miscellaneous taxes	436	274	221
Directors fees	345	492	426
Insurance	308	302	396
Loan collection costs	254	372	237
Telephone	205	194	258
Other expenses	599	678	1,048

Total other operating expenses	$3,687	$3,512	$4,146

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

Operating expenses decreased as a whole primarily due to the sale of BLL in October 2005. Travel, meals, and entertainment increased due to an increase in investment development activities in 2007. Office expenses increased in 2007 due to office repairs and maintenance expenses, and the disposal and writeoffs of certain assets. Miscellaneous taxes increased due to $325,000 of franchise tax expense incurred in 2007 , partially offset by a $113,000 tax refund. Directors fees decreased due to additional fees recorded in 2006 due to increases in the amounts paid to directors and in the number of board meetings held. Loan collection costs were down from unusually high levels in 2006. Other expenses decreased from 2006 primarily reflecting lower other operating expenses and operating losses.

(14) SELECTED FINANCIAL RATIOS AND OTHER DATA

The following table provides selected financial ratios and other data:

	Year ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005	2004	2003
Net share data
Net asset value at the beginning of the year	$9.73	$9.69	$9.83	$8.89	$8.87
Net investment income	0.30	0.18	0.26	0.01	0.13
Income tax (provision) benefit	0.00	0.00	0.00	(0.01)	(0.00)
Net realized gains on investments	0.80	0.17	0.21	0.13	0.63
Net change in unrealized appreciation (depreciation) on investments	(0.23)	0.39	(0.08)	1.09	(0.65)

Net increase in net assets resulting from operations	0.87	0.74	0.39	1.22	0.11
Issuance of common stock	(0.01)	(0.04)	(0.06)	0.00	0.00
Repurchase of common stock	0.01	—	0.03	0.05	—
Distribution of net investment income	(0.45)	(0.44)	(0.29)	(0.14)	(0.09)
Distribution of net realized gains on investments	(0.31)	(0.22)	(0.21)	(0.19)	—
Other	0.02	—	—	—	—

Total increase (decrease) in net asset value	0.13	0.04	(0.14)	0.94	0.02

Net asset value at the end of the year (1)	$9.86	$9.73	$9.69	$9.83	$8.89

Per share market value at beginning of year	$12.37	$11.26	$9.70	$9.49	$3.90
Per share market value at end of year	10.02	12.37	11.26	9.70	9.49
Total return (2)	(13)%	16%	21%	6%	146%

Ratios/supplemental data
Average net assets	$171,503	$167,528	$167,909	$162,843	$162,265
Total expense ratio (3)	28%	23%	21%	18%	17%
Operating expenses to average net assets	10.40	8.91	10.11	9.97	9.97
Net investment income (loss) after taxes to average net assets	3.09	1.89	2.73	(0.01)	1.44

(1)	Includes $0.16, $0.08, $0.12, $0.07, and $0.00 of undistributed net investment income per share as of December 31, 2007, 2006, 2005, 2004, and 2003, and $0.00 of undistributed net realized gains per share for all years presented.
(2)	Total return is calculated by dividing the change in market value of a share of common stock during the year, assuming the reinvestment of dividends on the payment date, by the per share market value at the beginning of the year.
(3)	Total expense ratio represents total expenses (interest expense, operating expenses, and income taxes) divided by average net assets.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

(15) EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Investment Plan (the 401(k) Plan) which covers all full-time and part-time employees of the Company who have attained the age of 21 and have a minimum of one year of service, including the employees of MB. Under the 401(k) Plan, an employee may elect to defer not less than 1% and no more than 15% of the total annual compensation that would otherwise be paid to the employee, provided, however, that employee’s contributions may not exceed certain maximum amounts determined under the Code. Employee contributions are invested in various mutual funds according to the directions of the employee. Beginning September 1, 1998, the Company elected to match employee contributions to the 401(k) Plan in an amount per employee up to one-third of such employee’s contribution but in no event greater than 2% of the portion of such employee’s annual salary eligible for 401(k) Plan benefits. The Company’s 401(k) plan expense, which including amounts for the employees of MB, was approximately $98,000, $59,000, and $67,000 for the years ended December 31, 2007, 2006, and 2005.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standard No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107) requires disclosure of fair value information about certain financial instruments, whether assets, liabilities, or off-balance-sheet commitments, if practicable. The following methods and assumptions were used to estimate the fair value of each class of financial instrument. Fair value estimates that were derived from broker quotes cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

(a) Investments—The Company’s investments are recorded at the estimated fair value of such investments.

(b) Floating rate borrowings—Due to the short-term nature of these instruments, the carrying amount approximates fair value.

(c) Commitments to extend credit—The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and present creditworthiness of the counter parties. For fixed rate loan commitments, fair value also includes a consideration of the difference between the current levels of interest rates and the committed rates. At December 31, 2007 and 2006, the estimated fair value of these off-balance-sheet instruments was not material.

(d) Fixed rate borrowings—The fair value of the debentures payable to the SBA is estimated based on current market interest rates for similar debt.

	December 31, 2007		December 31, 2006
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Investments	$653,046	$653,046	$592,933	$592,933
Cash	33,454	33,454	15,399	15,399
Financial Liabilities
Funds borrowed	542,549	542,549	455,137	455,137

(17) SUBSEQUENT EVENTS

On February 13, 2008, the Company’s board of directors declared a $0.19 per share common stock dividend, payable on March 31, 2008 to shareholders of record on March 14, 2008.

MEDALLION FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007

On January 24, 2008, the SPAC consummated its initial public offering (IPO), the results of which reduced the Company’s ownership to 20%. Immediately prior to the IPO, the Company purchased 5,900,000 warrants of the SPAC, to acquire common stock in the future under various conditions and restrictions, for $5,900,000. At closing, the SPAC repaid the $200,000 note due to the Company and reimbursed the Company for $245,000 of expenses incurred on its behalf.

MEDALLION FINANCIAL CORP.

Consolidated Schedule of Investments

December 31, 2007

(Dollars in thousands)	Industry	State	Security Type	% Held	# of Invest.	% of Total	Interest Rate (1)	Investment Balances
Medallion loans
New York					1,166	61%	6.91%	$399,955
Chicago					286	5	7.43	33,008
Boston					161	5	8.44	32,446
Newark					159	3	8.40	22,058
Cambridge					25	1	8.41	5,174
Other					29	1	7.58	5,481

Total					1,826	76%	7.13%	498,122
Deferred loan acquisition costs								798
Unrealized depreciation on loans								(37)

Medallion loans, net								$498,883

Commercial loans
Secured mezzanine (22% Minnesota, 15% Wisconsin, 11% Indiana, 10% Texas, 7% Iowa, 7% Florida, and 28% all other states)
Manufacturing					21	5%	14.32%	$32,258
Accommodation and food services					4	1	11.40	6,442
Administrative and support services					3	1	17.01	6,265
Wholesale trade					1	1	13.00	4,000
Transportation and warehousing					1	*	14.00	2,850
Professional, scientific, and technical services					2	*	18.81	2,619
Health care and social assistance					1	*	7.00	1,906
Information					3	*	17.67	1,808
Retail trade					1	*	10.88	1,004

Total					37	9%	14.19	$59,152
Asset-based (77% New York, 21% New Jersey, and 2% all other states)
Wholesale trade					10	1%	8.45%	$7,505
Retail trade					7	1	8.87	3,333
Administrative and support services					3	*	8.65	2,879
Transportation and warehousing					5	*	9.51	2,425
Construction					2	*	9.25	1,159
Manufacturing					10	*	10.14	1,111
Arts, entertainment, and recreation					1	*	9.75	569
Finance and insurance					5	*	10.10	506
Professional, scientific, and technical services					1	*	9.25	264
Health care and social assistance					1	*	9.50	89
Real estate and rental and leasing					1	*	9.50	30

Total					46	3%	8.91	$19,870
Other secured commercial (91% New York, 7% New Jersey, and 2% Illinois)
Transportation and warehousing					132	1%	7.25%	$5,152
Accommodation and food services					10	1	9.05	4,763
Retail trade					13	1	11.61	3,843
Other services (except public administration)					18	1	9.56	3,789
Real estate and rental and leasing					6	*	7.39	1,144
Arts, entertainment, and recreation					2	*	8.59	413
Construction					1	*	7.25	148
Manufacturing					1	*	8.00	4

Total					183	3%	9.05	$19,256
Total					266	15%	12.12%	$98,278
Deferred loan acquisition costs								(64)
Unrealized depreciation on loans								(6,432)

Commercial loans, net								$91,782

(1)	Represents the weighted average interest rate of the respective portfolio as of the date indicated.

MEDALLION FINANCIAL CORP.

Consolidated Schedule of Investments

December 31, 2007

(Dollars in thousands)	Industry	State	Security Type	% Held	# of Invest.	% of Total	Interest Rate (1)	Investment Balances
Investment in Medallion Bank and other controlled subsidiaries
Medallion Bank** Salt Lake City, Utah	Commercial banking	Utah	Common stock	100%	1	8%	14.24%	$53,834

Medallion Hamptons Holding, LLC 437 Madison Avenue New York, NY 10022	Real Estate	NY	Membership Interests	100%	1	*	0.00	1,730

Generation Outdoors, LLC 437 Madison Avenue New York, NY 10022	Advertising	NY	Common stock	100%	1	*	0.00	17

Total					3	9%	13.79%	$55,581
Unrealized appreciation on investments in Medallion Bank and other controlled subsidiaries								1,920

Investment in Medallion Bank and other controlled subsidiaries, net								$57,501

Equity investments
PMC Commercial Trust ** 17950 Preston Road, Suite 600 Dallas, TX 75252	Real Estate Investment Trust		Common Stock	*	1	* %	11.2%	$901

Restaurant Technologies 940 Apollo Rd. Suite 110 Eagan, MN 55121	Restaurant Service Provider		Common Stock	*	1	*	0.00	620

Clear Source 2281 Vermont Rte. 66 Randolph, VT 05060	Bottled Water Manufacturer		Warrants	*	1	*	0.00	278

Convergent Capital, Ltd 505 N. Highway 169 Minneapolis MN 35441	Commercial Finance		Limited Partnership Interest	7%	1	*	0.00	240

Micromedics, Inc. 1270 Eagan Industrial Road St. Paul, MN 55121-1385	Medical Device Manufacturer		Common Stock	*	1	*	0.00	59

Star Concessions, Ltd. 8008 Cedar Springs Road, Terminal Building LB Dallas, TX 75235	Airport Food and Retail		Limited Partnership Interest	45%	1	*	0.00	40

Appliance Recycling Centers of America,
Inc.** 7400 Excelsior Boulevard Minneapolis, MN 55426-4516	Appliance Recycler		Common Stock	*	1	*	0.00	—

Total					7	* %	4.70%	$2,138
Unrealized appreciation on equities								2,742

Equity investments, net								$4,880

Investment securities

Total					—	—%	—%	$—
Unrealized appreciation on investment securities								—
Investment securities, net								$—

Total investments at cost					2,102	100%	8.45%	$654,119

Deferred loan acquisition costs								734
Unrealized appreciation on investments in Medallion Bank and other controlled subsidiaries								1,920
Unrealized appreciation on equities								2,742
Unrealized depreciation on loans								(6,469)

Net Investments ($458,102 pledged as collateral under borrowing arrangements)								$653,046

*	Less than 1.0%
**	Not an eligible portfolio company as such term is defined in Section 2(a)(46) of the 1940 Act.
(1)	Represents the weighted average interest rate of the respective portfolio as of the date indicated.

MEDALLION FINANCIAL CORP.

Consolidated Schedule of Investments

December 31, 2006

(Dollars in thousands)	Industry	State	Security Type	% Held	# of Invest.	% of Total	Interest Rate (1)	Investment Balances
Medallion loans
New York					1,187	57%	6.74%	$340,110
Boston					195	6	8.12	32,787
Chicago					335	5	6.88	31,077
Newark					102	2	8.32	10,233
Cambridge					38	1	7.93	8,184
Other					37	1	7.55	5,586

Total					1,894	72%	6.93	427,977
Deferred loan acquisition costs								729
Unrealized depreciation on loans								(457)

Medallion loans, net								$428,249

Commercial loans
Secured mezzanine (24% Minnesota, 13% Wisconsin, 12% Texas, 8% Indiana, 8% Iowa, and 35% all other states)
Manufacturing					18	5%	13.19%	$28,699
Accommodation and food services					4	1	11.50	7,505
Administrative and support services					3	1	16.96	5,939
Transportation and warehousing					1	*	14.00	2,700
Professional, scientific, and technical services					2	*	18.81	2,619
Information					2	*	17.50	2,407
Health care and social assistance					2	*	12.00	2,252
Retail trade					1	*	10.88	1,121
Wholesale trade					1	*	13.75	293
Other services (except public administration)					1	*	12.50	197

Total					35	9%	13.78	$53,732
Asset-based (75% New York, 16% New Jersey, and 9% all other states)
Wholesale trade					8	1%	9.66%	$7,186
Transportation and warehousing					4	*	10.52	3,302
Retail trade					7	*	10.24	2,698
Manufacturing					8	*	11.44	2,145
Administrative and support services					2	*	10.76	1,071
Construction					2	*	10.25	1,030
Real estate and rental and leasing					2	*	10.49	559
Finance and insurance					5	*	11.77	352
Arts, entertainment, and recreation					1	*	11.48	192
Professional, scientific, and technical services					1	*	10.25	133

Total					40	3%	10.28	$18,668
Other secured commercial (75% New York, 10% New Jersey, 8% Arizona, and 7% all other states)
Retail trade					19	*	11.79%	$3,959
Transportation and warehousing					55	*	7.09	3,723
Other services (except public administration)					26	*	9.66	3,712
Real estate and rental and leasing					10	*	8.53	3,047
Accommodation and food services					21	*	10.46	2,795
Information					1	*	11.70	828
Construction					1	*	8.25	305
Arts, entertainment, and recreation					1	*	9.00	97
Manufacturing					2	*	8.95	24
Wholesale trade					1	*	8.50	14

Total					137	3%	9.59	$18,504
Total					212	15%	12.21%	$90,904
Deferred loan acquisition costs								(98)
Unrealized depreciation on loans								(2,599)

Commercial loans, net								$88,207

(1)	Represents the weighted average interest rate of the respective portfolio as of the date indicated.

MEDALLION FINANCIAL CORP.

Consolidated Schedule of Investments

December 31, 2006

(Dollars in thousands)	Industry	State	Security Type	% Held	# of Invest.	% of Total	Interest Rate (1)	Investment Balances
Investment in Medallion Bank and other controlled subsidiaries
Medallion Bank** Salt Lake City, Utah	Commercial banking	Utah	Common stock	100%	1	8%	0.00%	$46,958

Medallion Hamptons Holding, LLC 437 Madison Avenue New York, NY 10022	Real Estate	NY	Membership Interests	100%	1	*	0.00	1,466

Generation Outdoors, LLC 437 Madison Avenue New York, NY 10022	Advertising	NY	Common stock	100%	1	*	0.00	774

Total					3	8%	0.00%	49,198
Unrealized appreciation on investments in Medallion Bank and other controlled subsidiaries								1,250

Investment in Medallion Bank and other controlled subsidiaries, net								$50,448

Equity investments
Clear Channel Communications, Inc. ** 200 East Basse Road San Antonio, TX 78209	Broadcasting - Radio		Common Stock	*	1	2%	2.12%	$12,335

PMC Commercial Trust ** 17950 Preston Road, Suite 600 Dallas, TX 75252	Real Estate Investment Trust		Common Stock	*	1	*	10.7	901

Restaurant Technologies 940 Apollo Rd. Suite 110 Eagan, MN 55121	Restaurant Service Provider		Common Stock	*	1	*	0.00	620

Micromedics, Inc. 1270 Eagan Industrial Road St. Paul, MN 55121-1385	Medical Device Manufacturer		Common Stock	*	1	*	0.00	59

Star Concessions, Ltd. 8008 Cedar Springs Road, Terminal Building LB Dallas, TX 75235	Airport Food and Retail		Limited Partnership Interest	45%	1	*	0.00	40

Appliance Recycling Centers of America, Inc.** 7400 Excelsior Boulevard Minneapolis, MN 55426-4516	Appliance Recycler		Common Stock	*	1	*	0.00	—

Total					7	2%	0.91%	13,955
Unrealized appreciation on equities								2,113

Equity investments, net								$16,068

Investment securities

Federal National Mortgage Association** 3900 Wisconsin Avenue NW Washington, DC 20016	Finance		Bonds	*	1	2%	4.59%	$9,961

Total					1	2%	4.59%	9,961
Unrealized appreciation on investment securities								0

Investment securities, net								$9,961

Total investments at cost					2,114	100%	6.90%	$591,995

Deferred loan acquisition costs								631
Unrealized appreciation on investments in Medallion Bank and other controlled subsidiaries								1,250
Unrealized appreciation on equities								2,113
Unrealized depreciation on loans								(3,056)

Net Investments ($405,817,000 pledged as collateral under borrowing arrangements)								$592,933

*	Less than 1.0%
**	Not an eligible portfolio company as such term is defined in Section 2(a)(46) of the 1940 Act.
(1)	Represents the weighted average interest rate of the respective portfolio as of the date indicated.

MEDALLION BANK

(A wholly owned subsidiary of Medallion Financial Corp.)

Financial Statements for the years ended December 31, 2007, 2006, and, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Medallion Bank

We have audited the accompanying balance sheets of Medallion Bank (the “Bank”) (a wholly owned subsidiary of Medallion Financial Corp.) as of December 31, 2007 and 2006, and the related statements of operations, changes in shareholder’s equity, and cash flows for each of the three years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the three-year period ended December 31, 2007, in conformity with US generally accepted accounting principles.

Weiser LLP New York, New York March 13, 2008

MEDALLION BANK

STATEMENT OF OPERATIONS

For the years ended December 31,

	2007	2006	2005
Interest income
Investments	$1,654,465	$1,589,039	$1,003,954
Loan interest including fees	34,909,582	28,386,375	21,399,022

Total interest income	36,564,047	29,975,414	22,402,976
Interest expense	13,803,604	10,453,732	6,413,604

Net interest income	22,760,443	19,521,682	15,989,372
Provision for loan losses	5,177,823	3,197,752	3,279,713

Net interest income after provision for loan losses	17,582,620	16,323,930	12,709,659
Non-interest income	336,719	490,128	408,047
Gain/(loss) on sale of assets	55,423	26,378	(164,103)
Non-interest expense
Loan servicing	3,520,906	2,951,525	2,505,815
Salaries and benefits	2,174,839	1,953,858	1,655,117
Professional fees	357,477	497,368	311,369
Occupancy and equipment	177,367	154,392	203,956
Credit reports	160,909	124,818	117,878
Regulatory fees	137,059	45,287	51,215
Other	661,324	561,761	698,384

Total non-interest expense	7,189,881	6,289,009	5,543,734

Income before income taxes	10,784,881	10,551,427	7,409,869
Provision for income taxes	4,058,745	4,387,959	1,972,920

Net income	$6,726,136	$6,163,468	$5,436,949

The accompanying notes are an integral part of these financial statements.

MEDALLION BANK

BALANCE SHEETS

December 31,

	2007	2006
Assets
Cash and cash equivalents, substantially all of which are federal funds sold	$17,024,801	$14,698,919
Investment securities available-for-sale	21,837,833	21,682,923
Loans, net of deferred loan acquisition costs	322,419,804	273,896,578
Allowance for loan losses	(7,311,430)	(6,056,785)

Loans, net of allowance for loan losses	315,108,374	267,839,793
Due from affiliates	1,120,371	—
Repossessed inventory	978,057	772,845
Fixed assets, net	198,304	184,091
Deferred tax asset	931,165	—
Taxes receivable	—	19,408
Other assets	4,635,517	4,232,671

Total assets	$361,834,422	$309,430,650

Liabilities and shareholder’s equity
Liabilities
Time deposits, including accrued interest payable of $3,717,323 in 2007 and $3,227,540 in 2006	$302,800,323	$261,483,540
Subordinated debt	105,553	105,553
Other liabilities	3,136,500	485,339
Deferred tax liability, net	—	347,057
Due to affiliates	—	161,694
Taxes payable	898,925	—

Total liabilities	306,941,301	262,583,183

Commitments and contingencies	—	—
Shareholder’s equity
Common stock, $1 par value, 1,000,000 shares authorized, 1,000,000 issued and outstanding	1,000,000	1,000,000
Additional paid in capital	39,000,000	32,200,000
Accumulated other comprehensive loss	24,108	(245,410)
Retained earnings	14,869,013	13,892,877

Total shareholder’s equity	54,893,121	46,847,467

Total liabilities and shareholder’s equity	$361,834,422	$309,430,650

The accompanying notes are an integral part of these financial statements.

MEDALLION BANK

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

For the years ended December 31, 2007, 2006, and 2005

	Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholder’s Equity
Balance at December 31, 2004	$1,000,000	$30,200,000	($49,219)	$2,292,360	$33,443,141
Capital Contributions	—	450,000	—	—	450,000
Net income	—	—	—	5,436,949	5,436,949
Unrealized losses on investment securities	—	—	(193,878)	—	(193,878)
Other	—	—	—	100	100

Balance at December 31, 2005	1,000,000	30,650,000	(243,097)	7,729,409	39,136,312
Capital Contributions	—	1,550,000	—	—	1,550,000
Net income	—	—	—	6,163,468	6,163,468
Unrealized losses on investment securities	—	—	(2,313)	—	(2,313)

Balance at December 31, 2006	1,000,000	32,200,000	(245,410)	13,892,877	46,847,467
Capital Contributions	—	6,800,000	—	—	6,800,000
Net income	—	—	—	6,726,136	6,726,136
Dividends paid to parent	—	—	—	(5,750,000)	(5,750,000)
Unrealized gains on investment securities	—	—	269,518	—	269,518

Balance at December 31, 2007	$1,000,000	$39,000,000	$24,108	$14,869,013	$54,893,121

The accompanying notes are an integral part of these financial statements.

MEDALLION BANK

STATEMENT OF CASH FLOWS

For the years ended December 31,

	2007	2006	2005
Cash flows from operating activities
Net income from operations	$6,726,136	$6,163,468	$5,436,949
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	71,136	47,208	126,677
Provision for loan losses	5,177,823	3,197,752	3,279,713
Amortization of premium on investments	139,868	276,737	176,767
Changes in operating assets and liabilities:
Interest receivable	(447,701)	(733,748)	(448,210)
Repossessed inventory	(205,212)	(291,947)	52,535
Deferred tax asset	(1,449,586)	730,159	(226,201)
Other assets	44,855	(185,224)	(650,273)
Interest payable	489,783	1,137,326	773,179
Taxes payable	918,333	(125,084)	82,819
Other liabilities	2,651,161	144,652	95,344

Net cash provided by operating activities	14,116,596	10,361,299	8,699,299

Cash flows from investing activities
Increase in loans, net	(52,446,405)	(54,329,607)	(35,305,845)
Purchase of investments	(6,166,975)	(8,305,414)	(8,769,496)
Proceeds from maturity of investments	6,313,080	4,279,379	4,904,850
Purchase of premises and equipment	(101,900)	(71,100)	(103,106)
Loss on sale of premises and equipment	11,551	—	—
Proceeds from disposal of premises and equipment	5,000	—	—

Net cash used in investing activities	(52,385,649)	(58,426,742)	(39,273,597)

Cash flows from financing activities
Issuance of time deposits	216,633,000	297,782,000	179,542,000
Payments made at maturity of time deposits	(175,806,000)	(256,543,000)	(147,746,000)
Federal funds purchased	16,245,000	—	—
Payments made at maturity of federal funds purchased	(16,245,000)	—	—
Change in due to parent/affiliates	(1,282,065)	(51,756)	(458,824)
Proceeds from capital contributions	6,800,000	1,550,000	450,000
Dividends paid	(5,750,000)	—	—
Proceeds from payment of subordinated debt	—	(200,000)	—

Net cash provided by financing activities	40,594,935	42,537,244	31,787,176

Net change in cash and cash equivalents	2,325,882	(5,528,199)	1,212,878
Cash and cash equivalents, beginning of the year	14,698,919	20,227,118	19,014,240

Cash and cash equivalents, end of the year	$17,024,801	$14,698,919	$20,227,118

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$12,518,703	$8,617,151	$5,055,254
Cash paid for income taxes	4,590,000	3,782,883	2,138,000
Loans transferred to repossessed inventory	5,391,666	3,664,350	3,161,576

The accompanying notes are an integral part of these financial statements.

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2007

1.	Organization and summary of significant accounting policies

Description of business—Medallion Bank (the Bank) is a limited service industrial bank headquartered in Salt Lake City, Utah. The Bank was formed in May 2002 for the purpose of obtaining an industrial bank (IB) charter pursuant to the laws of the State of Utah. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Medallion). The Bank originates asset-based commercial loans and commercial loans to finance the purchase of taxi medallions (licenses), both of which are marketed and serviced by the Bank’s affiliates who have extensive prior experience in these asset groups. The Bank also originates consumer loans on a national basis that are secured by marine, recreational vehicle, and trailer products to customers with prior credit blemishes. Time certificates of deposits are originated nationally through a variety of brokered deposit relationships.

Basis of presentation—The Bank’s financial statements are presented in accordance with accounting principles generally accepted in the US and prevailing industry practices, which require management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Estimates, by their nature, are based upon judgment and available information. Actual results could differ materially from those estimates.

Cash and cash equivalents—The Bank considers all highly liquid instruments with an original purchased maturity of three months or less to be cash equivalents.

Investment securities—Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires that all applicable investments be classified as trading securities, available-for-sale securities, or held-to-maturity securities. The Bank had $21,838,000 and $21,683,000 of investments at fair value as of December 31, 2007 and 2006. The statement further requires that held-to-maturity securities be reported at amortized cost and available-for-sale securities be reported at fair value, with unrealized gains and losses excluded from earnings, at the date of the financial statements and reported in accumulated other comprehensive income (loss) as a separate component of shareholder’s equity, net of the effect of income taxes, until they are sold. The Bank had $39,000 of net unrealized gains and $402,000 net unrealized losses on available-for-sale securities as of December 31, 2007 and 2006. At the time of sale, any gains or losses, calculated by the specific identification method, will be recognized as a component of operating results and any amounts previously included in shareholder’s equity, which were recorded net of the income tax effect, will be reversed.

Loans—Loans are reported at the principal amount outstanding, net of deferred loan acquisition costs, which primarily includes deferred fees paid to loan originators, and which is amortized to interest income over the life of the loan. Interest income is recognized on an accrual basis. Loans are usually charged-off when they are 120 days contractually past due unless the loan is both well secured and in the process of collection or bankruptcy, or when, in the opinion of management, full collection of principal and interest is unlikely. All interest accrued but not collected for loans that are charged off is reversed against interest income. For the consumer loan portfolio, the process to repossess the collateral is started at 60 days past due. If the collateral is not located and the account reaches 120 days delinquent, the account is charged off. If the collateral is repossessed, a loss is recorded to write the loan down to its fair value less selling costs, and the collateral is sent to auction. When the collateral is sold, the net auction proceeds are applied to the account, and any remaining balance is written off, and any excess proceeds are recorded as a realized gain. Proceeds collected on charged off accounts are recorded as a recovery. Total loans 90 days or more past due were $1,077,381, $631,109, and $694,679 at December 31, 2007, 2006, and 2005.

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

A loan is considered to be impaired when, based on current information and events, it is likely the Bank will be unable to collect all amounts due according to the contractual terms of the original loan agreement. Management considers loans that are in bankruptcy status, but have not been charged-off, to be impaired. These loans are charged-down to fair value and placed on nonaccrual status. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. The interest on these loans is accounted for on the cash basis until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. At December 31, 2007, $623,000 of consumer loans to individuals in bankruptcy, representing less than 1% of consumer loans, were placed on nonaccrual. The amount of interest income on nonaccrual loans that would have been recognized if the loans had been paying in accordance with their original terms was immaterial for all periods presented. None of the Bank’s medallion or commercial loans were on nonaccrual as of December 31, 2007 and 2006.

Allowance for loan losses—In analyzing the adequacy of the allowance for loan losses, the Bank uses historical delinquency and actual loss rates acquired from Medallion and the unrelated financial institution from which the consumer portfolio was purchased. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions, and excess concentration risks. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Credit losses are deducted from the allowance and subsequent recoveries are added.

Fixed assets—Fixed assets are stated at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to expense while significant improvements are capitalized. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Capitalized leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

Income taxes—The Bank uses the asset and liability method in providing income taxes on all transactions that have been recognized in the financial statements. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their existing tax bases. The Bank files its tax returns on a separate company basis.

Other comprehensive loss—The Bank had $270,000, ($2,000), and ($194,000) of net unrealized gains (losses) due to the mark-to-market of available-for-sale securities for the years ended December 31, 2007, 2006, and 2005. The Bank had no other components of comprehensive loss.

Restrictions on dividends, loans, and advances—Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to Medallion. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum standards. The Bank was restricted from paying dividends in the first three years of operations.

Fair value of financial instruments—The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. The Financial Accounting Standards Board (FASB) issued SFAS No. 107,

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

“Disclosures about Fair Value of Financial Instruments,” which excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

Recently issued financial accounting standards—In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary by clarifying that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a component of equity. It requires that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and shall be applied prospectively, except for the presentation and disclosure requirements which shall be applied retrospectively. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations which establishes principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date fair value, as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141R is effective prospectively to business combinations in fiscal years beginning on or after December 15, 2008. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which includes an amendment to SFAS No. 115. This statement permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. This statement is effective for fiscal years beginning after November 15, 2007. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position the funded status of a benefit plan; (b) measure defined benefit plan assets and obligations as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise but are not recognized as components of net periodic benefit costs pursuant to prior existing guidance, any adjustment to amounts recognized in accumulated other comprehensive income. The provisions governing recognition of the funded status of a defined benefit plan and related disclosures are effective as of the end of fiscal years ending after December 15, 2006 and not before June 16, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurement.” This statement defines fair values, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Management is currently assessing the impact this pronouncement will have on our financial condition and results of operations. This statement is effective for fiscal years beginning after November 15, 2007.

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting For Uncertainty in Income Taxes”. The interpretation sets a recognition threshold and measurement attribute for recognizing tax positions in a company’s financial statements based on a determination whether it is likely or not that the tax position would withstand a tax audit, without regard for the likelihood of a tax audit taking place. Assuming a position meets the “more-likely-than-not” threshold, the interpretation also prescribes a measurement attribute requiring determination of how much of the tax position would ultimately be allowed if challenged. The interpretation is effective for fiscal years beginning after December 15, 2006. We do not believe that this pronouncement will have an impact on our financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS Nos. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative that require bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, as defined. The adoption of SFAS No. 155 does not have a material impact on our financial position or results of operations.

2.	Loans and allowance for loan losses

Loans are summarized as follows at December 31.

	2007	2006
Loans
Consumer	$141,210,443	$115,669,616
Taxi medallion	88,890,219	94,891,270
Commercial:
Asset-based	72,929,629	56,841,484
Construction	14,855,725	3,372,624

Total commercial	87,785,354	60,214,108
Deferred loan acquisition costs	4,533,788	3,121,584

Total loans	$322,419,804	$273,896,578

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

Changes in the allowance for loan losses are summarized as follows.

Balance at 12/31/04	$4,106,428
Provision for loan losses	3,279,713
Recoveries	758,377
Loan charge-offs	(3,119,387)

Balance at 12/31/05	5,025,131
Provision for loan losses	3,197,752
Recoveries	1,132,839
Loan charge-offs	(3,298,937)

Balance at 12/31/06	6,056,785
Provision for loan losses	5,177,823
Recoveries	1,397,418
Loan charge-offs	(5,320,596)

Balance at 12/31/07	$7,311,430

The loan charge-offs resulted from the consumer portfolio.

3.	Investment securities

Fixed maturity securities available-for-sale at December 31, 2007 consists of the following.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities, principally obligations of US federal agencies	$19,149,260	$144,982	$120,165	$19,174,077
State and municipalities	2,650,000	23,286	9,530	2,663,756

Total	$21,799,260	$168,268	$129,695	$21,837,833

Fixed maturity securities available-for-sale at December 31, 2006 consists of the following.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities, principally obligations of US federal agencies	$18,905,235	$30,784	$271,461	$18,664,558
State and municipalities	3,180,000	988	162,623	3,018,365

Total	$22,085,235	$31,772	$434,084	$21,682,923

The amortized cost and estimated market value of investment securities as of December 31, 2007 by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Market Value
Due in one year or less	$—	$—
Due after one year through five years	2,779,005	2,861,076
Due after five years through ten years	2,250,000	2,249,170
Due after ten years	16,770,255	16,727,587

Total	$21,799,260	$21,837,833

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

Information pertaining to securities with gross unrealized losses at December 31, 2007 aggregated by investment category and length of time that individual securities have been in a continuous loss position follows.

	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Mortgage-backed securities, principally obligations of US federal agencies	$—	$—	$120,165	$8,291,706
State and municipalities	4,084	495,916	5,446	459,554

Total	$4,084	$495,916	$125,611	$8,751,260

Unrealized losses on securities have not been recognized into income because the issuers’ bonds are of high credit quality, and the Bank has the intent and ability to hold the securities for the foreseeable future. The decline in fair value is primarily due to increased market interest rates. The fair value is expected to recover as the bonds approach the maturity date. There have been no sales of investment securities since the Bank’s inception.

4.	Fixed assets

Fixed assets and their related useful lives at December 31 were as following:

	Useful lives	2007	2006
Computer software	3years	$128,037	$99,537
Furniture and fixtures	5-10years	85,376	74,503
Leasehold improvements	3-5 years	61,550	55,962
Equipment	5 years	40,875	23,104
Telephone equipment	3 years	34,347	29,643
Deposit system	3 years	13,975	13,975
		364,160	296,724
Less accumulated depreciation and amortization		(165,856)	(112,633)

Net fixed assets		$198,304	$184,091

5.	Deposits

At December 31, 2007 the scheduled maturities of all time deposits were as follows.

2008	$200,316,323
2009	91,924,000
2010	10,560,000

Total	$302,800,323

All time deposits are in denominations of less than $100,000 and have been originated through Certificate of Deposit Broker relationships. The weighted average interest rate of deposits outstanding at December 31, 2007 was 4.85%.

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

6.	Income taxes

Income taxes are summarized as follows.

	2007	2006	2005
Current
Federal	$4,770,556	$3,168,568	$1,938,554
State	737,776	489,231	303,255
Deferred
Federal	(1,263,743)	730,160	(37,107)
State	(185,844)	—	(5,580)

Provision	4,058,745	4,387,959	2,199,122
Change in Valuation allowance for tax assets	—	—	(226,202)

Net provision for income taxes	$4,058,745	$4,387,959	$1,972,920

The following table reconciles the provision for income taxes to the US federal statutory income tax rate for the years ended December 31, 2007, 2006, and 2005.

	2007	2006	2005
US federal statutory tax rate	34.0%	34.0%	34.0%
State taxes	4.3	4.6	4.1
Prior year under (over) accrual	4.0	7.4	(4.5)
Change in valuation allowance	—	—	(3.1)
Other	(4.7)	(4.4)	(3.9)

Effective income tax rate	37.6%	41.6%	26.6%

The difference between the federal statutory income tax rate and the Bank’s effective income tax rate applicable to income from continuing operations for the year ended December 31, 2007 was primarily due to state taxes and adjustments of prior year deferred tax asset.

The Bank files its tax returns on a separate company basis. In 2003, the Bank set up a valuation reserve for a deferred tax asset, as it did not have an operating history to demonstrate that it would realize such net operating losses. The valuation reserve was reversed by $297,000 in 2005.

Deferred tax balances reflected in the balance sheet were as follows.

	2007	2006
Provision for loan losses	$2,727,106	$676,194
Loan origination fees	(1,768,963)	(1,215,572)
Unrealized (gains) losses on investments	(14,465)	156,901
Other	(12,513)	35,420

Net deferred tax asset (liability)	$931,165	$(347,057)

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

7.	Other transactions with affiliates

The Bank’s taxi medallion and asset-based commercial loans aggregated $163,816,000 and $155,099,000 at December 31, 2007 and 2006. These loans are marketed and serviced by the affiliates. The Bank paid $1,395,000, $1,327,000, and $1,292,000 for loan servicing fees to affiliates for 2007, 2006, and 2005. Origination fees of $529,000, $540,000, and $396,000 were capitalized as deferred costs and will be amortized to interest income over the life of the loan for 2007, 2006, and 2005. Amortization costs were $526,000, $567,000, and $350,000 for 2007, 2006, and 2005.

As part of the settlement for the purchase of the taxi medallion loans, the Bank issued a subordinated promissory note to Medallion for $305,553 in 2004. The promissory note is interest bearing at the rate of 3 month Libor (4.97% at December 31, 2007) plus 125 basis points, adjustable quarterly, interest paid monthly. The promissory note will be used to cover any loss that may arise in the taxi medallion loan purchased portfolio. The note was paid down to $105,553 in 2006. The remaining balance of the promissory note will be repaid to Medallion after the purchased portfolio has liquidated. Interest expense of $7,000, $16,000, and $15,000 was paid on this note for 2007, 2006, and 2005.

At December 31, 2007, the Bank was owed $1,120,000 from affiliates for payments due the Bank on collection of loan payments by affiliates, partially offset by origination fees, monthly servicing fees on loans, charges for corporate overhead, legal and business development expenses due to the affiliates.

The bank reimbursed the parent for expenses incurred on its behalf of $173,000, $167,000, and $170,000 for 2007, 2006, and 2005.

8.	401(k) plan

The Bank participates in the 401(k) plan offered by Medallion. The 401(k) Plan covers all full and part-time employees of the Bank who have attained the age of 21 and have a minimum of one year of service. Under the 401(k) Plan, an employee may elect to defer not less than 1% and no more than 15% of the total annual compensation that would otherwise be paid to the employee, provided however, that employees’ contributions may not exceed certain maximum amounts determined under the Internal Revenue Code. Employee contributions are invested in various mutual funds according to the directions of the employee. At the discretion of Medallion’s Board of Directors, the Bank can provide for employer matching contributions. Medallion has elected to match employee contributions up to one-third of the employee’s contribution, but not greater than 2% of the portion of the employee’s annual salary eligible for 401(k) benefits. For the years ended December 31, 2007 and 2006 the Bank provided $15,000 and $11,000 in employer matching, which amount is included in salaries and benefits expense on the accompanying statement of operations.

9.	Commitments and contingencies

Lines of credit—At December 31, 2007, the Bank had unsecured Federal Funds lines with correspondent banks of $15,000,000.

Loans—At December 31, 2007, the Bank had commitments to extend credit of $26,228,000 to asset-based customers as long as there is no violation of any condition established in the contract. The Bank had commitments to extend credit of $3,486,000 to real estate customers for unfunded amounts.

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

Leases—The Bank leases office space under a non-cancelable operating lease that expires November 2012. Rental expense related to the lease was $111,000 and $112,000 for the years ended December 31, 2007 and 2006. The Bank has the option to extend the lease term for an additional five years.

Future minimum lease payments under this operating lease as of December 31, 2007 were as follows:

2008	$87,815
2009	90,469
2010	93,172
2011	95,967
2012	90,383

Total	$457,806

On February 26, 2007 the Bank leased additional office space adjacent to the main office. The future minimum lease payments under this operating lease are as follows:

2008	$31,462
2009	32,412
2010	32,194
2011	33,158
2012	34,154

Total	$163,380

10.	Capital requirements

The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC) and the Utah Department of Financial Institutions (UDFI). Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the bank regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as defined in the regulations (set forth in the table below). Additionally, as conditions of granting the Bank’s application for federal deposit insurance, the FDIC ordered that beginning paid-in-capital funds of not less than $22,000,000 be provided, and that a ratio of Tier 1 Capital as defined in section 325.2 of the FDIC Rules and Regulations (12 C.F.R. § 325.2), to total assets of not less than 15% will be maintained, and an adequate allowance for loan losses shall be maintained and no dividends shall be paid throughout the first three years of operation. Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

MEDALLION BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2007

The Bank’s actual and the regulatory minimum capital amounts and ratios are presented in the following table.

	Actual		Minimum for Capital Adequacy Purposes		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Capital (to average assets)	$54,869,000	15.8%	$13,884,440	4.0%	$17,355,550	5.0%
Tier 1 Capital (to risk-weighted assets)	54,869,000	16.3	13,444,120	4.0	20,166,180	6.0
Total Capital (to risk-weighted assets)	59,109,000	17.6	26,888,240	8.0	33,610,300	10.0

11.	Fair value of financial instruments

Statement of Financial Accounting Standard No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107) requires disclosure of fair value information about certain financial instruments, whether assets, liabilities, or off-balance-sheet commitments, if practicable. The following methods and assumptions were used to estimate the fair value of each class of financial instrument. Fair value estimates that were derived from broker quotes cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

(a) Investments—The Bank’s investments are recorded at the estimated fair value of such investments.

(b) Floating rate borrowings—Due to the short-term nature of these instruments, the carrying amount approximates fair value.

(c) Commitments to extend credit—The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and present creditworthiness of the counter parties. For fixed rate loan commitments, fair value also includes a consideration of the difference between the current levels of interest rates and the committed rates. At December 31, 2007 and 2006, the estimated fair value of these off-balance-sheet instruments was not material.

(d) Fixed rate borrowings—The fair value of time deposits issued is estimated based on current market interest rates for similar debt.

	December 31, 2007		December 31, 2006
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Loans	$315,108	$315,108	$267,840	$267,840
Investment securities	21,838	21,838	21,683	21,683
Cash	17,025	17,025	14,699	14,699
Financial Liabilities
Funds borrowed	302,906	302,906	261,589	261,589

PART C

Other Information

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

(1) Financial Statements

(2) Exhibits

Number	Description
a.1	Restated Medallion Financial Corp. Certificate of Incorporation. Filed as Exhibit 2(a) to our Registration Statement on Form N-2 (File No. 333-1670) and incorporated by reference herein.
a.2	Amendment to Restated Certificate of Incorporation. Filed as Exhibit 3.1.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (File No. 814-00188) and incorporated by reference herein.
b.	Restated By-Laws. Filed as Exhibit (b) to our Registration Statement on Form N-2 (File No. 333-1670) and incorporated by reference herein.
c.	Not applicable.
d.1	Instruments defining the rights of holders of securities. See Restated Certificate of Incorporation. Filed as Exhibit 2(a) to our Registration Statement on Form N-2 (File No. 333-1670) and incorporated by reference herein.
d.2	Instruments defining the rights of holders of securities. See Amendment to Restated Certificate of Incorporation. Filed as Exhibit 3.1.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (File No. 814-00188) and incorporated by reference herein.
d.3	Instruments defining the rights of holders of securities. See Restated By-Laws. Filed as Exhibit (b) to our Registration Statement on Form N-2 (File No. 333-1670) and incorporated by reference herein.
e.	Dividend Reinvestment Plan. Filed as Exhibit (e) to our Registration Statement on Form N-2 (File No. 333-1670) and incorporated by reference herein.
f.	Not applicable.
g.	Not applicable.

Number	Description
h.**	Form of Underwriting Agreement.
i.1	First Amended and Restated Employment Agreement, between Medallion Financial Corp. and Alvin Murstein dated May 29, 1998. Filed as Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 814-00188) and incorporated by reference herein.
i.2	First Amended and Restated Employment Agreement, between Medallion Financial Corp. and Andrew M. Murstein dated May 29, 1998. Filed as Exhibit 10.20 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 814-00188) and incorporated by reference herein.
i.3	Employment Agreement, between Medallion Financial Corp. and Michael Kowalsky dated August 3, 2006. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 4, 2006 (File No. 814-0018) and incorporated by reference herein.
i.4	Medallion Financial Corp. Amended and Restated 1996 Stock Option Plan. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 (File No. 814-0018) and incorporated by reference herein.
i.5	Medallion Financial Corp. Amended and Restated 1996 Non-Employee Directors Stock Option Plan. Filed as Exhibit A to our Request Form on Amendment and the Order by the Commission approving the plan as of April 3, 2000 (File No. 812-11800) and incorporated by reference herein.
i.6	2006 Employee Stock Option Plan. Filed as Exhibit II to our definitive proxy statement for our 2006 Annual Meeting of Shareholders filed on April 28, 2006 (File No. 814-0018) and incorporated by reference herein.
i.7	2006 Non-Employee Director Stock Option Plan. Filed as Exhibit I to our definitive proxy statement for our 2006 Annual Meeting of Shareholders filed on April 28, 2006 (File No. 814-00188) and incorporated by reference herein.
i.8	Medallion Funding Corp. 401(k) Savings Plan. Filed as Exhibit (i.2) to our Registration Statement on Form N-2A (File No. 333-1670) and incorporated by reference herein.
j.	Custodial Agreement, dated as of September 13, 2002, among the lenders thereto, Taxi Medallion Loan Trust I, Medallion Funding Corp. and Wells Fargo Bank Minnesota, N.A. Filed as Exhibit 10.8 to the Current Report on Form 8-K filed on September 18, 2002 (File No. 814-0018) and incorporated by reference herein.
k.1	Agreement and Plan of Merger, dated September 3, 2004, between Medallion Financial Corp., Medallion Taxi Media, Inc., Clear Channel Communications, Inc., and Checker Acquisition Corp. Filed as Exhibit 2.1 to the Current Report on Form 8-K, filed on September 10, 2004 (File No. 814-0018) and incorporated by reference herein.
k.2	Amended and Restated Asset Purchase Agreement, dated October 17, 2005, by and among Medallion Financial Corp., Business Lenders, LLC, and BLL Acquisition LLC. Filed as Exhibit 2.1 to the Current Report on Form 8-K, filed on October 18, 2005 (File No. 814-0018) and incorporated by reference herein.
k.3	Third Amended and Restated Promissory Note, dated September 5, 2006, by Taxi Medallion Loan Trust I, in favor of Merrill Lynch Commercial Finance Corp. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 8, 2006 (File No. 814-0018) and incorporated by reference herein.
k.4	Amended and Restated Revolving Secured Line of Credit Promissory Note, dated March 6, 2006, by Medallion Funding Corp., in favor of Atlantic Bank of New York. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on March 9, 2006 (File No. 814-0018) and incorporated by reference herein.
k.5	Amendment to Amended and Restated Revolving Secured Line of Credit Promissory Note, dated August 1, 2006, by Medallion Funding Corp., in favor of Atlantic Bank of New York. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on August 4, 2006 (File No. 814-00188) and incorporated by reference herein.
k.6	Amendment No. 2 to Amended and Restated Revolving Secured Line of Credit Promissory Note, dated January 16, 2007, by Medallion Funding Corp., in favor of New York Commercial Bank, formerly known as Atlantic Bank of New York. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 17, 2007 (File No. 814-00188) and incorporated by reference herein.

Number	Description
k.7	Amendment to Amended and Restated Revolving Secured Line of Credit Promissory Note, dated March 22, 2007, by Medallion Funding Corp. in favor of Atlantic Bank. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on April 18, 2007 (File No. 814-00188) and incorporated by reference herein.
k.8	Amendment to Amended and Restated Revolving Secured Line of Credit Promissory Note, dated as of July 26, 2007, by Medallion Funding Corp., in favor of Atlantic Bank. Filed as Exhibit 4.2 to the Current Report on Form 8-K filed on August 3, 2007 (File No. 814-00188) and incorporated by reference herein.
k.9	Amendment to Amended and Restated Revolving Secured Line of Credit Promissory Note, dated as of September 26, 2007, by Medallion Funding Corp., in favor of Atlantic Bank. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 27, 2007 (File No. 814-00188) and incorporated by reference herein.
k.10	Substitute Revolving Credit Note, dated December 31, 2007, by Medallion Financial Corp., in favor of Sterling National Bank. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 3, 2008 (File No. 814-00188) and incorporated by reference herein.
k.11	Amended and Restated Promissory Note, dated November 29, 2007, by Taxi Medallion Loan Trust II, in favor of Citicorp North America, Inc. (the “Managing Agent”) for the benefit of the lenders in the Managing Agent’s related lender group. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on December 4, 2007 (File No. 814-00188) and incorporated by reference herein.
k.12	Indenture of Lease, dated October 31, 1997, by and between Sage Realty Corporation, as Agent and Landlord, and Medallion Financial Corp., as Tenant. Filed as Exhibit 10.64 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 814-0018) and incorporated by reference herein.
k.13	First Amendment of Lease, dated September 6, 2005, by and between Medallion Financial Corp. and Sage Realty Corporation. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 12, 2005 (File No. 814-0018) and incorporated by reference herein.
k.14	Amended and Restated Loan and Security Agreement dated as of September 13, 2003, by and among Taxi Medallion Loan Trust I and Merrill Lynch Commercial Finance Corp. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 (File No. 814-0018) and incorporated by reference herein.
k.15	Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated August 12, 2004, by and between Taxi Medallion Loan Trust I and Merrill Lynch Commercial Finance Corp. Filed as Exhibit 10.9 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 814-0018) and incorporated by reference herein.
k.16	Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated January 7, 2005, by and between Taxi Medallion Loan Trust I and Merrill Lynch Commercial Finance Corp. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on January 11, 2005 (File No. 814-0018) and incorporated by reference herein.
k.17	Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated January 9, 2006, by and between Taxi Medallion Loan Trust I and Merrill Lynch Commercial Finance Corp. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on January 11, 2006 (File No. 814-0018) and incorporated by reference herein.
k.18	Amendment No. 4 to Amended and Restated Loan and Security Agreement, dated September 5, 2006, by and between Taxi Medallion Loan Trust I and Merrill Lynch Commercial Finance Corp. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 8, 2006 (File No. 814-00188) and incorporated by reference herein.
k.19	Amendment No. 5 to Amended and Restated Loan and Security Agreement, dated December 19, 2006, by and between Taxi Medallion Loan Trust I and Merrill Lynch Commercial Finance Corp. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 21, 2006 (File No. 814-00188) and incorporated by reference herein.
k.20	Loan and Sale Contribution Agreement, dated as of September 13, 2002, between Medallion Financial Corp. and Taxi Medallion Loan Trust I. Filed as Exhibit 10.5 to the Current Report on Form 8-K filed on September 18, 2002 (File No. 814-0018) and incorporated by reference herein.

Number	Description
k.21	Loan Sale and Exchange Agreement, dated as of September 13, 2002, between Medallion Financial Corp. and Medallion Funding Corp. Filed as Exhibit 10.6 to the Current Report on Form 8-K filed on September 18, 2002 (File No. 814-0018) and incorporated by reference herein.
k.22	Servicing Agreement, by and among Taxi Medallion Loan Trust I, Medallion Funding Corp., and Merrill Lynch Bank USA, dated as of September 13, 2002. Filed as Exhibit 10.7 to the Current Report on Form 8-K filed on September 18, 2002 (File No. 814-0018) and incorporated by reference herein.
k.23	Amendment to Servicing Agreement, by and among Taxi Medallion Loan Trust I, Medallion Funding Corp. and Merrill Lynch Commercial Finance Corp. as successor in interest to Merrill Lynch Bank USA, dated as of September 12, 2003. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 (File No. 814-0018) and incorporated by reference herein.
k.24	Amendment No. 2 to Servicing Agreement, by and among Taxi Medallion Loan Trust I, Medallion Funding Corp. and Merrill Lynch Commercial Finance Corp. as successor in interest to Merrill Lynch Bank USA, dated as of September 1, 2004. Filed as Exhibit 10.15 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 814-0018) and incorporated by reference herein.
k.25	Amended and Restated Trust Agreement, dated as of September 13, 2002, by and between Medallion Funding Corp. and Wachovia Trust Company, N.A. Filed as Exhibit 10.9 to the Current Report on Form 8-K filed on September 18, 2002 (File No. 814-0018) and incorporated by reference herein.
k.26	Amendment to Amended and Restated Trust Agreement, dated December 19, 2006, by and between Medallion Funding Corp. and U.S. Bank Trust, N.A., as successor-in-interest to Wachovia Trust Company, N.A. Filed as Exhibit 10.22 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 814-0018) and incorporated by reference herein.
k.27	Loan and Security Agreement, dated April 26, 2004, by and between Medallion Financial Corp. and Sterling National Bank. Filed as Exhibit 10.18 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 814-0018) and incorporated by reference herein.
k.28	First Amendment to Loan and Security Agreement, dated as of July 28, 2005, by and between Medallion Financial Corp. and Sterling National Bank. Filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 (File No. 814-0018) and incorporated by reference herein.
k.29	Second Amendment to Loan and Security Agreement, dated August 14, 2006, by and between Medallion Financial Corp. and Sterling National Bank. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 16, 2006 (File No. 814-00188) and incorporated by reference herein.
k.30	Third Amendment to Loan and Security Agreement, dated July 31, 2007, by and between Medallion Financial Corp. and Sterling National Bank. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 3, 2007 (File No. 814-00188) and incorporated by reference herein.
k.31	Fourth Amendment to Loan and Security Agreement, dated December 31, 2007, by and between Medallion Financial Corp. and Sterling National Bank. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on January 3, 2008 (File No. 814-00188) and incorporated by reference herein.
k.32	Commitment Letter, dated March 1, 2006, by the Small Business Administration to Medallion Capital, Inc., accepted and agreed to by Medallion Capital, Inc. on March 8, 2006. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on March 9, 2006 (File No. 000-27812) and incorporated by reference herein.
k.33	Commitment Letter, dated September 20, 2006, by the Small Business Administration to Freshstart Venture Capital Corp., accepted and agreed to by Freshstart Venture Capital Corp. on October 10, 2006. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 11, 2006 (File No. 814-00188) and incorporated by reference herein.
k.34	Loan And Security Agreement, dated as of December 19, 2006, among Taxi Medallion Loan Trust II, the persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the financial institutions from time to time party thereto as Managing Agents, and Citicorp North America, Inc., as Administrative Agent. Filed as Exhibit 10.2 to the Current Report on Form 8-K filed on December 21, 2006 (File No. 814-00188) and incorporated by reference herein.

Number	Description
k.35	Amendment No. 1 to Loan And Security Agreement, dated as of November 29, 2007, among Taxi Medallion Loan Trust II, the persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the financial institutions from time to time party thereto as Managing Agents, and Citicorp North America, Inc., as Administrative Agent. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 4, 2007 (File No. 814-00188) and incorporated by reference herein.
k.36	Servicing Agreement, dated as of December 19, 2006, among Medallion Funding Corp., Taxi Medallion Loan Trust II, and Citicorp North America, Inc. Filed as Exhibit 10.3 to the Current Report on Form 8-K filed on December 21, 2006 (File No. 814-00188) and incorporated by reference herein.
k.37	Loan Sale and Contribution Agreement, dated December 19, 2006, by and between Medallion Funding Corp. and Taxi Medallion Loan Trust II. Filed as Exhibit 10.4 to the Current Report on Form 8-K filed on December 21, 2006 (File No. 814-00188) and incorporated by reference herein.
k.38	Amended and Restated Trust Agreement, dated as of December 19, 2006, by and between Medallion Funding Corp. and U.S. Bank Trust, N.A. Filed as Exhibit 10.5 to the Current Report on Form 8-K filed on December 21, 2006 (File No. 814-00188) and incorporated by reference herein.
k.39	Fixed/Floating Rate Junior Subordinated Note, dated June 7, 2007, by Medallion Financial Corp., in favor of Medallion Financing Trust I. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 11, 2007 (File No. 814-00188) and incorporated by reference herein.
k.40	Junior Subordinated Indenture, dated as of June 7, 2007, between Medallion Financing Trust I and Wilmington Trust Company as trustee. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 11, 2007 (File No. 814-00188) and incorporated by reference herein.
k.41	Amended and Restated Trust Agreement, dated as of June 7, 2007, among Medallion Financial Corp. as depositor, Wilmington Trust Company as property trustee and Delaware trustee and the Administrative Trustees named therein. Filed as Exhibit 10.2 to the Current Report on Form 8-K filed on June 11, 2007 (File No. 814-00188) and incorporated by reference herein.
k.42	Purchase Agreement, dated as of June 7, 2007, among Medallion Financial Corp., Medallion Financing Trust I, and Merrill Lynch International. Filed as Exhibit 10.3 to the Current Report on Form 8-K filed on June 11, 2007 (File No. 814-00188) and incorporated by reference herein.
k.43	Master Note, dated September 19, 2007, by Medallion Funding Corp., in favor of Citibank, N.A. Filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 21, 2007 (File No. 814-00188) and incorporated by reference herein.
k.44	Security Agreement, dated September 19, 2007, by Medallion Funding Corp., in favor of Citibank, N.A. Filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 21, 2007 (File No. 814-00188) and incorporated by reference herein.
l.	Opinion of Willkie Farr & Gallagher LLP and consent to its use.†
m.	Not applicable.
n.1*	Consent of Weiser LLP, independent registered public accounting firm.
n.2*	Opinion of Weiser LLP, independent registered public accounting firm, regarding “Senior Securities” table contained herein.
o.	Not applicable.
p.	Not applicable.
q.	Not applicable.
r.	Code of Ethical Conduct and Insider Trading Policy.†

*	Filed herewith.
**	To be filed by amendment.
†	Previously filed.

ITEM 26. MARKETING ARRANGEMENTS

The information contained under the heading “Plan of Distribution” on this Registration Statement is incorporated herein by reference and any information concerning any underwriters for a particular offering will be contained in the prospectus supplement related to that offering.

ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Commission registration fee	$12,500
NASDAQ Listing Fee	45,000
NASD filing fee	75,000
Accounting fees and expenses	150,000
Legal fees and expenses	150,000
Printing and engraving	200,000
Registrar and transfer agent’s fees	25,000
Miscellaneous fees and expenses	42,500

Total	$700,000

*	Estimated for filing purposes.

All of the expenses set forth above shall be borne by us.

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

Name	Percentage of Voting Securities Owned By Us	Jurisdiction of Organization
Medallion Funding Corp. (1)	100%	New York
Medallion Capital, Inc. (1)	100%	Minnesota
Freshstart Venture Capital Corp. (1)	100%	New York
Medallion Bank (2)	100%	Utah
MedOreo Co., Inc. (1)	100%	New York
Generation Outdoor, Inc. (2)	100%	Delaware
Medallion Hamptons Holding LLC (2)	100%	Delaware

(1)	These subsidiaries are included in our Consolidated Financial Statements.
(2)	These subsidiaries are not included in our Consolidated Financial Statements because Securities and Exchange Commission regulations prohibit the consolidation of non-investment companies with investment companies.

ITEM 29. NUMBER OF HOLDERS OF SECURITIES

The following table sets forth the approximate number of record holders of our common stock as of May 2, 2008.

Title of Class	NUMBER OF RECORD HOLDERS
Common stock, $0.01 par value	138

ITEM 30. INDEMNIFICATION

Section 145 of the DGCL grants us the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in our right where the person involved is adjudged to be liable to us except to the extent approved by a court. Article TENTH of our certificate of incorporation as currently in effect provides that we shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH permits the Board of Directors to authorize the grant of indemnification rights to our other employees and agents and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

Article V, Section 2 of our by-laws provides that we shall have the power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of our certificate of incorporation eliminates a director’s personal liability for monetary damages to us and its shareholders for breaches of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not then permitted under the DGCL.

Our by-laws and certificate of incorporation provide indemnification to the maximum extent permitted by Delaware law and the 1940 Act.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

Not Applicable.

ITEM 32. LOCATION OF ACCOUNTS AND RECORDS

We maintain at our principal office physical possession of each account, book, or other document required to be maintained by Section 31(a) of the 1940 Act as applicable, pursuant to Section 64 of the 1940 Act.

ITEM 33. MANAGEMENT SERVICES

Not Applicable.

ITEM 34. UNDERTAKINGS

1. We undertake to suspend the offering of the securities until the prospectus is amended if (1) subsequent to the effective date of its registration statement, the net asset value declines more than ten percent from its net asset value as of the effective date of the registration statement; or (2) the net asset value increases to an amount greater than the net proceeds as stated in the prospectus.

2. We undertake:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(b) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3. We undertake:

(a) that for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(b) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on the 5th day of May, 2008.

MEDALLION FINANCIAL CORP.

By:	/s/ ALVIN MURSTEIN
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ALVIN MURSTEIN Alvin Murstein	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 5, 2008

/s/ LARRY D. HALL Larry D. Hall	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2008

/s/ ANDREW M. MURSTEIN Andrew M. Murstein	President and Director	May 5, 2008

* Henry L. Aaron	Director	May 5, 2008

* Mario M. Cuomo	Director	May 5, 2008

* Henry D. Jackson	Director	May 5, 2008

* Stanley Kreitman	Director	May 5, 2008

* Frederick A. Menowitz	Director	May 5, 2008

* David L. Rudnick	Director	May 5, 2008

* Lowell P. Weicker, Jr.	Director	May 5, 2008

*By:	/S/ ALVIN MURSTEIN
Alvin Murstein

/S/ ANDREW M. MURSTEIN
Andrew M. Murstein As Attorneys-In-Fact

EXHIBIT INDEX

Number	Description
n.1	Consent of Weiser LLP, independent registered public accounting firm.
n.2	Opinion of Weiser LLP, independent registered public accounting firm, regarding “Senior Securities” table contained herein.